UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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TriCo Bancshares 63 Constitution Drive Chico, California 95973 Phone: (530) 898-0300 www.tcbk.com
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Date	Thursday, May 23, 2024
Time	9:30 AM, Pacific Time
Record Date	April 2, 2024
Location	63 Constitution Drive
Chico, CA 95973
NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of TriCo Bancshares will be held on Thursday, May 23, 2024, at 9:30 AM Pacific Time for the following purposes:

Items of Business
Proposal 1:     Elect 11 directors for terms expiring at the 2025 Annual Meeting of Shareholders. The nominees for election are:

Kirsten E. Garen	Cory W. Giese	John S. A. Hasbrook	Margaret L. Kane
Michael W. Koehnen	Anthony L. Leggio	Martin A. Mariani	Thomas C. McGraw
Jon Y. Nakamura	Richard P. Smith	Kimberley H. Vogel
Proposal 2:    Approve the 2024 Equity Incentive Plan.
Proposal 3:    Approve, on an advisory basis, the compensation of our executives.
Proposal 4:    Ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2024.
Proposal 5:     Attend to any other business properly presented at the meeting.

We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.

As a shareholder, your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. We request that all shareholders be present at the meeting in person or by proxy to ensure that we have a quorum.

By Order of the Board of Directors,
Michael W. Koehnen
Secretary, TriCo Bancshares
Chico, California
April 19, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2024

TriCo’s Annual Report on Form 10-K for the period ending December 31, 2023 and the 2024 Proxy Statement are available at https://www.tcbk.com/about/investor-relations.

For more information on how to cast your vote,
please see the Questions and Answers section beginning on page 76.

YOUR VOTE IS IMPORTANT TO TRICO BANCSHARES. Regardless of whether or not you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

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Proposals to be Voted on at the Annual Meeting
The Board of Directors of TriCo Bancshares ("TriCo," the "Company" or “we”) is providing this proxy statement to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place at 9:30 a.m., Pacific Time on May 23, 2024, and any adjournments and postponements of the annual meeting, which we refer to collectively as the "meeting." These proxy materials were first made available to shareholders on or about April 19, 2024.

As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement. The following is a summary of the proposals that will be presented at the meeting.

1.Election of Directors
Eleven directors will be elected this year for terms expiring at our annual meeting in 2025. Each nominee is currently serving as a director of TriCo. The nominees for election are:

Kirsten E. Garen	Cory W. Giese	John S. A. Hasbrook	Margaret L. Kane
Michael W. Koehnen	Anthony L. Leggio	Martin A. Mariani	Thomas C. McGraw
Jon Y. Nakamura	Richard P. Smith	Kimberley H. Vogel

Brief biographies of the director nominees are found at “Board of Directors.” These biographies include each nominee’s age, business experience, a description of some of the experience, qualifications, attributes or skills that led us to conclude that each nominee should serve as a director of the Company and certain other information.
The 11 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present, subject to the Company's majority withhold vote policy. We know of no reason why any nominee may be unable to serve as director. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board of Directors (the “Board”) may reduce the size of the Board.
Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our Bylaws, which are described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”
The Board recommends a vote FOR the election of all 11 nominees.

2.Approval of the 2024 Equity Incentive Plan
We are asking our shareholders to approve the 2024 Equity Incentive Plan (2024 Plan). Details regarding the plan and why the Board has adopted the plan, subject to shareholder approval, can be found at “Proposal No. 2 – Approval of the 2024 Equity Incentive Plan” beginning on page 29. Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting, provided the number of shares voting in favor of the proposal is also a majority of the shares required to constitute a quorum.

The Board recommends a vote FOR the proposal to approve the 2024 Equity Incentive Plan.

3.Advisory Vote Concerning Executive Compensation
We are asking our shareholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the meeting, shareholders will have the opportunity to endorse or not endorse our executive compensation programs through an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement by voting on the following proposal:
Proxy Statement 1

“Resolved, that our shareholders approve, on an advisory basis, the compensation of our Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion disclosed in this proxy statement.”

Detailed information about the compensation of our named executive officers is included in the sections titled “Compensation of Named Executive Officers” beginning on page 56 and “Compensation Discussion and Analysis,” beginning on page 39. Our executive compensation programs are designed to attract and retain well-qualified executives and to link executive officer compensation to, and to reward executive officers for, the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs achieve these objectives.

The proposal will be adopted if a majority of the shareholders are present and voting on the proposal vote in favor of the proposal, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. As an advisory vote, this proposal is not binding on TriCo. However, our Board of Directors and our compensation and management succession committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. We expect that the next advisory vote on our executive compensation program will occur at our 2025 annual meeting of shareholders.

The Board recommends a vote FOR approval of the Company’s executive compensation program.

4.Ratification of Selection of Independent Registered Public Accounting Firm
Our audit committee has selected the firm of Moss Adams LLP as our independent registered public accounting firm for 2024.
The affirmative vote of a majority of those shareholders are present and voting at the meeting will ratify the selection of Moss Adams LLP as our independent registered public accounting firm, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. If shareholders fail to ratify the appointment of Moss Adams LLP, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.
Additional information concerning this proposal can be found at “Independent Registered Public Accounting Firm” on page 74.
The Board recommends a vote FOR the ratification of the selection of
Moss Adams LLP as our independent registered public accounting firm for 2024.

Your vote is important! Please cast your vote as soon as possible, but, if you vote by Internet or phone, you must vote no later than 11:59 p.m. Eastern Time on May 22, 2024, for common stock held directly.

For more information on how to cast your vote, please see the Questions and Answers section beginning on page 76.

PROXY STATEMENT HIGHLIGHTS

Attending the Annual Meeting:
Shareholders of record of TriCo Bancshares common stock or authorized representatives of a beneficial holder of TriCo Bancshares Common Stock, or their legal proxy holders, as of the close of business on April 2, 2024, the record date, are entitled to attend the Annual Meeting. The meeting will start at 9:30 a.m. Pacific Time on May 23, 2023, at the Company’s headquarters, located at 63 Constitution Drive, Chico, CA 95973.

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Shareholders may vote before the date of the meeting using one of the methods provided on the proxy card. Shareholders holding shares of common stock directly, though our transfer agent, Computershare, may vote at the meeting. We recommend that shareholders vote by mail, internet, or telephone prior to the meeting, even if they plan to attend the meeting in person.

For more information on how to cast your vote,
please see the Questions and Answers section beginning on page 76.

About Our Company
TriCo Bancshares is a bank holding company headquartered in Chico, California. Our common stock is listed on the Nasdaq Stock Market where it trades under the symbol "TCBK".
Through our subsidiary, Tri Counties Bank (the "Bank"), we provide customers Service with Solutions® through our branch network and loan production offices in communities throughout California. The Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TCBK.com to learn more. The information on our website is not part of this proxy statement.

Corporate Performance Highlights
•Net interest margins that exceeded peers and most regional and national financial institutions
•Strong capital, liquidity, and asset quality positions
•Stability of net income which was $117.4 million for 2023, as compared to $125.4 million during 2022
•$9.9 billion in assets at December 31, 2023 and December 31, 2022
•Continued to maintain an above peer allowance for credit losses to total loan ratio and below peer non-performing asset and past due loan ratios
•Operating efficiency was 55.8% in 2023 compared to 53.0% in 2022 amid strong inflationary and competitive pressures
•Continued investment in people, processes, and technology to enhance our risk management capabilities and to drive process improvement and ability to scale

Corporate Governance Highlights
Our Board of Directors is committed to strong and effective governance and oversight. Annually, the Board reviews and, as necessary, enhances its practices in relation to Board independence, Board accountability, and Board effectiveness. Below are some highlights of our Board governance program.

Board Independence
•Strong Independent Lead Director: The Board of Directors has an active and empowered Independent Lead Director.
•Substantial Majority of Independent Directors: Ten of our eleven directors are independent under Nasdaq listing standards. The Chief Executive Officer is the only member of management who is nominated for election to the Board of Directors.
•Independent Director-Led Committees: All committees of the Board of Directors are comprised of and chaired by directors who are independent under Nasdaq listing standards.
•Executive Sessions: Independent directors meet in executive session as needed at regularly scheduled board and committee meetings.
Proxy Statement 3

Board Accountability
•Corporate Culture: Directors review and approve our Code of Business Conduct and Ethics annually.
•Attendance: Directors nominated for election had a 99% aggregate attendance rate in 2023 for all Board and assigned committee meetings.
•Annual Elections Subject to Majority Vote: Our board has implemented a majority voting policy for uncontested director elections. The policy requires a director receiving more “Withhold” than “For” votes to submit a resignation, which will be considered by the corporate governance and nominating committee.
•Retirement Age: To encourage Board turnover/refreshment, our Bylaws provide that a director shall not stand for re-election at the Annual Meeting if that director will be 75 years or older at the time of election.
•Director Compensation: Director compensation is reviewed and approved annually by the compensation and management succession committee.
•Oversight of Strategy: The Board of Directors oversees the development of our strategic plan each year and receives updates on the implementation of strategic plans throughout the year at regularly scheduled Board meetings. The Board also reviews the risk assessment of the strategic plan.
•Stock Ownership Requirements: Directors are required to own TriCo stock equal in value to three times their annual retainer fee within five years of their Board appointment.
•Oversight of Succession Planning: The Board engages in an annual succession planning review meeting in addition to regular succession planning discussions at the committee level.
•New Board Members: We have had five new independent directors since 2020.
•Diverse Skills and Experience: Our directors have skills and experience in the areas of banking, finance and accounting, digital technology, marketing, regulatory, public company, C-suite, information technology, cyber security, small business, risk management, compliance, legal, agriculture sustainability, and thorough knowledge of the Company's geographic and banking/financial sector markets.
•Commitment to Diversity: The Board has outlined its commitment to diversity in the corporate governance guidelines, see "Board of Directors - Commitment to Diversity" on page 15..

Board Effectiveness
•Committee Self-Assessments: The Board, and all of its committees conduct annual evaluations. The Board and management implement action plans and make adjustments based on directors’ feedback.
•Director Skills and Expertise: The Board annually reviews directors’ skills and expertise to ensure the Board represents a diverse skill set oriented to the historic and emerging needs of our business. The Board has added five new directors since 2020 to further enhance the Board’s skills and expertise. The Board does not consider individual directors to be responsible for particular areas of the Board's focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors, that, as a whole, represent a mix of experiences and skills that allows appropriate deliberation of all issues that the Board might be likely to consider.
•Director Education/Training: We maintain a director education program, with director education sessions conducted throughout the year. Directors are also encouraged to attend outside education events and report what they learned to the entire Board.
•Over-boarding Restrictions: All directors are subject to over-boarding restrictions and can serve on no more than four (4) public company boards (including TriCo).
•Strong Corporate Governance Guidelines: The corporate governance guidelines and board committee charters are reviewed annually to maintain strong and sound governance practices.

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Executive Compensation Highlights

Strong Best Practices
•Annual review of pay equity practices
•Annual say-on-pay advisory vote
•Robust code of business conduct and ethics
•Pay for performance
•Use of independent compensation consultant which reports directly to the compensation and management succession committee
•No excise tax gross-ups
•No option repricing without shareholder approval
•Stock ownership guidelines for executive officers
•Clawback policy and provisions
•Balanced focus between short and long-term forms of incentive compensation, which are tied to Company performance and shareholder value creation

Environmental, Social and Governance (ESG) Highlights

Overview
We take a comprehensive approach to corporate social responsibility that includes investing in our communities and creating a culture of strong corporate governance and risk management. We believe that this approach enables us to more effectively serve our stockholders, clients, communities, and colleagues.

While our approach to ESG continues to evolve, we are currently focusing on creating value through the following prioritized areas: governance; diversity, equity and inclusion (“DEI”); engaging and empowering employees; and investing in our communities, including affordable housing, direct giving, partnering with small business investment companies, and employee volunteerism. We will continue to evaluate and assess how ESG can be measured and monitored by community financial institutions such as the Company.

Human Capital / Social Highlights

We believe that a high-performing collaborative workforce in an environment that supports diverse thought and opinions is the key to success. As such, we continuously seek to attract, develop, and retain an engaged workforce by providing a safe and inclusive environment that values unique opinions and beliefs, inspires innovative solutions, and enables people to thrive.

Diversity
•Continue to expand the ratio of minorities and women in leadership roles.
•Focus on accelerated advancement of entry level compensation, including continued transparency of eligible compensation ranges.

Employee Engagement
•Provide competitive health, wellness, and financial benefits programs as well as services that assist employees in maintaining a healthy work-life balance.
•Maintain enhanced talent recruitment, retention, and development strategy through forward-looking career conversations combined with targeted development opportunities tied to comprehensive succession planning.
•Enhance tools to collect and measure employee feedback through company-wide pulse surveys twice a year followed by transparent action plans.
•Committed to the safety of our customers, employees, and the physical security of our banking facilities.
•Sponsored a number of employees each year to attend nationally recognized post graduate banking school programs.
Proxy Statement 5

For more information about our human capital management practices, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023.

Corporate Social Responsibility - Community Engagement
Our success is contingent upon and a reflection of the successful economic growth and vitality of the communities we serve. Each year, we work hard to provide a wider range of financial resources and services with the goal of reaching those who may have traditionally been neglected by other banks. To this end, in 2023, Tri Counties Bank continued to demonstrate our leadership by:

•Collaborating with community partners to develop down payment assistance programs and fully funding down payment grants for low- and moderate-income borrowers throughout our branch footprint.
•Creating a Homeownership Access Program, a special purpose credit program that offers a lender credit of up to $7,500, specifically focused on increasing homeownership in historically disadvantaged Black and Hispanic communities throughout California. In addition, we established a relationship with a nationally recognized community development organization whose mission is to work together with low-income families to build and sustain healthy homes and communities, to offer a unique mortgage loan that recognizes the sweat equity contributions of homeowners.
•Partnering with a non-profit economic development district that serves a three-county area by providing business financing and collaboration in economic development to create a support network providing mentorship and customized technical assistance to minority business owners.
•Joining forces with a non-profit organization that provides affordable, safe, and sustainable housing and services for low-income and disadvantaged residents, a recognized humanitarian relief organization, a federal housing finance agency, and a community foundation to create an innovative model that will bring affordable rental units to areas devastated by natural disasters.
•Supporting our communities with $1.5 million in donations and sponsorships including over $800,000 in charitable contributions to support low- and moderate-income community initiatives.
•Encouraging our employees to give back to the communities we serve, leading to both monetary contributions and more than 11,000 volunteer hours of service to non-profits, community organizations, schools, and youth programs. Over 3,500 hours were focused on providing leadership, financial literacy training and support to organizations that benefit low-and-moderate-income communities.
•Collecting more than 29,000 pounds of nonperishable pantry items in 29 counties through California. Five pounds of food equates to one meal for a family of four, thus the food collected equates to approximately 5,800 meals for a family of four.
•Continuing our scholarship program that awards greater than $110,000 annually to students who demonstrate interest in public service, community engagement and business entrepreneurship. In 2023, the Bank awarded sixty $1,500 scholarships to students with a Student Aid Index of zero or less, and a minimum GPA of 2.5.
•Maintaining our Bank On Certification of our MoneySmart Checking product in order to promote safe and affordable banking services to under-banked individuals.
Environmental Highlights
Throughout our daily operations we seek ways to reduce our impact on the environment by eliminating or reducing the use of paper statements and documents where possible.

•We regularly encourage our customers to sign up to receive statements and notices electronically through the use of E-statements and E-notices and to take advantage of our online and mobile banking services.
•We continued to roll out our initiative that will allow for many documents to be signed electronically.
•We encourage our employees to reduce their use of paper documents where possible and to receive tax documents through the use of E-tax forms.
6 TriCo Bancshares

•Our operations center utilizes solar panels to reduce energy use.
•We give our shareholders the opportunity to receive our proxy materials electronically to help us reduce our production, use and delivery of significant quantities of paper.
•A portion of our workforce periodically works remotely with some completely remote.
•We completed the phase-out of many printers and copy machines as the business units continue to adopt paperless operating processes.

Our Culture
Our values are the foundation and the moral compass for everything we do.
Our values should guide every conversation we have, every decision we make, and every interaction we have with our customers and our fellow employees.
Our values are simple and rely on common sense – just some basic rules to live and work by. The difference is in how we abide by our values and hold each other accountable.
We won’t always be perfect, but we strive to live and work by these every day.
We have five core T.R.I.C.O. values:
•Trust - We strive to earn the trust of our customers and colleagues.
•Respect - We appreciate and value others and treat them kindly.
•Integrity - We act with sincerity and honor the commitments we've made.
•Communication - We are thoughtful and transparent in our communication.
•Opportunity - We look for ways to exceed the expectations of our customers.

Shareholder Alignment and Engagement
Executive management held approximately 38 in-person meetings and 43 virtual shareholder/investor meetings in 2023. Some of the virtual and in-person meetings had more than one shareholder present. Feedback from shareholders is important to consider and we value opportunities for engagement.

Proxy Statement 7

BOARD OF DIRECTORS

At the meeting, shareholders will elect 11 directors to serve for terms expiring at TriCo’s 2025 Annual Meeting of Shareholders. Each of the following persons listed and described below is nominated for election as a director at the meeting. Each nominee currently serves as a director of TriCo and our wholly-owned subsidiary, Tri Counties Bank. In addition to the TriCo Board committees, the directors also serve on committees of the Bank’s Board of Directors. Age is as of April 2, 2024.

Kirsten E. Garen
Age: 61 Director Since: 2020	Committees: • IT/Cybersecurity (Chair) • CRA	• Audit
Since January 2024, Ms. Garen has been a partner at Fortium Partners, headquartered in Plano, TX, which provides technology leadership-as-a-service. From November 2020 to August 2022, Ms. Garen was SVP, Chief Information Officer at CDK Global, San Jose, CA, a provider of integrated data and technology solutions to the automotive, heavy truck, recreation, and heavy equipment industries. From August 2017 to March 2020, she was EVP, Chief Information Officer for Delta Dental of California/Dentegra Insurance Co., San Francisco, CA. She also led the Technology, Cybersecurity and Enterprise Project Management Office for Delta Dental of California and its affiliate companies. From 2011 to July 2017, she was Senior Executive Vice President and Chief Information Officer at Bank of the West, San Francisco, CA (now BMO Harris Bank, N.A., a subsidiary of BMO Financial Group, Toronto, Canada). She has over 20 years of experience managing IT strategies and implementation for financial services and insurance companies. She is currently an advisory board member for Netskope, a cloud provider of cybersecurity services, a board member for the NorCal International Women’s Forum, a member of the National Association of Corporate Directors, and a former board member of the Commonwealth Club of California, and a former advisory board member of FTV Capital, a private equity firm.
We nominated Ms. Garen due to her experience in creating and implementing business and technology roadmaps, including portfolio construction, delivery metrics, digital modernization, cybersecurity and risk mitigation as well as her information technology expertise.

Cory W. Giese
Age: 45 Director Since: 2013	Committees: • Risk • IT/Cybersecurity	• Nominating and Corporate Governance • Executive
Mr. Giese has been Independent Lead Director since May 2020. Mr. Giese is a Certified Public Accountant and is a principal at Cory Giese CPA, a certified public accounting firm in Truckee, CA since 2006. From April 2013 to February 2019, he was principal and owner of Giese Swany, LLC, a certified public accounting firm in Incline Village, NV. He is also a managing member of ERP Rentals, LLC a privately held real estate investment entity. He also serves as a tax consultant for Asena Family Office, an international tax and advisory firm since January 2024.
We nominated Mr. Giese based on his business background, accounting background and his ties to and familiarity with several of the communities in which we operate.

8 TriCo Bancshares

John S. A. Hasbrook
Age: 64 Director Since: 2002	Committees: • Nominating and Corporate Governance (Chair) • Compensation and Management Succession	• Audit
Mr. Hasbrook is President of SunWest Wild Rice Co., Inc., Winters, CA a food marketing company since 2000 and President of Hasbrook-Fetter Farms, Inc., Winters, CA, a family-owned farming operation since 1988. He was Vice President, Marketing of SunWest Foods, Inc., Davis, CA, a rice milling and marketing company until his retirement in 2021 where he had been partner since 1989.
He has been a board member of the Solano Water Agency, Lower Putah Creek Coordinating Committee since 2023, a municipal agency responsible for management and restoration of the Putah Creek watershed in California.
Mr. Hasbrook also serves as an advisor to the Santa Clara University Center for Food Innovation and Entrepreneurship and is a member of the finance and audit committees of the Catholic Diocese of Sacramento since 2016.
We nominated Mr. Hasbrook because of his experience in the areas of finance, marketing, banking and deep roots in agribusiness and food marketing. His broad business experience and community involvement provides the Board with valuable insights concerning the primary communities in which the Bank operates and the agricultural industry (including climate and sustainability matters) in particular.

Margaret L. Kane
Age: 68 Director Since: 2020	Committees: • CRA (Chair) • IT/Cybersecurity	• Risk
Dr. Kane is President and Chief Executive Officer of Kane Bank Services (“KBS”), Sacramento, CA, a consulting firm she founded in 1999. KBS provides consulting services to domestic and international financial institutions in areas including customer experience and advocacy, sales management, product distribution, employee and manager training and development, distribution strategies, and revenue growth. Prior to 2020, KBS provided consulting services to the Bank, advising on strategic planning and executive development. Prior to KBS, from 1988 to 1998, Dr. Kane was an Executive Vice President at Wells Fargo Bank, San Francisco, CA, prior to its combination with Norwest Corp, Minneapolis, MN where she was head of the retail branch network and also developed and managed the bank’s
In-Store Banking Program from inception. Dr. Kane is a member of the executive committee of the Harvard Alumni Association in Cambridge, MA, serving as treasurer, as well as a board member of the Harvard Alumni Association since 2018. She has also served on the boards of numerous non-profit organizations throughout her career.
We nominated Dr. Kane because of her deep understanding of the banking industry, including banks our size as well as large national and international institutions, her experience in retail banking, and her knowledge in strategic planning, development and execution. She is also very active in the Sacramento community and has in-depth knowledge of this key market and its businesses.

Proxy Statement 9

Michael W. Koehnen
Age: 63 Director Since: 2002	Committees: • Risk	• Executive
Mr. Koehnen has been our Vice Chairman since 2010 and Corporate Secretary since 2021. He is an owner and since 1994, President of C.F. Koehnen & Sons, Inc., Glenn, CA, a fourth-generation family farming and beekeeping company. Mr. Koehnen is also owner of C.F. Koehnen & Sons Orchards and president and owner of Riverwest Processing, Glenn, CA, an almond processing company, and president of several other agricultural-related entities, including Koehnen Farming Company, PK Exports, Koehnen Farming Company and K3 Exports Inc.
We nominated Mr. Koehnen because of his leadership experience and knowledge of corporate governance, business operations and financial investment related matters. In addition, his extensive involvement in businesses related to the agricultural industry allows him to provide valuable insights to the Board regarding agriculture, sustainability, climate and domestic, commodities, and international supply-chain matters. Furthermore, he has held a significant number of shares of the Company for some time, providing prospective on long-term shareholder interests.

Anthony L. Leggio
Age: 71 Director Since: 2022	Committees: • Risk • CRA
Mr. Leggio became a director upon our acquisition of Valley Republic Bancorp in March 2022. Prior to that he served as a director of Valley Republic Bancorp and Valley Republic Bank since its start in 2008. He has been President/Manager of Bolthouse Properties, LLC, a commercial and residential real estate development firm located in Bakersfield, CA since January 2006. He is Manager and President of Bolthouse Investments, LLC, Bakersfield, CA, a registered investment advisor. Mr. Leggio served as Vice President and General Counsel of Wm Bolthouse Farms from July 2001 until December 2005. Previously, Mr. Leggio was managing partner of a Bakersfield area law firm for nearly 25 years.
Mr. Leggio serves as a director of Tejon Ranch Company, Lebec, CA (NYSE: TRC), a diversified real estate development and agribusiness company (since 2012) and is currently chairman of TRC's audit committee as well as a member of its executive and real estate committees. He is also a director of a number of private company boards located in Central and Southern California in the petroleum, auto and manufacturing fields. He is a licensed attorney in the State of California.
We have nominated Mr. Leggio because of his community involvement as well as his knowledge of key industries in, and the economies of, the Central Valley of California. In addition, he has experience in implementing business strategies and strategic plans, agriculture and farming, energy production, real estate development, legal matters, conservation, sustainability, and financial and investment management. Furthermore, he holds a significant number of shares of the Company, providing perspective on long-term shareholder interests.

10 TriCo Bancshares

Martin A. Mariani
Age: 67 Director Since: 2014	Committees: • Compensation and Management Succession (Chair) • Nominating and Corporate Governance	• Audit
Mr. Mariani farms almonds and walnuts and is a partner in Mariani Nut Company of Winters, California (nut processing). He is also a managing member of Monticello Farming Company, Winters, CA (almonds & walnuts) and Scribe Vineyards & Winery, Sonoma, CA. Mr. Mariani was a director of North Valley Bancorp from 2004 until its merger with TriCo in 2014. Previously, he was a director of Yolo Community Bank. He is a board member, treasurer and chairman of the audit committee of the California Walnut Marketing Board; a member of the Dean’s Advisory Board for the College of Agriculture and Environmental Sciences at UC Davis; and a fellow at the American Leadership Forum, Mountain Valley Chapter.
We nominated Mr. Mariani based on his small business and agricultural industry background as well as his familiarity with, and deep roots in, community banking. In addition, his agricultural background allows him to provide valuable insights to the Board regarding sustainability, climate and supply-chain matters.

Thomas C. McGraw
Age: 72 Director Since: 2018	Committees: • CRA • IT/Cybersecurity	• Risk • Executive
Mr. McGraw has been a director since we acquired FNB Bancorp in 2018. Prior to that he was the Chief Executive Officer of FNB Bancorp and its subsidiary, First National Bank of Northern California (“First National Bank”) from 2002 to 2018 and its president from 2021 to 2022. He was director of FNB Bancorp from 2001 to 2018 and director of First National Bank from 1989 to 2018.
We have nominated Mr. McGraw because of his extensive knowledge of key issues and trends affecting the Company, the San Francisco Bay Area banking market, First National Bank's customers, and the banking industry in general. Mr.
McGraw also is active in the communities we serve and has a deep understanding of marketing from his years at First National Bank as well as his tenure as a communications consultant in San Mateo and Marin Counties in California since 1987. Moreover, as the former CEO of FNB Bancorp and First National Bank, he has extensive knowledge of key issues and trends affecting the Company and its business in the San Francisco Bay Area. Furthermore, he has held a significant number of shares of the Company for some time, providing perspective on long-term shareholder interests.

Jon Y. Nakamura
Age: 67 Director Since: 2022	Committees: • Audit • Risk (Chair)
Mr. Nakamura was employed by MUFG Union Bank, N.A. from 2005 to January 2022, including serving as Director and Assistant General Counsel from 2014; prior to that he served as SVP, Compliance Counsel. In these roles, he advised the bank and its holding company, MUFG Americas Holding Corporation, regarding a range of legal, risk and financial regulatory matters. Previously he served as Assistant General Counsel of the Federal Reserve Bank of San Francisco from 1999 to 2005. He is a licensed attorney in the State of California. He is Treasurer of the San Francisco Athletic Hall of Fame.
We have nominated Mr. Nakamura because of his depth of knowledge in legal, compliance and risk matters facing the banking industry, and his experience at a larger growth-oriented financial institution. He also has deep roots in the San Francisco Bay Area, including Santa Clara County, providing insight into a number of our important growth markets.
Proxy Statement 11

Richard P. Smith
Age: 66 Director Since: 1999	President & CEO Board Chairman	Committees: • Executive
Mr. Smith has been Chairman of the Board since May 2020. He has served as the President and Chief Executive Officer of TriCo and the Bank since 1999. Mr. Smith joined the Bank in 1994 as Vice President and Chief Information Officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Furthermore, Mr. Smith was named president of the Bank and executive vice president of TriCo in 1998. Mr. Smith served as Chairman of the California Bankers Association during 2011 and is currently a member of the California Bankers board of directors and has served on several of their committees.
We have nominated Mr. Smith because we believe that including the President and Chief Executive Officer on the
Board is important and assists the Board in keeping abreast of TriCo’s operations and management’s progress on corporate initiatives. Further, Mr. Smith has over 30 years of banking experience, including over 25 years as the Bank’s chief executive officer. In addition, Mr. Smith serves (or has served) on a number of industry association committees discussed above. This wealth of experience allows him to provide valuable insights to the Board concerning the banking industry and the Bank.

Kimberley H. Vogel
Age: 56 Director Since: 2020	Committees: • Audit (Chair) • IT/Cybersecurity	• Compensation and Management Succession
Ms. Vogel was President, Co-Founder and director of BaseVenture Investing, Inc., a cloud-based software company that develops investment management solutions for financial reporting, data visualization, and process management in San Rafael, CA from 2014 to 2019, serving as Transitional President in 2019 after the company was sold to Fidelity National Information Services, Jacksonville, FL (FIS). From 2005 to 2014, Ms. Vogel served as Chief Financial Officer at mFoundry, a provider of mobile banking and mobile payment services in Larkspur, CA. FIS purchased mFoundry in 2013.
Ms. Vogel is a member of the board of directors: of Triple Point Venture Growth BDC Corp. (NYSE: TPVG), Menlo Park, CA, an externally-managed business development company focused on providing customized debt financing and equity investments to venture growth stage companies in technology and other high growth industries (since 2021)(member of its audit, valuation, governance and nominating, and compensation committees); on the board of directors Forge Global Holdings, Inc. (NYSE: FRGE), San Francisco, CA, a provider of marketplace infrastructure, data services and technology solutions for private market participants (since 2022)(member of audit - chair, compensation - chair, and governance and nominating committees and formerly on risk committee); Forge Europe GmbH, Federal Republic of Germany a private securities marketplace since 2024; and a board member of Zachaphie, Inc., San Francisco, CA, a privately held company involved in real estate since 2013. In addition, she serves on the board of trustees of Saint Mary’s College of California, Moraga, CA and is an ex-officio director of the Harvard Business School Association of Northern California. Ms. Vogel is a Certified Public Accountant.
We have nominated Ms. Vogel based on her financial and accounting background and her experience with financial services technology issues and challenges; particularly her understanding of developments in the fintech industry and such industry's impact on the delivery of, and competition for, bank services. We have also determined that her background and experience also qualifies her to serve on our audit committee as a financial expert under SEC rules.

12 TriCo Bancshares

CORPORATE GOVERNANCE, BOARD NOMINATIONS
AND BOARD COMMITTEES

Corporate Governance
We have long believed that strong corporate governance is critical to ensuring that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the rules of the SEC and the listing standards of the Nasdaq Stock Market.

Code of Conduct; Code of Ethics for Chief Executive Officer and Senior Financial Officers. Our board of directors has adopted a code of ethics and business conduct (“code of conduct”) that applies to all of our directors, officers and employees. The code of conduct sets forth the standard of conduct that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. In addition, our board of directors has adopted a code of ethics for the chief executive officer and senior financial officers (“code of ethics”) that applies to our Chief Executive Officer, our Chief Financial Officer and any other officer serving in a finance function and sets forth specific standards of conduct and ethics that we expect from such individuals in addition to those set forth in the code of conduct. We expect that any amendments to the code of conduct or the code of ethics, or any waivers of their respective requirements, will be disclosed on our website, as well as any other means required by Nasdaq rules or the SEC.

Corporate Governance Guidelines. We have adopted corporate governance guidelines to assist our board of directors in the exercise of its fiduciary duties and responsibilities and to promote the effective functioning of our board of directors and its committees.

Committee Charters. Our audit, nominating and corporate governance, compensation and management succession, risk and IT/cybersecurity committees maintain written charters that are reviewed each year.

You can view our code conduct, code of ethics, corporate governance guidelines, and TriCo committee charters on our website at https://www.tcbk.com/about/corporate-governance. You may also request copies of these documents by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.

Board Leadership Structure
Independent Board Leadership
Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the active, objective, independent oversight of management as central to effective Board governance, to serving the best interests of our company and our shareholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our company’s governing documents, including our Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.

Our Board’s Leadership Structure
Our Board believes that its optimal leadership structure may change over time to reflect our company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of shareholders and other stakeholders. In accordance with Corporate Governance Guidelines, our Board has the flexibility to determine the Board leadership structure best suited to the needs and circumstances of our company and our Board.

In May 2023, the Board conducted its annual review of its current structure, with Richard Smith as CEO and chairman and Cory Giese as Independent Lead Director and believes this structure continues to be the optimal leadership framework for the company at this time. On May 18, 2023, our Board re-elected Richard P. Smith, President and Chief Executive Officer as Chairman of the Board. In recognition that Mr. Smith is not independent, our Board also re-elected Cory Giese as our Independent Lead Director and empowered him with robust, well-defined duties and authorities, which are described below.
Proxy Statement 13

As a highly regulated community financial services company in uncertain times, we and our shareholders benefit from a combined chairman / chief executive officer with deep experience and leadership in, and knowledge of, the financial services industry, our company, and its businesses; as well as his ability to communicate our business strategies to our shareholders, customers, employees, regulators and the public, promoting accountability for the Company’s performance. We and our shareholders also benefit from an independent lead director who is empowered with, and exercises, robust, well-defined duties (see the following section for a list of the duties); who is highly engaged and holds meetings with our independent directors, our CEO, and other management members.

Our Independent Lead Director, together with the other independent directors, exemplifies objective independent Board leadership, and effectively engages and oversees management. The Independent Lead Director is joined by experienced, independent Board members and a Chairman who, as CEO, serves as the primary voice to articulate our long-term strategy. The independent directors provide objective oversight of management, review the CEO’s performance and approve CEO compensation, help to establish the long-term strategy and regularly assess its effectiveness, and serve the best interests of our company and our shareholders by overseeing management’s work to create long-term value.

Our Board believes that these factors, taken together, provide for objective, independent Board leadership, effective engagement with and oversight of management, and a voice independent from management and accountable to shareholders and other stakeholders. Under the leadership of our President, CEO and Chairman and our Independent Lead Director, our Board is committed to engaging with shareholders and other stakeholders. The Board will annually review the effectiveness of this arrangement and believes this structure is in the best interest of shareholders and serves the Company well at this time.

Independent Lead Director Duties
The Independent Lead Director's role includes the following duties and authorities:
Meetings
•Consults with the chairman regarding the agenda and associated materials for Board meetings.
•Evaluates Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items.
•Presides at Board meetings when the chairman is absent or in circumstances where the chairman is (or may be perceived to be) conflicted.
•Engages with other independent directors to identify matters for discussion during executive sessions of the independent directors.
•Presides over regular executive sessions of the independent directors or meetings of independent directors.
•Authorized to call meetings of the independent directors or of the Board with any other director.

Communication with the Chairman
•Debriefs the chairman regarding decisions reached and suggestions made at meetings of independent directors or during executive sessions.
•Facilitates communication between the independent directors and the chairman, including presenting the chairman’s views, concerns and issues to such directors and raising with the chairman, as appropriate, views, concerns and issues raised by such directors.
•Engages with the chairman between Board meetings and assists with informing or engaging with independent directors, as appropriate.
•Works closely with the chairman and the CEO to ensure the Company is building a healthy governance culture and an effective relationship between management personnel and members of the Board.

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Governance Process
•Works with the nominating and corporate governance committee in the oversight of the Board, committee and individual director evaluation process.
•As part of the nomination process for election or re-election to the Board, assists the nominating and corporate governance committee, by engaging with each director individually regarding the performance and functioning of the Board, its committees and other evaluation matters, as appropriate, and inquiring as to whether any director has concerns about the nomination of other directors.
•Ensures that the Board acts and functions independently from management in fulfilling its fiduciary obligations.
•Ensures that the independent directors, as applicable, have the opportunity (if needed), at each regularly scheduled meeting, to meet separately without non-independent directors and management present.

Other Powers and Responsibilities
•Authorized to retain independent advisors on behalf of the Board as the Board or independent directors may deem necessary or appropriate.
•Provides leadership to the Board if circumstances arise in which the chairman may be, or may be perceived to be, in conflict, in responding to any reported conflicts of interest, or potential conflicts of interest, arising for any director.

Commitment to Diversity
The Board’s diversity principles acknowledge and embrace the benefits of having a diverse board of directors. These principles are incorporated into TriCo's corporate governance guidelines. Diversity in the Board’s composition boosts creativity and supports informed decision-making based on different perspectives. It also helps us understand and engage with a variety of stakeholders and to achieve our business and other goals increasing shareholder value.

At TriCo, board diversity consists of a number of individual elements, including gender, age, nationality, cultural and educational backgrounds, skills and experience. We believe that diversity is not a static concept, but rather a relevant mix of required elements for the Board as a whole that evolves with time based on, among other things, the relevant business objectives and future needs of TriCo. We treat board diversity as a means for improvement and development rather than an end in itself. The Board applies these principles when evaluating the composition of the Board and in evaluating potential candidates.

In the matrix below, we have provided statistical information regarding the Board’s diversity.

Board Diversity Matrix (As of April 2, 2023)
Total Number of Directors: 11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	—	—

Part II: Demographic Background
Asian	—	1	—	—
White (non-Hispanic or Latinx)	3	7	—	—

Proxy Statement 15

Additionally, the following graphs illustrate the independence, tenure, age, and gender diversity of our Board of Directors, as of April 2, 2024.

Director Majority Vote Resignation Policy

Pursuant to governing law, including the Company’s bylaws, in most cases the Company's directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will generally continue to be duly elected, TriCo’s corporate governance guidelines provide that any nominee for director in an uncontested election (as long as cumulative voting is not in effect) receiving a greater number of votes withheld from the director’s election than votes for the director’s election (a "majority withhold vote"), must tender a resignation to the chair of the corporate governance and nominating committee promptly following certification of the shareholder vote. The committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders "withheld" votes from the director, the director's length of service and qualifications, the director's contributions to the Company, and the Company's corporate governance guidelines. The Company will inform shareholders of its decision in a Form 8-K filed with the SEC within 90 days of the date of the shareholders’ meeting at which the election occurred. Our corporate governance guidelines can be found at: https://www.tcbk.com/about/corporate-governance.

In the election of directors, you may vote “for” or “withhold” with respect to each director nominee. However, neither a “withhold” vote nor declining to vote for directors (assuming the presence of a quorum) affects whether a director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote). But a “withhold” vote is considered in determining whether a director who is legally elected has received a “majority withhold vote” for purposes of our resignation policy.

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Annual Election of Directors
The members of the Board are elected at least annually at the annual meeting of shareholders for one-year terms ending at the end of the next annual meeting. The Board’s nominating and corporate governance committee is responsible for preparing the proposal to shareholders for the election or re-election of directors. When considering nominees, the committee:
•Reviews the current composition of the Board taking into account the number of directors, their independence, diversity and availability for service to TriCo; and
•Establishes and reviews with the Board the appropriate skills and characteristics required of the directors, also in light of our anticipated needs.
See also "Nomination and Election of Directors" on page 23.

Director Independence
We believe that independent directors play an important role in TriCo’s corporate governance and are committed to ensuring that a significant majority of our directors are independent. Our corporate governance guidelines provide that a director is independent if he or she does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and otherwise qualifies as independent under the applicable rules of the SEC under the Securities Exchange Act of 1934, as amended, and Nasdaq. Our independence determinations are based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and the director’s family members and affiliated interests, on the other hand.

Our Board has affirmatively determined that all of our directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(1) and our own corporate governance guidelines, with the exception of Mr. Smith who is employed as our president and chief executive officer.
In making its determination that Ms. Kane is independent, the Board considered the consulting services previously provided by Ms. Kane through KBS to the Bank regarding strategic planning and executive leadership. Since January 1, 2020, neither Ms. Kane nor KBS have received any payments from the Bank or the Company for consulting services. During 2019, KBS earned approximately $115,000 in consulting fees from the Bank.
In making its determination that Mr. Koehnen is independent, the Board considered that the daughter of Mr. Smith and the son of Mr. Koehnen are married. These children of Messrs. Smith and Koehnen are independent adults and do not live in the household of either director. Furthermore, Mr. Koehnen is Secretary of the Company but does not receive any additional compensation for serving in such a capacity.
In making a determination that Mr. Leggio is independent, the Board considered that Mr. Leggio is President/Manager and part owner of Bolthouse Properties LLC. Bolthouse is the landlord for a Tri Counties Bank branch located in Bakersfield, California. The branch was acquired by Tri Counties Bank in connection with its acquisition of Valley Republic Bancorp on March 25, 2022. Annual rent for 2023 was $97,414, $90,774 in 2022 and $88,560 in 2021. The 10-year lease was entered into in 2012 and in 2022 the Bank exercised its first of four five-year options.
In making its determination that Mr. McGraw is independent, the Board considered Mr. McGraw’s former position as CEO at FNB Bancorp and its subsidiary First National Bank prior to the acquisition by TriCo in July 2018. Furthermore, the Board also considered that Mr. McGraw receives non-discretionary payments pursuant to an Executive Supplemental Compensation Agreement with First National Bank in connection with his former employment.

Transactions with Related Persons
Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be
Proxy Statement 17

consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.
We annually require each of our directors and executive officers to complete a questionnaire that seeks information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our corporate governance guidelines.
Except with respect to loans under “Indebtedness of Board and Management Members,” there were no transactions or series of similar transactions during 2023, or any currently proposed transaction, to which TriCo or Tri Counties Bank was or is to be a party, in which the amount involved exceeded $120,000 or in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons, had or will have a direct or indirect material interest.

Indebtedness of Board and Management Members
Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The Board reviews the terms and fairness of any loans made by the bank to our directors and officers. All such loans and commitments to lend to such persons: (i) were made in compliance with Federal Reserve Board Regulation O; (ii) were made in the ordinary course of business; (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (iv) did not involve more than the normal risk of collectability or present other unfavorable features. As of the date of this proxy statement, all of these loans were performing in accordance with their terms.

Stock Ownership Guidelines
TriCo’s Board of Directors believes that its directors should have a stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value. TriCo’s Stock Ownership Guidelines encourages directors and executive officers to accumulate a meaningful position in TriCo common stock. Directors are expected to own stock in TriCo equal in value equal to a multiple of at least three times the director’s retainer.

This minimum ownership should be achieved within five years after any new director is elected to the Board. Compliance with share ownership guidelines is reviewed annually by the nominating and corporate governance committee, which determined that all covered executive officers and directors satisfy the stock ownership guidelines. In making this determination, we observed that at December 31, 2023, Director Nakamura did not meet the stock ownership requirement; however, he was initially appointed to the Board in December 2021 and therefore, under the guidelines, has until December 2026 to comply.

For executive officer stock ownership requirements, see “Compensation Discussion and Analysis - Stock Ownership Guidelines” on page 52.

No Hedging Transactions
The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities. Except as discussed above, the policy does not prohibit all employees from hedging.

No Margin Accounts or Pledges
Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

18 TriCo Bancshares

Board Self-Assessment
Our Board conducts a self-assessment annually, which is reviewed and discussed with the Board. In addition, all committees of the Board are expected to conduct annual self-assessments. See “Annual Committee Evaluations” on page 22.

The Board’s Role in Enterprise Risk Oversight
Having appropriate independence and expertise, the Board plays a pivotal role in governance through its oversight of the Company’s implementation and operation of the Enterprise Risk Management Framework ("ERM"). The ERM is designed to enable effective and efficient identification, assessment, measurement and management of key enterprise risks and to align risk appetite and strategy. Management is responsible for the day-to-day management of these risks across the Company. Our Chief Risk Officer has primary responsibility for the implementation of the Company’s ERM in support of the Board’s risk oversight responsibilities, including establishment of risk management standards, engaging with business leaders on risk-taking activities and risk mitigation strategies, assessing the effectiveness of our risk management processes, and risk reporting to senior management, management committees, and the Board, either directly or through designated Board committees.

The full Board engages in periodic discussions related to risk management with executive officers and other employees as the Board deems appropriate. In addition, several Board committees have been assigned oversight responsibility for specific areas of risk; and risk management is an agenda topic at regular committee meetings, including:

•Audit Committee: financial reporting, regulatory compliance, fraud, and legal risks and significant risk trends as identified through the internal audit and compliance management programs
•Compensation and Management Succession Committee: risks that may result from our incentive compensation programs and human capital (attraction, retention, and succession planning activities as conducted by management)
•Nominating and Corporate Governance Committee: risks related to corporate governance, reputation, conduct, sustainability and environmental
•Risk Committee: credit, liquidity, capital, interest rate and market, and operational risks, and significant risk trends identified by the chief risk officer
•Information Technology & Cybersecurity Committee: data governance, information technology system and threat, cybersecurity data privacy and data protection risks
•Community Reinvestment Act Committee: CRA Program risk and related reputation risk

In general, and except as delegated above, the Board oversees risks related to ESG; however, certain ESG risks receive oversight from the following committees: compensation and management succession (human capital, succession), nominating and corporate governance (board composition, effectiveness of corporate governance policies), risk (impact of climate change on lending), nominating and corporate governance (environmental), and community reinvestment act (community engagement). The Board continues to evaluate reputation and ESG risks and how they impact community financial institutions such as the Company.

In addition, management established an Executive Risk Committee (“ERC”), chaired by the Chief Risk Officer, and comprised of executives responsible for all major categories of risk to provide management oversight and guidance related to the Company’s enterprise risk management, including the CEO, CFO, Chief Operating Officer, Chief Credit Officer, Chief Banking Officer, Chief Human Resources Officer and the Chief Information Officer. The ERC updates the Company’s risk appetite statement and enterprise risk management policy on an annual basis and establishes various risk tolerances focused on quantitative and qualitative key risk indicators, which are ultimately approved by the Board of Directors. The ERC has various sub-committees to address specific areas of risk.

Proxy Statement 19

Information Security / Cybersecurity
Information security is a significant operational risk for financial institutions. The Company has implemented a comprehensive set of information security policies, programs, an incident response plan, and related employee training programs. The Board information technology & cybersecurity committee has oversight responsibility for our efforts to respond to the increasing cybersecurity and technology related risks. Our Chief Information Security Officer and Chief Information Officer provide at least quarterly reports on the Company's cybersecurity risks and framework and provide a full information security and incident response report to the Board annually. We continue to strengthen the Company's infrastructure and staffing and enhance its comprehensive cybersecurity and technology controls. Improving our resiliency against cybersecurity threats remains a key focus for our Board and all levels of management. Among other actions, we provide training for all employees, engage in cross-functional cybersecurity tabletop exercises, and continue to improve and enhance internal reporting to the Board, including the results of regularly performed systems vulnerability scans and other controls testing. We have business continuity/disaster recovery and incident response programs in place which are tested on a regular basis. Our information security department and internal audit program periodically engage independent third parties to help assess the maturity of the Company's cybersecurity efforts and assist management in better managing risks. We also maintain cybersecurity insurance to provide coverage for certain losses.

Committee Composition
Our full Board of Directors provides oversight on all major corporate decisions. However, we have established standing committees so that some matters can be addressed in more depth than may be practical in a full Board meeting and to comply with legal and Nasdaq requirements that certain committees be comprised of independent directors, including a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. In addition, we have established risk and information technology & cybersecurity committees; and our subsidiary bank, Tri Counties Bank, maintains a community reinvestment act (“CRA”) committee. Each committee operates under a written charter.

The following table indicates for each current committee, its current membership and the number of meetings held during 2023.

	Audit	Compensation and Management Succession	Nominating and Corporate Governance	Risk	IT & Cybersecurity	CRA*
Number of Meetings Held	12	5	4	4	4	4
Members
Kirsten E. Garen	●				Chair	●
Cory W. Giese			●	●	●
John S. A. Hasbrook	●	●	Chair
Margaret L. Kane*				●	●	Chair
Michael W. Koehnen				●
Anthony L. Leggio				●		●
Martin A. Mariani	●	Chair	●
Thomas C. McGraw				●	●	●
Jon Y. Nakamura	●			Chair
Richard P. Smith
Kimberley H. Vogel	Chair	●			●

* Bank-level committee
The Board has determined that all directors, other than Mr. Smith, our chairman and CEO, are independent under Nasdaq listing standards as described at “Director Independence” on page 17.

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Below is a brief description of each of these committees.

Audit Committee
•oversees our financial reporting process and systems of internal controls regarding financial reporting and accounting,
•evaluates our compliance with legal and regulatory requirements,
•monitors the independence, qualifications and performance of our financial executives, independent registered public accounting firm and internal audit department,
•oversees regulatory compliance, fraud and legal risks and significant risk trends as identified through the internal audit compliance management programs,
•oversees the communication among our independent registered public accounting firm, management, our internal audit function and the Board, and
•oversees the Company's whistleblower program.
The Board has determined that Ms. Vogel is an audit committee financial expert under the rules of the SEC and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under the standards established by the SEC and Nasdaq for audit committee members. Their qualifications and business expertise are described at “Board of Directors.”

The audit committee also annually retains our independent registered public accounting firm and approves the terms and scope of work to be performed. For more information on this committee, please see “Report of the Audit Committee” on page 73. The audit committee has authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to all persons in the Company.

Compensation and Management Succession Committee
•considers the recommendations of our management regarding most compensation matters, including director and executive compensation,
•approves TriCo’s compensation philosophy,
•evaluates and approves the compensation levels for our Board and chief executive officer and evaluates the compensation of other executive officers,
•oversees the production of the compensation discussion and analysis of executive compensation included in this proxy statement,
•oversees our long-term equity incentive plans,
•approves the benefits provided to our executive officers and directors,
•evaluates the management’s risk assessment of the Company’s incentive compensation plans,
•oversees the Company's management of human capital, including talent management; and
•reviews and approves our management succession policies.

For more information on this committee, please see “Compensation Discussion and Analysis” beginning on page 39.

Nominating and Corporate Governance Committee
•determines nominees to the Board in the manner described at “Nomination and Election of Directors” (page 23),
•reviews our Board committee structure and members,
•annually evaluates Board performance,
Proxy Statement 21

•approves any related party transactions as described at “Transactions with Related Persons” (page 17),
•monitors director independence,
•reviews our corporate governance guidelines and codes of business ethics and conduct,
•evaluates director candidates,
•recommends the selection of an independent lead director for shareholder concern, and
•oversees sustainability and environmental risks.

Risk Committee
•evaluates and oversees the Company’s efforts to identify, monitor and manage credit, capital, market (including interest rate & liquidity) and operational risks,
•periodically evaluates and sets the Company’s risk tolerances in these areas,
•considers the risk impact of any strategic decisions the Board may be contemplating in relation to the Company’s established risk tolerances,
•periodically examines the risk culture of the Company, and
•oversees the division of risk-related responsibilities of each Board committee to ensure oversight of significant risks are assigned and monitored.

Information Technology & Cybersecurity Committee
•monitors and oversees the information technology strategic plan,
•evaluates and oversees the Company’s risk management practices regarding computing practices, disaster recovery, business continuity, information security, cybersecurity, and future security risks,
•receives quarterly updates on information security and cybersecurity trends and current efforts of management, and receives an annual report on the Company’s information security risk assessment efforts, and
•periodically evaluates and sets the Company’s risk tolerances in these and other areas.

Community Reinvestment Act Committee
•reviews and monitors the Bank’s CRA qualified community development service performance, including community outreach and marketing efforts, and
•reviews public comments regarding the Bank’s CRA performance.

Annual Committee Evaluations
Each committee has implemented a process to assess committee performance and effectiveness. The assessments are conducted on an annual basis and include a self-assessment by each committee. The review includes an evaluation of various areas that may include committee size, composition, performance, coordination among committee members and among the standing committees, and involvement with the full Board. The results of the committee performance assessments are reviewed by each committee and discussed with the full Board.

CEO and Senior Management Succession Planning
Our Board, with the compensation and management succession committee, oversees CEO and senior management succession planning, which is formally reviewed at least annually. Our Board reviews potential internal senior management candidates with our CEO, third party consultants and other executive management members, including the qualifications, experience, and development priorities for these individuals. Directors engage potential senior management successors at Board and
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committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.
Our Board also establishes steps to address emergency CEO and senior management succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our Company to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our Company’s safe and sound operation and minimizing potential disruption or loss of continuity to our Company’s business and operations.

Attendance at Meetings
In addition to committee meetings discussed earlier, there were 12 and six board meetings in 2023 at the Bank and the Company, respectively. No nominee for director attended less than 75% of the meetings of the Board of Directors of TriCo and the meetings of the committees of TriCo’s Board of Directors on which they served. Average attendance for board and committee meetings was approximately 99%.

Our corporate governance guidelines provide that each director is expected to attend our Annual Meeting of Shareholders. All of the directors at that time attended the 2023 annual shareholders meeting, either in person or via phone/internet.

Nomination and Election of Directors
Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:
•the highest personal and professional ethics, integrity and values,
•informed judgment,
•sound business experience,
•the ability to make independent analytical inquiries, and
•an understanding of our business environment.
The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is 75 years of age or older at the time of election or serve on more than four public company boards (including the Company).

Director Skills. The committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:
•business or banking experience,
•knowledge of financial accounting and related internal control requirements,
•involvement in and familiarity with our community and the markets we serve,
•risk management,
•technology or cybersecurity,
•digital media,
•agriculture/sustainability,

•strategic planning,
•business operations / acumen,
•independence from the Company,
•regulatory and/or environment familiarity,
•compliance, legal and corporate governance,
•senior leadership abilities, and
•prior board or public reporting company experience.

We do not currently pay any fee to a third party to identify potential director nominees, although we have in the past retained search firms to assist in identifying qualified candidates.

Proxy Statement 23

Shareholder Nominations
The committee will consider nominees recommended by shareholders if the recommendation is made with the proposed nominee’s consent, includes sufficient information, and is made early enough to allow the committee to complete the evaluation process. Section 18 of our Bylaws, which was amended in May 2023, provides that formal nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. A shareholder must provide notice of nomination not earlier than 120 days and not later than 90 days before the date of an annual meeting; provided, if the date for the annual meeting has changed more than 30 days from the date on which the prior year’s annual meeting was held, then such notice must be received not later than the 10th day following the day on which public announcement of the date of such meeting is first made. The following is a summary of the information that must be provided with the nominating shareholder’s notice:

•the name and address of the nominating shareholder and the classes and number of shares of capital stock of the Corporation held and beneficially owned,
•the full name, age and date of birth of each candidate as well as certain information about the candidate as set forth in the bylaws,
•a signed representation by each such candidate that the candidate will timely provide any other information reasonably requested by us for the purpose of preparing our disclosures in regard to the solicitation of proxies for the election of directors,
•if a nominating shareholder will solicit proxies for a nominee or nominees other than the Company’s nominees, the nominating shareholder’s notice must additionally provide additional information and representations as required by the proxy rules of the SEC, including the outlined time-frame, and
•upon our request, any nominee proposed by a shareholder must promptly (but within ten (10) days of our request) complete and return a director questionnaire to be provided by us.

The above is only a summary of the requirements. Any shareholder intending to nominate a candidate for director is urged to review the Company’s bylaws, a copy of which is included as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on May 23, 2023.

Cumulative Voting
Each shareholder is entitled to cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 11,000 votes because we will be electing 11 directors at the meeting. You could cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to casting your votes in the election. If any shareholder gives notice to cumulate shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce such intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The 11 nominees receiving the highest number of votes will be elected as directors, subject to our director resignation policy discussed on page 16.

Compensation and Management Succession Committee Interlocks and Insider Participation
No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. None of our executive officers serves on the board of directors of any other company that has one or more executive officers serving as a member of our compensation and management succession committee. In addition, none of our executive officers serves as a member of the compensation committee of the board of any other company that has one or more executive officers serving as a member of our Board or our compensation and management succession committee. No such interlocking relationships existed during 2023.

24 TriCo Bancshares

COMPENSATION OF DIRECTORS

Director Compensation
The following table summarizes the compensation paid by TriCo to our non-employee directors in 2023:

Name (1)	Fees earned or paid in cash ($)	Stock awards ($) (2)	Option awards ($)	Change in pension value and nonqualified deferred compensation earnings ($) (3)	All other Compensation ($) (4)	Total ($)	Number of stock options outstanding as of 12/31/23	Number of shares underlying stock awards outstanding as of 12/31/23
Active:
Kirsten E. Garen	60,000	72,682	—	—	—	132,682	—	2,173
Cory W. Giese	67,500	72,682	—	—	—	140,182	—	2,173
John S. A. Hasbrook	57,917	72,682	—	31,983	713	163,295	—	2,173
Margaret L. Kane	57,917	72,682	—	—	—	130,599	—	2,173
Michael W. Koehnen	51,458	72,682	—	31,389	669	156,198	—	2,173
Anthony L. Leggio	51,458	72,682	—	—	—	124,140	—	2,173
Martin A. Mariani	60,417	72,682	—	4,765	—	137,864	7,500	2,173
Thomas C. McGraw	51,458	72,682	—	—	—	124,140	—	2,173
Jon Y. Nakamura	57,292	72,682	—	—	—	129,974	—	2,173
Kimberley H. Vogel	64,375	72,682	—	—	—	137,057	—	2,173

(1)    Richard Smith, our President and Chief Executive Officer, is not included in this table because he is an employee of TriCo and receives no additional cash compensation for his service as a director and Chairman of the Board. Mr. Smith’s compensation is shown at “Compensation of Named Executive Officers” on page 56.
(2)    Represents the grant date fair value determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. Stock compensation is described in Note 17 - Stock Options and Other Equity-Based Incentive Instruments" of the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 29, 2024. On May 18, 2023, we granted each of our then-current non-employee directors a restricted stock unit (“RSU”) award for 2,173 shares of common stock that vests in full on May 18, 2024. Stock awards outstanding as of December 31, 2023, represent these grants and include the amount of dividends reinvested in RSUs. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of TriCo’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.
(3)    Except for Director Mariani, balances reflect the change in actuarial value during 2023 of each participating director’s account under the director supplemental retirement plan described on page 26. With respect to Director Mariani, balance reflects the above-market interest earned during 2023 under our deferred compensation plan described herein.
(4)    Reflects the taxable value attributable to the split dollar life insurance benefits described on page 62.

Composition of Non-Employee Director Compensation
Cash Retainers
Effective June 1, 2023, non-employee directors’ annual retainers were increased from $50,000 to $52,500. Furthermore, effective June 1, 2023, the following directors received annual retainers as indicated for their added responsibilities: independent lead director and the chair of the audit committee: $15,000 (from $10,000); $10,000 each (from $7,500) to the chairs of the risk, compensation and IT/cyber risk committees; and $7,500 each (from $5,000) to the chairs of the nominating
Proxy Statement 25

and corporate governance and CRA committees. We do not pay our directors any additional compensation to attend Board or committee meetings. See also “Periodic Review of Director Compensation - Director Compensation Adjustments in 2023.”

Equity Based Awards
A significant portion of each non-employee director’s annual compensation is in the form of equity, which the Board believes helps align director compensation with the interests of our stockholders. Each non-employee director was awarded $75,000 (up from $72,500 in 2022) in RSUs under the 2019 Equity Incentive Plan (“2019 Plan”) in May 2023 that vest one year from the date of grant. The unit or share equivalent of such director equity grants are based on an average of the Company’s closing stock price over the trailing 30 market days leading up to the grant date. See also “Periodic Review of Director Compensation - Director Compensation Adjustments in 2023.”

Other Director Compensation Matters
Indemnity Agreements
In addition, each director has an indemnity agreement under which each of TriCo or the Bank will indemnify the director against claims arising or relating to the director’s service as a director. We also maintain directors’ and officers’ liability insurance covering our directors and officers.

Deferred Compensation Plans
In 2005 we adopted a deferred compensation plan permitting our directors to defer payment of their retainer fees until retirement, termination of directorship, or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan, which permitted director deferrals from 1992 until 2004. A director who elects to defer retainer fees for any year must defer a minimum of $200 per month. For 2023, one director (Director Garen) elected to participate in this plan. The plan also permits us to make discretionary contributions to a director’s account. To date, we have not made any discretionary contributions on behalf of any directors. A director’s plan benefit is payable upon the director’s retirement, the termination of directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code (the “Code”). The plan is nonqualified, unsecured and unfunded.

For contributions made prior to January 1, 2021, interest accrues on directors’ deferred compensation plan accounts at a rate equal to 1% above the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. From the time that a director leaves our Board and until benefits are paid, a director’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. Due to the historic low rates of interest and to minimize future costs, the Board determined to reduce the interest earned on deferrals under the plan on or after January 1, 2021 to a rate of 1.5% below the Moody Index with a floor of 0.5%. A director is immediately 100% vested in any deferrals and any related interest on those deferrals. We determine the vesting rate for any discretionary contributions credited to a director’s account and any related interest. Notwithstanding the foregoing, if a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director’s account with respect to any deferrals and our discretionary contributions, if any, are forfeited.

Director Supplemental Retirement Plan
In 2004, we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaced our supplemental retirement plan for directors originally adopted in 1987; and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Directors joining our Board after 2007 are not eligible to participate in this plan. However, any of the eligible outside directors who attains “director emeritus” status becomes qualified to participate in the 2004 plan. A participating director retiring on or after age 55 with at least 15 years of service, or after a change of control with any number of years of service, can receive an annual lifetime benefit equal to the amount of his base Board fees paid by us during the final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director’s 65th birthday. A director’s annual benefit payments under the plan begin the month after retirement. If a director is involuntarily removed, all benefits under this plan are forfeited. The plan is nonqualified, unsecured and unfunded.

26 TriCo Bancshares

Effective December 14, 2017, the 2004 Director’s Supplemental Retirement Plan was frozen to use the annual retainer fee in effect on December 14, 2017 ($36,000). As of December 31, 2023, the remaining active director participants under the plan are directors Hasbrook and Koehnen and they are fully vested under the plan. No new directors are eligible to join the plan.

Split Dollar Life Insurance
We have entered into joint beneficiary agreements with Directors Hasbrook and Koehnen under a previous director compensation program. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.

Long Term Care Agreements
In 2003, we entered into long-term care agreements with all eligible directors and executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and were amortized by TriCo over five years. Under certain conditions, the long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. As of December 31, 2023, Directors Hasbrook and Koehnen are participants under such agreements. Premiums were paid by the Bank in 2003 and participants were taxed on the benefit over a five-year period.

Other Compensation and Reimbursements
Directors are reimbursed for travel expenses related to spouses when spouses are invited to attend Board events.

Periodic Review of Director Compensation - Director Compensation Adjustments in 2023
The compensation and management succession committee periodically assesses non-employee director compensation relative to TriCo’s peers at least every two years using data from, and with the assistance of, an independent consultant. In 2023, Aon plc (“Aon”), the compensation and management succession committee’s compensation consultant, conducted a survey of director compensation practices of our peers. The compensation committee determined to increase the Board annual retainers from $50,000 to $52,500 for 2023 and increased the RSU grant equivalent value from $72,500 to $75,000. The increase in equity compensation relative to cash was in line with the Company's focus on weighting equity compensation more than cash to further align director pay with shareholders’ interests. In addition, as discussed earlier at “Composition of Non-Employee Director Compensation - Cash Retainers”, committee chair retainers were increased based on the committee’s review non-employee director compensation with the assistance of Aon.

OWNERSHIP OF VOTING SECURITIES

The following table shows the common stock ownership as of March 31, 2023 for beneficial owners of more than 5.0% of our outstanding common stock, each of our directors, our named executive officers for whom we provide executive compensation information in this proxy statement, and our directors and executive officers as a group (including those officers named on page 38 but who are not named executive officers).

Proxy Statement 27

Beneficial owners	Number of shares beneficially owned(1)		Percentage of shares beneficially owned outstanding
5% Holders
FMR LLC 245 Summer Street Boston, Massachusetts 02210	2,917,373	(2)	8.79%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	2,477,374	(3)	7.47%
The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, PA 19355	1,752,884	(4)	5.28%
Directors and Executive Officers of TriCo and Tri Counties Bank
Daniel K. Bailey	65,019	(5)	*
Craig B. Carney	53,976	(6)	*
John S. Fleshood	40,724	(7)	*
Kirsten E. Garen	7,301	(8)	*
Cory W. Giese	59,435	(9)	*
John S. A. Hasbrook	62,480	(10)	*
Margaret L. Kane	7,310	(11)	*
Anthony L. Leggio	222,449	(12)	*
Michael W. Koehnen	232,148	(13)	*
Martin A. Mariani	64,221	(14)	*
Thomas C. McGraw	352,397	(15)	1.06%
Jon Y. Nakamura	4,107	(16)	*
Richard P. Smith	306,658	(17)	*
Kimberley H. Vogel	7,310	(18)	*
Peter G. Wiese	38,760	(19)	*
All TriCo directors and executive officers as a group (17 persons)	1,542,714	(20)	4.64%

*Less than 1%.
(1)    Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of RSUs held by the respective persons that will vest within 60 days of April 2, 2024 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of April 2, 2024.
(2)    Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2024, disclosing that it held sole voting power and sole dispositive power over 2,917,373 shares.
(3)    Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2024, disclosing that it held sole voting power over 2,407,300 shares and sole dispositive power over 2,477,374.
(4)    Based on a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 13, 2024, disclosing that it held shared voting power over 23,639 shares, shared dispositive power over 53,415 shares, and sole dispositive power over 1,699,469 shares.
(5)    Includes 759 underlying RSUs and 2,936 PSUs that vest within 60 days of the voting record date and 10,009 shares allocated to Mr. Bailey’s account in the ESOP.
(6)    Includes 759 shares underlying RSUs and 2,936 PSUs that vest within 60 days of the voting record date, 156 shares held by Mr. Carney’s daughter, and 18,262 shares allocated to Mr. Carney’s account in the ESOP.
(7)    Includes 1,590 shares underlying RSUs and 4,065 PSUs that vest within 60 days of the voting record date and 1,590 shares allocated to Mr. Fleshood’s account in the ESOP.
(8)    Includes 2,193 underlying RSUs that vest within 60 days of the voting record date.
(9)    Includes 44,742 shares held by Mr. Giese's spouse and 2,173 underlying RSUs that vest within 60 days of the voting record date.
(10)    Includes 2,193 underlying RSUs that vest within 60 days of the voting record date.
28 TriCo Bancshares

(11)    Includes 2,193 underlying RSUs that vest within 60 days of the voting record date.
(12)    Includes 2,193 underlying RSUs that vest within 60 days of the voting record date. Includes 111,492 shares held in three family/retirement trusts in which Mr. Leggio is trustee and/or beneficiary, 33,765 shares held for family members in which he is deemed to beneficially own as trustee, and 75,000 shares owned by Bolthouse Properties LLC of which he is President/Manager and 5% owner which Mr. Leggio disclaims beneficial ownership.
(13)    Includes 97,715 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, and 2,300 shares owned by Mr. Koehnen's spouse. Also includes 2,193 underlying RSUs that vest within 60 days of the voting record date.
(14)    Includes fully vested stock options for 7,500 shares and 2,173 underlying RSUs that vest within 60 days of the voting record date
(15)    Includes 2,193 underlying RSUs that vest within 60 days of the voting record date.
(16)    Includes 2,193 underlying RSUs that vest within 60 days of the voting record date.
(17)    Includes 260 shares held by Mr. Smith's spouse, 2,288 shares underlying RSUs and 8,851 PSUs that vest within 60 days of the voting record date, and 38,299 shares allocated to Mr. Smith's account in the ESOP.
(18)    Includes 2,193 underlying RSUs that vest within 60 days of the voting record date.
(19)    Includes 1,121 underlying RSUs and 4,336 PSUs that vest within 60 days of the voting record date, 2,700 shares held in a parent trust in which Mr. Wiese is the trustee, and 903 shares allocated to Mr. Wiese's account in the ESOP) .
(20)    Includes stock options for 7,500 shares, 28,635 shares underlying RSUs and 25,944 PSUs that vest within 60 days of the voting record date, and 70,901 shares allocated to executive officers' accounts in the ESOP. Does not include 1,146,397 shares of stock held by the ESOP, to the extent they are not allocated to executive officer accounts. Directors Giese, Koehnen, and Smith are trustees of the ESOP. Does not include any unvested performance RSUs ("PSUs") as it is not certain as to whether they vest until the vesting determination date.

PROPOSAL 2: APPROVAL OF THE 2024 EQUITY INCENTIVE PLAN
Proposal. We are asking shareholders to approve the TriCo Bancshares 2024 Equity Incentive Plan (the “2024 Plan”).

Background. Upon the recommendation of the Compensation and Management Succession Committee, the Board adopted the 2024 Plan on April 16, 2024, subject to shareholder approval, after considering our anticipated future equity needs, our historical equity incentive compensation practices, the recommendation of the compensation and management succession committee, the advice of the committee’s independent compensation consultant and the guidelines of several shareholder advisory services.

The 2024 Plan would allow us to continue awarding equity incentives, which are key component of our executive compensation program as discussed below in “Compensation Discussion and Analysis,” below. We expect that the shares remaining available for equity awards under our current equity incentive plan (the 2019 Equity Incentive Plan, or the “Current Plan”) will be exhausted within the next year. The Board believes that having an adequate reserve of shares of common stock available for issuance as equity awards is necessary to enable us to attract, motivate and retain directors and key employees, and to provide incentives for such individuals through common stock ownership and other rights that promote and recognize the financial success and growth of the Company. If approved by shareholders, the 2024 Plan allows us to grant equity-based incentive awards, including incentive stock options (“ISOs”), non-statutory stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units (may be referred to in this section as “RSUs”) (including performance-based RSUs, or PSUs), and other stock-based awards (collectively, “awards”).

The Company will limit additional grants in the aggregate under the Current Plan between April 2, 2024, and through the 2024 Annual Meeting of Shareholders to be held on May 23, 2024, to no more than 50,000 shares in total. If approved, the 2024 Plan will replace the Current Plan in its entirety and shares under the 2019 Plan will no longer remain available for grant issuances as of the approval of the 2024 Plan. However, all awards under the Current Plan that are outstanding will continue to be governed by the terms, conditions and procedures set forth in the Current Plan and any applicable award agreement.

The provisions of the 2024 Plan are summarized below. The summary is qualified by reference to the 2024 Plan, a copy of which is included as Appendix B to this proxy statement. We have not made or determined or agreed to make any grants of awards under the 2024 Plan as of the date of this proxy statement.

Proxy Statement 29

Shares Available; Certain Limitations. The maximum number of shares of common stock reserved and available for issuance under the 2024 Plan will be equal to 1,200,000 shares of common stock; provided that shares of common stock issued under the 2024 Plan with respect to an “Exempt Award” will not count against the share limit. Under the 2024 Plan, an “Exempt Award” is, if any, (1) an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries merges; or (2) an award that a participant purchases at fair market value. Our Board considered the guidelines of several shareholder advisory services in adopting the features of the 2024 Plan, including with respect to the number of shares of common stock available for awards.

No more than 1,200,000 shares of common stock shall be issued pursuant to the exercise of ISOs. New shares reserved for issuance under the 2024 Plan may be authorized but unissued shares of our common stock or shares of our common stock that will have been or may be reacquired by us in the open market, in private transactions or otherwise. If any shares of common stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2024 Plan except that (1) any shares of common stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of options, and (2) any shares of our common stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the Plan. If an award is denominated in shares of our common stock, but settled in cash, the number of shares of common stock previously subject to the award will again be available for grants under the 2024 Plan. If an award can only be settled in cash, it will not be counted against the total number of shares of common stock available for grant under the 2024 Plan. However, upon the exercise of any award granted in tandem with any other awards, such related awards will be cancelled as to the number of shares as to which the award is exercised and such number of shares of our common stock will no longer be available for grant under the 2024 Plan.

Principal Reasons for the 2024 Plan. The Board has determined that the 2024 Plan is necessary and appropriate to give us flexibility to (1) attract and retain qualified non-employee directors, executives and other key employees and consultants with appropriate equity-based awards, (2) motivate high levels of performance, (3) recognize employee contributions to our success, and (4) align the interests of 2024 Plan participants with those of our shareholders. In addition, the Board believes that a robust equity compensation program is necessary to provide TriCo with flexibility in negotiating strategic acquisitions and other business relationships to further expand and grow our business.

Equity awards are a key component of our executive compensation program, which our shareholders have overwhelmingly approved in annual “say-on-pay” votes in recent years, as discussed below in “Compensation Discussion and Analysis,” below. If the 2024 Plan is not approved at the meeting, we will only have 186,958 shares available to issue equity incentives under the Current Plan. However, we would only be able to issue 93,479 full value grants (e.g., RSUs) because under the Current Plan such awards result in two shares being deducted from the shares available for grant. Given the Board’s emphasis on equity compensation, including granting more stock to other employees of the Company in addition to the Named Executive Officers, and the Company’s recent and anticipated growth, the Board believes adopting the 2024 Plan, which would provide up to 1,200,000 shares of common stock for future awards, is both necessary and appropriate. Note that the 2024 Plan will not deduct two shares for every full value award (e.g., RSUs) as in the Current Plan. This should extend the expected life of the plan.

The competition for well-qualified and experienced banking executives is intense, particularly in California. If the 2024 Plan is not approved, it could be detrimental to our goals of attracting, retaining and motivating key service providers and aligning their interests with the interests of our shareholders. In that instance, we would need to review and revise our compensation practices to be more cash-based in order to retain such key personnel. If we adopt alternative compensation programs with greater cash compensation, we believe that the level of cash compensation required to offset the lack of availability of equity grants could result an increase in our overall compensation expense, which would be detrimental to future operating results. In addition, we believe that such alternative compensation programs would not appropriately align the interests of our non-employee directors, executives and other key employees with those of our shareholders.

Best Practices. The 2024 Plan includes a number of provisions designed to protect shareholder interests and appropriately reflect our compensation philosophy and current tax law regime, which include:

•No Dividends or Dividend Equivalents Paid on Unvested Awards. The 2024 Plan provides that any dividends paid on restricted stock and any dividend equivalent rights granted in respect of a restricted stock unit will accrue during the
30 TriCo Bancshares

period in which such awards are unvested and will only be paid to the holder of the award if and to the extent that the award vests.
•Clawback and No Hedging Policies. Awards and cash incentive compensation will be subject to clawback from certain executive officers as set forth in the 2024 Plan. In addition, awards will be subject to our stock ownership and no hedging policies. For a description of these policies, see “- No Hedging Transactions”, “-No Margin Accounts or Pledges” and “-Stock Ownership Guidelines” on page 18.
•No Discounted Awards or Repricing. The exercise price per share of options and stock appreciation rights must be not less than the fair market value of a share of common stock on the grant date and may not be repriced without shareholder approval.
•No “Evergreen” Provision. The 2024 Plan does not contain an evergreen provision and authorizes a fixed number of shares available for grant, except Exempt Awards.
•No Liberal Share Recycling. Shares tendered by a grantee or withheld by the Company in payment of the exercise price or consideration required to be paid, or to satisfy any tax withholding obligation, with respect to an award are not available for future awards, as described in more detail below.
•Minimum Vesting Requirements. Except pursuant to any required accelerated vesting in connection with a change in control event, death or disability, or as described below, the 2024 Plan provides that each award granted under the plan will be subject to a minimum vesting period of one year. Awards may, however, be granted under the plan with minimum vesting requirements of less than one year, may be accelerated within one year of the grant date or granted without vesting requirements, provided that the total number of shares of our common stock subject to such awards will not exceed 5% of the aggregate share limit.
•Holding Period. The 2024 Plan generally imposes a 12-month holding period on half of the shares received upon the vesting or exercise of awards, consistent with the goal of aligning the interests of 2024 Plan participants with those of our shareholders.
•Independent Administration. The 2024 Plan will generally be administered by our Board, all but one of the members of which are independent, or our compensation and management succession committee, all of the members of which are independent.

Dilution, Shares Available and Historical Share Usage. As exhibited by our responsible use of equity over the past several years and corporate governance practices associated with equity and executive compensation practices in general, the 1,200,000 shares reserved under the 2024 Plan should provide us the platform needed for continued growth, while managing program costs and share utilization levels within acceptable industry standards.

Burn Rate and Overhang. Our historical share usage under our equity compensation plans (sometimes referred to as “burn rate”) and the potential dilution to our shareholders that could occur with respect to our equity plans (sometimes referred to as “overhang”) are summarized below. Burn rate is a calculation of shares granted during the year divided by weighted average shares outstanding. We granted no options during the periods listed below.

Year	Options Granted	Full- Value Shares Granted (1)	Weighted Average Common Shares Outstanding	Burn Rate
2023	—	139,974	33,266,959	0.4%
2022	—	122,155	30,330,029	0.4%
2021	—	78,508	29,723,791	0.3%
			Average	0.4%

(1)     Reflects the maximum, gross number of shares underlying awards made during the respective year. See also “Compensation of Named Executive Officers – Grants of Plan-Based awards for 2023.”

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Overhang is a calculation of the total potential dilution attributable to equity-based compensation and reflects the shares reserved for all outstanding (unvested) grants plus shares available for future grants as a percentage of common shares outstanding. The overhang as of December 31, 2023 is calculated as follows:

(a) Shares available under the 2024 Plan (assuming shareholders approve the 2024 Plan at the annual meeting).	1,200,000
(b) Shares underlying outstanding awards*	336,640
(c) Shares remaining available under the Current Plan**	456,222
(d) Total shares authorized for, or outstanding under, employee awards (a + b + c)	1,931,311
(e) Total shares outstanding	33,268,102
(f) Overhang (d/e)	5.8%

* Of such shares, 7,500 are underlying stock options, 144,487 are RSUs and 184,653 are PSUs (PSUs awards are shown assuming that maximum performance is achieved).
** If the 2024 Plan is adopted, no new awards will be made under the Current Plan and the Company will limit any new awards under the Current Plan to 50,000 prior to its termination after shareholder approval of the 2024 Plan.

Changes Since December 31, 2023. The number of shares remaining available for grant as described above differs from information reported in our Annual Report on Form 10-K, which reports the information as of December 31, 2023. Additional information as of April 2, 2024 (the record date) includes:

Restricted Stock Units outstanding	209,654
Performance Share awards outstanding*	269,424
Shares to be issued upon exercise of outstanding options and rights	7,500
Weighted-average exercise price of outstanding options and rights	$23.21
Weighted-average contractual life of outstanding options and rights in years	0.8 years
Shares remaining available for future issuance under the Current Plan (1)	186,958

* Outstanding Performance Restricted Stock Unit awards, all of which are unearned, are shown assuming that maximum performance is achieved.
(1) On March 1, 2024, a total of 65,167 RSUs and 113,028 PSUs (assuming full performance) were granted under the Current Plan to employees of the Company, of which 31,774 RSUs and 63,548 PSUs in the aggregate were granted to our NEOs. Since full value awards count as two shares against the total number of shares available for issuance under the Current Plan, the Company can only grant 93,479 full value share awards (e.g., RSUs) under the Current Plan as of April 2, 2024. However, as discussed earlier, the Company will limit additional grants in the aggregate under the 2019 Plan between April 2, 2024, and through the 2024 Annual Meeting of Shareholders to be held on May 23, 2024, to no more than 50,000 shares in total. If approved, the 2024 Plan will replace the Current Plan in its entirety and shares under the Current Plan will no longer remain available for grant issuances as of the approval of the 2024 Plan.

Additional Considerations. The 1,200,000 share allocation to the 2024 Plan is intended to manage equity grant requirements for approximately the next seven to ten years. The 2024 Plan will not deduct two shares for every full value award (e.g., RSUs) as in the Current Plan. By only deducting one share available for grant for all awards (including full value awards). the 2004 should last longer that the Current Plan. TriCo considers a pool of an average of 120,000 - 150,000 shares for grants per year to be important from a compensation and capital planning perspective. However, this is only an estimate, in our judgment, based on current circumstances as well as our expectations regarding:

•future awards;
•growth in the organization;
•the need for additional awards for recruiting and retaining key employees; and
•pushing awards further into the organization to remain competitive.

Based on our historic burn rate, the Board believes it has a record of judiciously granting stock awards in the past.
The total number of shares that are subject to our award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require
32 TriCo Bancshares

that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of our dividend payments, the type of awards we grant and how we choose to balance total compensation between cash and equity awards.

The Board unanimously recommends that shareholders approve the 2024 Plan in order to allow the Company to continue to offer equity-based awards to employees and directors as part of its overall compensation package and be competitive in its marketplace.

Summary of the 2024 Plan

The following summary describes the principal provisions of the 2024 Plan. The summary is qualified by reference to the 2024 Plan, a copy of which is included as Appendix B to this proxy statement.

Types of Awards. The 2024 Plan provides for the issuance of ISOs, non-statutory stock options, SARs, restricted stock, RSUs, and other stock-based awards. See “Shares Available; Certain Limitations,” above.

Administration. The 2024 Plan will be administered by our Board, or if our Board does not administer the 2024 Plan, a committee or subcommittee of our Board that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of our Board or such committee or subcommittee, the “plan administrator”). The plan administrator may interpret the 2024 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2024 Plan.

The 2024 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award (provided, however, that at least 95% of the awards under the 2024 Plan may not vest, in whole or in part, earlier than one year from the date of grant), and to amend the terms and conditions of outstanding awards, subject to the prohibition on repricing without shareholder approval.

Restricted Stock and Restricted Stock Units. Restricted stock and RSUs may be granted under the 2024 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2024 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments, subject to the one-year holding requirement. Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a shareholder; provided that dividends will only be paid if and when the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting, but may be entitled to receive dividend equivalents if the award agreement provides for them, subject to the one-year holding requirement and the prohibition on payments on unvested shares. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options. ISOs and non-statutory stock options may be granted under the 2024 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code. A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the Internal Revenue Code. A non-statutory stock option under the 2024 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the Plan will be designated as a non-qualified stock option or an incentive stock option. At the discretion of the administrator, incentive stock options may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424(e) of the Code) or employees of our subsidiaries.

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The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to ten percent shareholders). The exercise price for shares of common stock subject to an option may be paid in cash, or as determined by the administrator in its sole discretion, (1) through any cashless exercise procedure approved by the administrator (including the withholding of shares of common stock otherwise issuable upon exercise), (2) by tendering unrestricted shares of common stock owned by the participant, (3) with any other form of consideration approved by the administrator and permitted by applicable law or (4) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a shareholder with respect to the shares of common stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.
In the event of a participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

Stock Appreciation Rights. SARs may be granted either alone (a “Free Standing Right”) or in conjunction with all or part of any option granted under the 2024 Plan (a “Related Right”). A Free Standing Right will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the base price of the Free Standing Right (which shall be no less than 100% of the fair market value of the related shares of common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A Related Right will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a Free Standing Right may not exceed ten years from the date of grant. The exercise period of a Related Right will also expire upon the expiration of its related option.

The holder of a SAR will have no rights to dividends or any other rights of a shareholder with respect to the shares of common stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes. In the event of a participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based awards. The administrator may approve the grant other stock-based awards under the 2024 Plan, valued in whole or in part by reference to, or otherwise based on, shares of common stock. The administrator will determine the terms and conditions of these awards, including the number of shares of common stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of common stock, the shares of common stock constituting such bonus shall, as determined by the administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Performance Measures. Vesting and/or exercise of awards under the 2024 Plan may be made subject to the satisfaction of financial criteria or other objective or subjective performance measures, which are intended to align with the economic interests of our shareholders. The Compensation Committee determines the specific performance criteria that are to be used in granting performance-based awards and the performance period over which such criteria are to be measured. These performance criteria may be measured either in absolute terms or compared to results of a peer group and may be measured at the individual level, a business unit level or other Company-specific basis as determined by the Compensation Committee.

Equitable Adjustments and Treatment of Outstanding awards Upon a Change in Control
Equitable Adjustments. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common stock, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (1) the aggregate number and kind of
34 TriCo Bancshares

securities reserved for issuance under the 2024 Plan; (2) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2024 Plan; (3) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the 2024 Plan; and (4) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may, subject in all events to the requirements of Section 409A of the Internal Revenue Code, may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to ISOs will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control. The 2024 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, if a “change in control” (as defined below) occurs and a participant is employed by us or any of our affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion, may (1) provide that any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable; and (2) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the 2024 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The administrator shall have discretion in connection with such change in control to provide that all outstanding and un-exercised options and SARs shall expire upon the consummation of such change in control.

For purposes of the 2024 Plan, a “change in control” means, in summary, the occurrence of any of the following events: (1) a person or entity becomes the beneficial owner of more than 50% of our voting power; (2) an unapproved change in the majority membership of our board of directors; (3) a merger or consolidation of us or any of our subsidiaries, other than (a) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our board of directors immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (b) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (4) shareholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our shareholders in substantially the same proportions as their ownership of us immediately prior to such sale; or (B) a sale or disposition to an entity controlled by our board of directors. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our shareholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding. Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2024 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2024 Plan. Our Board may amend, alter or terminate the 2024 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Shareholder approval of any such action will be obtained if required to
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comply with applicable law. The 2024 Plan will terminate on the tenth anniversary of the date that it is approved by shareholder, though awards granted before termination will remain outstanding in accordance with their terms.

Clawback. If we are required to prepare an accounting restatement of our financial statements due to our material noncompliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws, then the administrator may require any Section 10D-1(d) of the Exchange Act “executive officer” to repay or forfeit to us that part of the cash or equity incentive compensation received by that Section 10D-1(d) executive officer during the preceding three (3) completed fiscal years that the administrator determines was in excess of the amount that such Section 10D-1(d) executive officer would have received had such cash or equity incentive compensation been calculated based on the restated amounts reported in the restated financial statement. The administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 10D-1(d) executive officer (which shall be made irrespective of any fault, misconduct or responsibility of each Section 10D-1(d) executive officer). The amount and form of the incentive compensation to be recouped shall be determined by the administrator in its sole and absolute discretion, and calculated on a pre-tax basis.

Holding Period. Fifty percent of all shares issued on vesting (except with respect to shares held to satisfy taxes) with respect to any award under the 2024 Plan will be subject to a minimum holding period until the earlier of (1) 12 months (or, if later, when the requirements under our share ownership guidelines are satisfied) from the later of (a) the vesting of such award or (B) the settlement of exercise, as applicable, of such award or (2) the participant’s termination of employment.

SEC Registration. If our shareholders approve the 2024 Plan, we plan to file a Registration Statement on Form S-8 with the SEC registering the shares available for issuance under the 2024 Plan during the third quarter of 2024.

U.S. Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of awards under the 2024 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Non-Qualified Stock Options. A participant who has been granted a non-qualified stock option will not recognize taxable income upon the grant of a non-qualified stock option. Rather, at the time of exercise of such non-qualified stock option, the participant will recognize ordinary income for income tax purposes in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income. If shares of common stock acquired upon exercise of a non-qualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Incentive Stock Options. In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of common stock are purchased by a participant, or option shares, pursuant to the exercise of an ISO granted under the 2024 Plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the participant, such disposition a disqualifying disposition, then, generally (1) the participant will not realize ordinary income upon exercise and (2) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares. Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a
36 TriCo Bancshares

nonqualified stock option as discussed above. In general, we will receive an income tax deduction at the same time and in the same amount as the participant recognizes ordinary income.

Stock Appreciation Rights. A participant who is granted an SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares of common stock received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares of common stock received upon exercise of an SAR will be the fair market value of the shares of common stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Stock. A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares of common stock at the earlier of the time the shares become transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares of common stock will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares of common stock before the restrictions lapse will be taxable to the participant as additional compensation and not as dividend income, unless the individual has made an election under Section 83(b) of the Code. Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such stock is subject to restrictions or transfer and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares of common stock equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Restricted Stock Units. In general, the grant of RSUs will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares of common stock, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards. With respect to other stock-based awards, generally when the participant receives payment in respect of the award, the amount of cash and/or the fair market value of any shares of common stock or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Section 409A. A participant receiving an award that is subject to, but fails to comply with, the deferred compensation requirements of Section 409A of the Internal Revenue Code (“Section 409A”) may be subject to a penalty tax of 20% of the income from such award plus interest charges, in addition to ordinary income tax. Failure to comply with Section 409A also may result in an acceleration of the timing of income taxation of such awards. Awards granted under the 2024 Plan are intended to be exempt from or to comply with the requirements of Section 409A.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income as described above, we generally will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Proxy Statement 37

Section 162(m) Limitation. Section 162(m) of the Internal Revenue Code and the regulations thereunder contain special rules regarding the federal income tax deductibility of compensation paid to our chief executive officer, our chief financial officer and to certain of our other executive officers. The general rule is that compensation paid to any of these specified executives, or to any person who was such an executive at any time on or after January 1, 2017, is deductible only to the extent that it does not exceed $1 million in any tax year.

New Plan Benefits. We have not made any commitments or plans for grants of awards under the 2024 Plan. Future grants under the 2024 Plan will be made at the discretion of the plan administrator and are not yet determinable. Benefits under the 2024 Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by participants. Consequently, at this time, it is not possible to determine the future benefits that might be received by participants receiving discretionary grants under the 2024 Plan.

Required Vote

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the approval of the 2024 Plan. Approval of the 2024 Plan requires the affirmative vote of a majority of the shares represented and voting at the meeting, which shares also constitute a majority of the required quorum.

THE BOARD OF DIRECTORS RECOMMENDS THAT ALL SHAREHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL 2: APPROVAL OF THE 2024 EQUITY INCENTIVE PLAN

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following persons currently serve as executive officers and senior management of both TriCo and Tri Counties Bank. Age is as of April 2, 2024.

Richard P. Smith. Information about Mr. Smith can be found at “Board of Directors.”
Daniel K. Bailey. Daniel Bailey, age 55, has been Executive Vice President, Chief Banking Officer since July 2019. Prior to that, he was Executive Vice President, Chief Retail Banking Officer from 2015 to July 2019 and previously held the title of Executive Vice President - Retail Banking & Bank Operations from May 2007 to 2015. Prior to joining Tri Counties Bank, Mr. Bailey spent fifteen years at Wells Fargo Bank where he served in numerous senior management positions managing retail branch operations in Northern California.

Craig B. Carney. Craig Carney, age 65, has served as Executive Vice President and Chief Credit Officer of Tri Counties Bank since 2007. From 1997 until 2007 he was Senior Vice President and Chief Credit Officer of Tri Counties Bank. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as Vice President, Senior Lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.

John S. Fleshood. John Fleshood, age 61, has served as Executive Vice President and Chief Operating Officer since 2016. Previously, Mr. Fleshood served in a variety of management positions at Wintrust Financial Corporation, a financial holding company based in Rosemont, IL from 2005 to 2016, including most recently as Executive Vice President and Chief Risk Officer. Prior to that, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank from 2001 to 2005, and as Vice President and Manager of the Treasury Division from 1992 to 2001.

Gregory A. Gehlmann. Gregory Gehlmann, age 62, has served as Senior Vice President and General Counsel since 2017. He also serves as Assistant Corporate Secretary. Previously, he served as Chief Bank Counsel & Corporate Secretary of Heritage Oaks Bank, Paso Robles, CA from 2014 to 2017. In 2014, he was an expert witness regarding fiduciary duties of corporate directors and officers and the duties / responsibilities of law firms in advising troubled companies. From 2005 to 2013, he served as General Counsel & Corporate Secretary at First Financial Bancorp, Cincinnati, OH where he also served as Chief Risk Officer from 2006 to 2008. Prior to that, he practiced law for 16 years in Washington, D.C.
38 TriCo Bancshares

Judi A. Giem. Judi Giem, age 59, has served as our Senior Vice President and Chief Human Resources Officer since May 2020. Previously, from 2016 she was Senior Vice President, HR and Talent Management Director at Banner Bank, Walla Walla, WA. Ms. Giem served as an Executive Relationship Manager for Ultimate Software Computer Software from July 2016 to October 2016; and from June 2014 to July 2016, she was Director of Talent Management at Itron, Liberty Lake, WA. Prior to that, Ms. Giem was Vice President, Director of HR Systems and Payroll at Sterling Savings Bank, Spokane, WA (acquired by Umpqua Bank) from 2006 to 2014. Ms. Giem has over 20 years of experience in the human resources field.

Peter G. Wiese. Peter Wiese, age 49, has served as Executive Vice President and Chief Financial Officer since 2018. From June 2018 to August 2018, he was a consultant to the Bank. Prior to that, he was a partner with the public accounting firm of Crowe LLP from 2011 through April 2018 specializing in the financial services and banking industries. Mr. Wiese has over 20 years of experience in public accounting. Mr. Wiese is a Certified Public Accountant licensed in California.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
TriCo’s executive compensation program is designed to support TriCo’s mission to:
•Improve the financial success and well-being of TriCo’s shareholders, customers, communities and employees;
•Provide opportunities for TriCo’s employees to achieve unparalleled personal and professional success; and
•Enable TriCo’s shareholders to achieve the exceptional rewards of ownership.
You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see “Proposals to be Voted on at the Annual Meeting -- Advisory Vote Concerning Executive Compensation” on page 1). This Compensation Discussion and Analysis contains information that is relevant to your voting decision.

Named Executive Officers
From the executive officers listed on page 38 of this proxy statement, TriCo identified the following individuals as named executive officers for 2023:
•Richard P. Smith, President and Chief Executive Officer
•Peter G. Wiese, Executive Vice President and Chief Financial Officer
•John S. Fleshood, Executive Vice President and Chief Operating Officer
•Craig B. Carney, Executive Vice President and Chief Credit Officer
•Daniel K. Bailey, Executive Vice President and Chief Banking Officer
The Compensation Discussion and Analysis is organized into three sections:
•Section 1 - Executive Summary
•Section 2 - Performance and Pay
•Section 3 - Compensation Process and Decisions

Key Features – Executive Compensation
•Three component compensation structure with focus on pay for performance and emphasis on long-term performance
• Competitive benchmarking against peers
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• Double trigger change in control severance
• Executive compensation agreements and plans have 280G carve backs and no tax gross-ups
• No excessive executive perks

Key Features – Compensation Oversight and Governance
•Independent Board oversight of CEO compensation (based on the compensation committee’s recommendations)
• Independent compensation committee oversight of non-CEO executive compensation
• Independent compensation consultant to the compensation committee

Key Features – Risk Management
•No incentive plans encourage excessive risk taking
•Recoupment (or clawback) policy
•Hedging or pledging of TriCo common stock is prohibited. Insiders are prohibited by policy to hedge, sell puts, sell shorts, or pledge our securities

Key Features - Alignment with Shareholder Interests
•Say on Pay vote on an annual basis: Approved by 95.9% of votes cast in 2023; with 95% or higher approval since 2017
•Executive equity ownership guidelines
•50% of equity grants focused on shareholder return (indexed to TSR)
• No repricing of options without shareholder approval

Section 1—Executive Summary
Our Response to Say on Pay Vote
The compensation and management succession committee (which we refer to in this section as the “Committee”) continues to monitor and consider the interests of TriCo’s shareholders regarding executive compensation. We are pleased that in 2023, almost 96% of the votes cast (excluding broker non-votes) supported TriCo’s “Say on Pay” proposal. Our Board, the Committee, and our executive team continue to review our executive compensation practices and look for opportunities to improve and strengthen its pay for performance objective and alignment with shareholders’ interests. During the past year the Committee took the following actions:
•Engaged a leading human resources and executive compensation consulting firm, to review our executive compensation program and make recommendations for enhancements to ensure market competitiveness.
•Reviewed Institutional Shareholder Services and Glass Lewis analyses to further understand any ongoing or new concerns about our compensation program.
•Continued to focus on having a significant percentage of executive pay contingent on performance.
•Continued the use of performance-based equity awards. Half of the annual equity grants to the chief executive officer and other executive officers consists of performance based RSUs or "PSUs", where the value of the award upon vesting is based upon total shareholder return (TSR) relative to the KBW Nasdaq Regional Banking Index (KRX). This design is extended further into the organization.
•Maintained stock ownership guidelines for directors and executive officers.
Further, we believe our compensation program structure and committee decisions during this period reflect a strong pay-for-performance commitment.
40 TriCo Bancshares

Financial Highlights
In 2023, TriCo accomplished the following:
•Reported earnings of $117.2 million for 2023 compared to $125.4 million in 2022.
•Increased net revenues by $9.1 million or 2.2% to $418.1 million, from $409.0 million.
•The efficiency ratio at the year ended December 31, 2023, was 55.77% compared to 52.97% at December 31, 2022 amid strong inflationary and competitive pressures.
•Paid $1.20 per share in cash dividends in 2023 compared to $1.10 per share in 2022, and capital ratios remained well above regulatory minimums to be considered “well-capitalized.”
•Successfully achieved a meaningful augmentation of our balance sheet through an earning asset mix shift while growing loans 5.3% and maintaining total assets of $9.9 billion.
•Continued to maintain an above peer allowance for credit losses to total loans ratio and below peer non-performing asset and past due loan ratios.
•Expanded our net interest margin to 3.96% for the year ended 2023, compared to 3.88% for the year ended 2022.

Summary of 2023 Compensation Decisions:
Despite the continuing unprecedented challenges presented in 2023, the Company delivered a year of solid performance, all while navigating difficult business and operating conditions, including bank failures and rising interest rates. Despite these challenges, we maintained our core compensation strategy and objectives, including pay for performance, appropriate risk management and talent retention. As further explained in this Compensation Discussion & Analysis, our key areas of compensation focus during 2023 were:
•Maintaining our core executive compensation program which emphasizes pay for performance, particularly long-term performance; and
•Continuing to focus on risk management.
•Specifically:
◦The named executive officers received nominal base salary increases in 2023 ranging from 2.0% to 3.1%.
◦After evaluating the Company's performance under the Short Term Incentive Plan, the Committee determined to pay incentive payments at approximately 1.51x target to the CEO and 1.54x target to the other named executive officers. Based on the metrics under this plan, Mr. Smith received a bonus of 106% of base salary and the other named officers received bonuses equal to 85% of base salary.
As we continue navigating the challenges that have carried into 2024, we will adjust, as needed, our executive compensation strategy and approach to continue to effectively drive the Company’s sustainable, long-term growth and strategy.
Section 2— Performance and Pay
TriCo has long maintained a strong pay-for-performance philosophy that links executive compensation to achievement of the operating and financial goals set by the Board of Directors.
TriCo believes that growth in diluted earnings per share and a continued focus on maintaining a strong balance sheet are key factors in maximizing return to our shareholders.
In 2023, TriCo achieved the following results, compared with prior periods:

Proxy Statement 41

Financial Metrics ($ in ‘000)	12/31/2023	12/31/2022
Net income per diluted share	$3.52	$3.83
Non-performing assets to total assets ratio	0.35%	0.25%
Loans, net of allowance at FYE	$6,672,948	$6,344,767
Deposits at FYE	$7,834,038	$8,329,013
Dividends declared per share	$1.20	$1.10
Total risk-based capital ratio	14.70%	14.20%
Pre-tax pre-provision return on average assets	1.87%	1.97%
Net interest margin	3.81%	3.88%
Efficiency Ratio	55.77%	55.97%
The following graph shows TriCo’s total shareholder return, or TSR, compared with the KBW Nasdaq Regional Banking Index over the past five years. The KBW Nasdaq Regional Banking Index is a regional bank stock index that is comprised of approximately 50 regional banks and thrift stocks selected by Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm focused on the financial services sector.

	Period Ending
Index	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023
TriCo Bancshares	100.00	123.36	109.99	136.99	166.52	144.78
KBW NASDAQ Regional Banking Index	100.00	121.14	106.48	141.83	128.43	123.28
As the chart indicates, the total shareholder return to TriCo investors was approximately 45% over the five years ended December 31, 2023. TriCo exceeded the KBW Nasdaq Regional Banking Index which returned approximately 23% during this five-year period.

Section 3—Compensation Process and Decisions
Compensation Philosophy
TriCo’s executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo’s performance and to attract, retain, motivate and reward a highly qualified executive management team. The Committee believes that these objectives can best be met by linking compensation to the achievement of both individual and corporate performance objectives.
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The underlying philosophy behind TriCo’s compensation program is straightforward: TriCo pays competitive salaries and rewards executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is TriCo’s commitment to offer fair pay based on the respective roles of TriCo’s executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.

Role of the Compensation and Management Succession Committee
The Committee has the primary authority to determine TriCo’s compensation philosophy and to establish compensation for Richard P. Smith, TriCo’s President and Chief Executive Officer, and evaluate the compensation of TriCo’s other executive officers. Each component of compensation for TriCo’s executive officers is generally administered under the direction of the Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits in totality are competitive and reasonable. In determining each component of compensation and the total compensation package, the Committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The Committee can exercise its discretion by modifying any recommended adjustments or awards to the executives. Each executive officer also participates in an annual performance review with Mr. Smith that includes a self-evaluation for the period being assessed. The Committee performs Mr. Smith’s annual performance review.

Peer Group
The Committee routinely benchmarks and compares our compensation and performance against selected peer companies. It utilizes this information as a reference for setting pay and making pay decisions. The Committee, with its compensation consultant and management, conducts a review of the composition of the Company's peer group at least every two years to take into account such factors as asset growth and merger and acquisition activity. In its determination, the Committee considers a variety of factors and characteristics including, among other things, geography, market capitalization, asset size, credit quality, capital, performance on financial and market-based measures, and the extent they compete with our business, as well as for talent.

Based on the growth of the Company to nearly $10 billion in assets in early 2022, Aon recommended the Company take a different approach for 2022 to better reflect the general practices of mid-sized banks regarding peer groups and to reflect the decreasing number of comparable peers in California and the Western United States. Furthermore, it was recommended that the peer group also include institutions outside the confines of the Western United States that had been utilized for the identification of peers in past years. After Aon produced an initial group, management worked in a collaborative process with Aon to reach the recommended peers. Certain initial peers were removed due to business model or ownership structure. The Company continued this practice for 2023, making slight adjustments to its peer group to reflect acquisitions and growth of peers.

In November 2022, the Committee re-evaluated the peer group in light of Aon’s recommendations. Based on its review, in consultation with Aon, the Committee determined the peer group for 2023 executive compensation decisions to be as follows:
•Hope Bancorp, Inc. (HOPE)
•Banner Corp. (BANR)
•First Financial Bancorp. (FFBC)
•CVB Financial Corp. (CVBF)
•WSFS Financial Corp. (WSFS)
•First Merchants Corp. (FRME)
•Enterprise Financial Services (EFSC)
•First Financial Bankshares (FFIN)
•First Busey Corp. (BUSE)
•Sandy Spring Bancorp (SASR)
•NBT Bancorp Inc. (NBTB)
•First Foundation Inc. (FFWM)
•Vertex Holdings Inc. (VBTX)
•Seacoast Banking Corp. of FL (SBCF)
•BancFirst Corp. (BANF)
•Banc of California Inc. (BANC)
•Southside Bancshares Inc. (SBSI)
•National Bank Holdings Corp. (NBHC)
•HomeStreet Inc. (HMST)
•Luther Burbank Corp. (LBC)

This peer group consists of 20 financial institutions with total assets of between $7.2 billion and $17.9 billion at 2021 year end with $12.3 billion at the 50th percentile. The peer group was then re-examined to reflect acquisition growth in 2022 to
Proxy Statement 43

evaluate whether peers remained relevant with respect to expected asset size and other factors. No additional changes were made to the group.

The Committee does not solely rely on comparative data from the peer group. Such comparative data provides helpful market information about our peer companies as a reference, but the Committee does not target any specific positioning or percentile, nor does it use a formulaic approach, in determining executive pay levels. The committee may refer to other banks or financial companies outside of the peer group for additional benchmarking information. It also utilizes other resources, including published compensation surveys and other available proxy and compensation data. All such comparative peer data and supplemental resources are considered, along with the Company’s pay for performance and internal parity objectives within the leadership team. All applicable information is reviewed and considered in aggregate, and the Committee does not place any particular weighting on any one factor.
Role of the Compensation Consultant
To assist in its efforts to meet the objectives outlined above for 2023, the Committee retained Aon to provide general executive compensation consulting services to the Committee and to support management’s need for advice and counsel. The Committee’s charter authorizes the Committee to retain or terminate consultants and to engage other advisors.

The independent compensation consultant reports directly to the Committee but typically collaborates with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Committee. In addition, the Committee has the ability to meet with its consultant in executive sessions as the Committee may request from time to time. The consultant provides data regarding market practices and works with management and the Committee to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier.

During 2023, Aon also provided services to our Company relating to non-executive compensation, including ad hoc compensation projects, and actuarial services and related disclosure requirements. Services provided to management and not the Committee were approved by management and not the Committee. The fees associated with the services provided to management were less than $120,000.

The Committee retained Aon after considering the factors set for forth in Nasdaq’s rules concerning compensation consultant independence and concluding that its retention of Aon was appropriate. The Committee’s conclusion was based on the following factors:

•Executive compensation consulting services provided to the Committee and other consulting services provided to management were performed by separate and distinct divisions of Aon;
•The Committee’s decision to engage Aon was independent of management’s engagement of Aon;
•Total fees paid in 2023 to Aon were not material in the context of total revenues disclosed in Aon’s most recent annual report;
•Aon has adopted and disclosed to the Committee its executive compensation consulting protocols for client engagements and the Committee believes these protocols provide reasonable indications that conflicts of interest will not arise;
•Aon reports directly to the Committee chair on executive compensation matters;
•The Committee members and executive officers of the Company have no business or personal relationship with Aon; and
•The Committee, in its discretion, determines whether to retain or terminate Aon as the Committee’s compensation consultant.

Executive Compensation Program Components - the Committee’s Process for Establishing 2023 Target Compensation
The Compensation Committee takes a holistic approach to establishing the total compensation package for its executives and each element of compensation is interdependent on the other elements. Applying the Company's core values and drawing
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upon the principles and philosophy discussed earlier, the Compensation Committee utilizes these elements of compensation as building blocks to construct a complete compensation package for each executive that appropriately satisfies the core design criteria of pay for performance, alignment with shareholder interests, market competitiveness, proper governance and compliance with all legal and regulatory guidelines.

The mix and relative weighting of each compensation element reflect the competitive market and the Company's compensation philosophy. The mix of compensation elements may be adjusted from time to time to best support our immediate or longer-term objectives, changes in executive responsibility, and internal consistency.

While the Committee does not set compensation at specific percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunities and employee benefits within a competitive range of the pay practices of TriCo’s peers and competitors. Furthermore, with respect to non-NEOs, surveys prepared by management with the assistance of Aon are also used periodically to assess whether TriCo is maintaining its labor market competitiveness. These surveys compare TriCo’s compensation programs to the compensation programs of the peer similarly sized bank holding companies primarily located in the Western United States, but primarily California.

In establishing 2023 target compensation, the Committee used this market data along with the CEO’s evaluation of performance and compensation recommendations for the other executive officers and then applied its judgment and experience to set executive officer target compensation. As discussed earlier, while the Committee does consider peer group compensation information (including median compensation) when setting executive compensation, it does not believe it appropriate to establish compensation amounts based solely on this data. The Committee believes that compensation decisions are multi-dimensional and require consideration of additional factors, including market competition for the position and the executive’s:

•experience, performance, and contributions;
•long-term potential; and
•leadership.

In addition, the Board uses a formal, annual performance evaluation process to determine the CEO’s compensation. As part of its performance evaluation, of the Board reviews key strategic and leadership behaviors and provides feedback directly to Mr. Smith regarding his performance and the performance of the Company.

Target compensation for each NEO is a mix of short-term (cash) and long-term (stock) incentives. A substantial portion of the target compensation is at risk and varies based on the performance of the Company, including the creation of long-term shareholder value. The emphasis on compensation elements related to performance is specifically intended to affect the actual level of compensation realized versus target.

The compensation program for TriCo’s executives consists of three primary components:
•base salary,
•annual performance-based incentive compensation consisting of a cash bonus (“STI”), and
•long-term incentive compensation comprised of equity-based awards intended to reward executives for the enhancement of shareholder value and to promote retention (“LTI”).

The mix of compensation awarded in 2023 to our NEOs reflects our compensation philosophy. A significant percentage of total compensation is allocated to incentives, based on TriCo’s philosophy of emphasizing long-term, performance-based compensation. TriCo has no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. However, consistent with its focus on long-term, performance-based compensation, in 2023 the Committee continued its focus on placing greater emphasis on pay at risk, including short term bonuses and equity as a percentage of total executive compensation. Based on the summary compensation table on page 56, compensation for the Chief Executive Officer and the other named executive officers for the years indicated was allocated as follows (excluding the change in pension value and nonqualified deferred compensation earnings):

Proxy Statement 45

	CEO Target Mix of Total Compensation (1)
	2023	2022	2021
Base salary	37%	37%	38%
Target short-term incentives (annual incentive bonuses)(2)	26%	26%	24%
Long-term incentives (equity awards)	34%	34%	36%
Benefits (perks)	3%	3%	2%
Total	100%	100%	100%

(1)The chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “- Nonqualified Deferred Compensation”.
(2)For 2021, the annual short-term incentive bonus had a portion (40%) paid out in one-year time vested RSUs.

	Other NEOs Average Target Mix of Total Compensation (1)
	2023	2022	2021
Base salaries	43%	43%	44%
Target short-term incentives (annual incentive bonuses)(2)	24%	24%	21%
Long-term incentives (equity awards)	30%	30%	32%
Benefits (perks)	3%	3%	3%
Total	100%	100%	100%

(1)The chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “Nonqualified Deferred Compensation”.
(2)For 2021, the annual short-term incentive bonus had a portion (an average of 39.3%) paid out in one-year time vested RSUs.

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Base Salaries
The Committee reviews base salaries annually to align them with market and industry levels as appropriate and after taking into account TriCo’s general financial performance and the executive’s role, responsibilities, experience and future potential. The Committee seeks to establish base salaries that are within the competitive range of salaries for persons holding similarly responsible positions at peer banks and bank holding companies. The Committee also takes into consideration the impact of changes in cash compensation on the expected future cost of supplemental retirement plans.
Based upon guidance provided by Aon through its peer proxy data analysis and additional information captured through a variety of sources, including Aon/McLagan, SEC filings and the California Banker's Association, TriCo believes that it compensates its executives equitably when compared to competitive companies in its peer group.

Chief Executive Officer Base Salary
After reviewing market pay data, taking into consideration the tenure of Mr. Smith, the increase in his base salary in 2022, and his total compensation package, the Committee determined to increase Mr. Smith’s base salary (effective March 27, 2023) as follows:

Name	2023 Base Salary	2022 Base Salary	Change 2022 to 2023 (%)	2022 Base Salary	2021 Base Salary	Change 2021 to 2022 (%)
Rick Smith	$995,000	$975,000	2.1%	$975,000	$825,000	18.2%

Other Named Executive Officers Base Salary
With regard to the other named executive's base salaries, the Committee reviewed market pay data as well as the fact that three of the four other named executive’s had received base pay increases in 2022; and based on each executive's total compensation package, it was determined that the following market adjustments would be made in 2023 (effective March 27, 2023) as follows:.

Name	2023 Base Salary	2022 Base Salary	Change 2022 to 2023 (%)	2022 Base Salary	2021 Base Salary	Change 2021 to 2022 (%)
Peter Wiese	$515,000	$500,000	3.0%	$500,000	$480,000	4.2%
John Fleshood	$484,000	$470,000	3.0%	$470,000	$450,000	4.4%
Craig Carney	$433,000	$420,000	3.1%	$420,000	$400,000	5.0%
Dan Bailey	$454,000	$445,000	2.0%	$445,000	$400,000	11.3%
Annual Incentive Bonuses
It is the Committee’s objective to have a substantial portion of each executive’s compensation contingent upon TriCo’s performance as well as upon the executive’s own level of performance and contribution toward TriCo’s performance. TriCo utilizes annual cash bonuses to align executive compensation with TriCo’s business objectives and TriCo’s performance. Placing an emphasis on incentive compensation is consistent with TriCo’s philosophy of rewarding executives for TriCo’s performance.
Faced with an extraordinarily challenging macroeconomic environment, the Committee believes TriCo performed well and delivered a year of strong strategic execution, business growth and financial performance. For further details about our 2023 business and financial performance, see “Financial Highlights”, “Other Highlights”, and “Section 2— Performance and Pay” in this Proxy Statement.

Proxy Statement 47

2023 Executive Incentive Plan Results

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate strategic objectives. Each NEO has an annual cash incentive target opportunity that may, based on performance, result in an earned incentive equal to between 50% and 200% of the target opportunity.

For purposes of the annual cash incentive, the Committee measures corporate performance based on actual performance compared to pre-established performance goals as a base completion percentage. The Compensation Committee has the discretion to increase or decrease the amount of annual cash incentive earned based on these factors by 15%. In using such discretion, the Committee may also review the Company’s performance compared to the performance of certain regional and top quartile peers, together with the Company’s progress with respect to certain corporate strategic objectives to further assess overall corporate performance.

For 2023, the annual cash incentive plan used four key performance measurement metrics: return on average tangible common equity (ROATCE), pre-provision net revenue (PPNR) to average assets, efficiency ratio, and non-performing assets (NPA) to average assets. In determining the performance range, each metric was assigned a different spread as follows:

	Performance Goals
Corporate Performance Metric	Spread – Threshold (50% Payout)	Spread - Max (200% Payout)
ROATCE	(15.0)%	15.0%
PPNR to Ave Assets	(10.0)%	10.0%
Efficiency Ratio	7.5%	(7.5)%
NPAs/Ave Assets	25.0%	(25.0)%

The financial performance goals for the annual cash incentive and actual results for 2023 are set forth below:

	Performance Goals				Results
Corporate Performance Metric	Weighting	Threshold (50% payout)	Goal Target (100% payout)	Maximum (200% payout)	Actual Results	% of Target Payout
ROATCE	30%	14.0%	16.5%	18.9%	15.5%	80.9%
PPNR to Ave Assets	30%	1.5%	1.6%	1.8%	1.9%	200.0%
Efficiency Ratio	20%	57.6%	53.6%	49.6%	55.8%	72.8%
NPAs/Ave Assets	20%	1.3%	1.0%	0.8%	0.4%	200.0%

For 2023, comparing actual corporate performance to the 2023 corporate performance goal targets, the resulting payout percentage under the plan was driven by two of the four corporate performance goal metrics (PPNR / Ave Assets and NPAs/Ave Assets) at maximum payout, offset by the remaining two metrics (ROATCE and Efficiency Ratio) between threshold and target performance.

As discussed earlier, in addition to awards made under our annual cash incentive plan for corporate performance pursuant to the above formula, the plan also allows for the Committee (for all officers, including the CEO) and the CEO (for officers other than himself) to recommend adjustments (of plus or minus 15%) based on results of near-term performance related to one-time initiatives, specific development efforts, or short-term projects.

For 2023, the Committee determined to adjust the payouts for the named executive officers upward by 9%. For the year ended December 31, 2023, the following cash bonuses were awarded.

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Named Executive Officer	Target Value as % of Base Salary	Corporate Performance Completion (%)	Corporate Performance Award (%)	Adjustment (%)	Total Value as % of Base Salary
Richard P. Smith	70.0%	138.8%	97.2%	9.0%	106.2%
Peter G. Wiese	55.0%	138.8%	76.3%	9.0%	85.3%
John Fleshood	55.0%	138.8%	76.3%	9.0%	85.3%
Craig Carney	55.0%	138.8%	76.3%	9.0%	85.3%
Daniel Bailey	55.0%	138.8%	76.3%	9.0%	85.3%

The Committee determined an upward adjustment of 9% over the plan metrics was appropriate for the CEO (Smith) due to his leadership in guiding the company and its investors during a difficult year for the bank and the banking industry in general. Despite these headwinds, Mr. Smith’s leadership enabled the company to achieve steady performance, continue good relations with regulators, produce better than peer financial operating results and build a stronger balance sheet of the Company.

Furthermore, the Committee accepted the recommendations of the CEO with respect to an upward adjustment of 9% over the plan metrics for the remaining named executive officers for the following reasons:

•Peter Wiese. Leadership in responding to a continually increasing rate environment, liquidity issues created by bank failures and the impact of interest rates on long-term assets, strengthening the Company’s balance sheet, including capital management, and fostering key strategic partnerships.
•John Fleshood. Leadership in succession management execution and continued evolution and strengthening of the Company’s risk management, community investment and regulatory compliance functions.
•Craig Carney. Leadership in succession management and strategic hiring, the Company’s successful regulatory compliance, notably asset quality, and preparing the bank for an uncertain economy .
•Dan Bailey. Leadership resulting in consistent business operating results in line with budget expectations specific to sales and production activities, as well as oversight of the revenue lines of business during the difficulties facing the company and the banking industry in general.

Chief Executive Officer Incentive Compensation
Mr. Smith was eligible to receive an annual cash incentive bonus under the executive incentive plan. The target cash incentive opportunity as a percentage of base salary for Mr. Smith for 2023 remained unchanged as follows:

Name	Target 2023	Target 2022	Target 2021
Richard Smith	70.0%	70.0%	60.0%

The Committee determined to keep Mr. Smith’s target for 2023 at 70% of base salary based on its review of total compensation in relation to peers and Mr. Smith’s tenure. The award opportunity was determined in part based on the compensation study used to help determine 2023 executive compensation.

Based on the factors discussed above, in February 2024 the Committee determined Mr. Smith's incentive payout as follows:

Name	Bonus Payout	% of 2023 Base Salary
Richard Smith	$1,056,566	106.2%

Proxy Statement 49

Other Named Executive Officers Incentive Compensation
The Committee also provides cash incentive compensation to TriCo’s other executives in the form of an annual cash bonus based on a target percentage of base salary. The target cash incentive opportunities as a percentage of base salary for 2023 for each of the named executive officers remained unchanged from 2022 as follows:

Name	Target 2023	Target 2022	Target 2021
Peter Wiese	55.0%	55.0%	55.0%
John Fleshood	55.0%	55.0%	55.0%
Craig Carney	55.0%	55.0%	40.0%
Daniel Bailey	55.0%	55.0%	40.0%

The Committee determined that the incentive compensation targets as a percent of base salary for 2023 would remain the same as 2022 at 55% of base salary. The decision was based on its review of total compensation in relation to peers and tenure of the executives. Furthermore, the award opportunity was determined in part based on the compensation study used to help determine 2023 executive compensation.

As discussed earlier, the Committee reviewed TriCo’s 2023 financial performance under the cash incentive compensation plan, took into consideration the factors set forth above, and determined that payouts for the named executive officers would be as follows:

Name	Bonus Payout	% of 2023 Base Salary
Peter Wiese	$439,613	85.3%
John Fleshood	$413,150	85.3%
Craig Carney	$369,616	85.3%
Daniel Bailey	$387,542	85.3%

Equity Compensation
The Committee provides long-term incentive compensation to TriCo’s executive officers through the grant of awards under TriCo’s equity incentive plans. In accordance with TriCo’s compensation philosophy, the use of equity compensation is intended to provide incentives to TriCo’s executive officers to work toward the long-term growth of TriCo by providing them with an award that will increase in value only to the extent that the value of TriCo’s common stock increases. Because the value of awards under TriCo’s equity incentive plan bear a direct relationship to TriCo’s stock price, the Committee believes that equity awards are an effective long-term incentive to create value for shareholders and appropriately align the interests of TriCo’s executives with the interests of TriCo’s shareholders. Equity awards also serves as a long-term retention incentive for TriCo’s executives because equity awards are generally subject to vesting schedules of three to four years.

Equity awards to the CEO and named executive officers are approved by the Committee at regular Committee meetings. The effective date for all grants is the date that the Committee approves the grant and all key terms have been determined. In 2023 the Committee decisions on equity award grant values to be awarded to TriCo executives coincided with the time of merit reviews.

The number of equity awards granted each year by the Committee to an executive is not fixed, but is determined by the Committee annually based on a review of comparable practices at the Company's peers as well as a subjective evaluation of factors, including the following:
•the perceived incentive that the grant will provide,
•the executive’s prior performance and level of responsibility,
•the benefit that the grant may have on long-term shareholder value, and
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•the value of the equity award at the time of grant.

The Committee views the grant of equity awards as both an incentive vehicle and a retention device and therefore, also reviews the status of vesting and the number of vested versus unvested awards held by an executive at the time of grant and the annual grants made to executives at TriCo’s peer group companies.

The equity grant strategy for the chief executive officer and other named executive officers is to utilize a 50%/50% mix of time-based RSUs and performance-based PSUs. The Committee believes that this stock grant strategy consisting of a 50%/50% mix of time-based RSUs and performance-based PSUs better aligns the interests of shareholders and employees as a recruiting and retention tool as compared to grants of stock options. This policy also applies to certain other key employees who received equity awards in order to better align compensation incentives to increasing shareholder value. RSUs granted in 2023 vest in annual installments over three years. The PSUs vest in a single installment after three years; however, the actual number of PSUs earned upon vesting is dependent upon the total shareholder return, or “TSR,” for TriCo common stock relative to the KBW Nasdaq Regional Banking Index over a three-year performance period beginning on the date of grant. During 2023, the Committee reviewed the mix of RSUs and PSUs and continues to believe that the 50%/50% split is the appropriate mix for the retention and incentive elements and serves to align our executives with shareholders. The Committee annually revisits the program design, metrics considered, and weighting before issuing new grants to continuing executives but does not expect the weighting of performance-based equity for awards for executives to be less than 50% in future years. The actual number of shares earned range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The payout schedule is defined as follows:

	TCBK TSR vs. KBW TSR	Payout Percentage
Maximum	+25% or more	150%
	Every +1%	+2% Payout
Target	Equal	100%
	Every -1%	-2% Payout
Threshold	-25%	50%
Minimum	Less than -25%	0%
TSR is defined as the change in the market value of a share of TriCo common stock, including treating dividends as if reinvested. The beginning and ending stock prices used to determine the change are based on the average stock price over a period of 30-trading days at the beginning and end of the performance period.

The three-year performance period for the PSUs granted in 2020 ended on June 5, 2023. TriCo’s TSR for the three-year period was 97.68% while the KBW Nasdaq Regional Banking Index was 67.98%. The additional 29.7% TSR performance generated by the Company (TCBK) as compared to the KBW index (KRX) resulted in a payout percentage of 150% under the terms of the PSUs.

For 2023, the Committee, based in part on its review of peer data as well as its decisions with respect to other components of compensation (base compensation and target incentive payout), determined to grant the NEOs equity awards at the same percentage of base salary as in 2022, with the grant value split evenly between RSUs and PSUs.

Name	Percent of Base 2023	Percent of Base 2022	Percent of Base 2021
Rick Smith	90%	90%	95%
Peter Wiese	75%	75%	80%
John Fleshood	75%	75%	80%
Craig Carney	65%	65%	65%
Daniel Bailey	65%	65%	65%

Proxy Statement 51

Grant date price for awards was measured using the 30-day average trading date closing price of the Company's common stock following the Committee's determination to grant shares. See “Grants of Plan-Based Awards for 2023” on page 58 for stock grants made by the Committee to the named executive officers in June 2023.

Elimination of Vacation Accrual
Effective January 1, 2021, the members of the executive team are no longer eligible to earn and accrue paid vacation leave under the Company’s vacation policy. Executives are allowed time off from time to time for the purpose of rest and relaxation, with salary continuation, consistent with the duties and responsibilities of the executive’s position. Time off for this purpose is not considered a deferral of wages or compensation. Any such time off is not considered a leave of absence from work. Any leave of absence taken in accordance with law is governed by the Company’s applicable leave policy.

No Hedging Transactions
The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities.

No Margin Accounts or Pledges
Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

Stock Ownership Guidelines
TriCo’s Board of Directors believes that key executives should have significant stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of company shares. TriCo’s Stock Ownership Guidelines encourages executive officers to accumulate a meaningful position in TriCo common stock. No changes were recommended for 2023; however, in 2024 the Board increased stock ownership guidelines for EVPs from 1.5x to 2x of base salary. The current stock ownership guidelines are set forth below:

Position	Minimum Ownership (multiple of base salary)
Chief Executive Officer	3.0
Executive Vice President	2.0

Under these guidelines, share ownership is determined from the totals reported on Table 1 of the executive’s or director’s SEC Form 4, and includes shares of common stock, unvested restricted stock awards (RSUs and PSUs) and shares in which beneficial ownership is disclaimed. In addition, outstanding vested stock options that are in the money are included based on the intrinsic value converted to an equivalent number of full shares (i.e., net of exercise price). New executives are permitted five years to achieve the minimum ownership amounts. Executives must retain not less than 50% of any vested stock awards (after-tax) until in full compliance. The nominating and corporate governance committee annually reviews the executives’ compliance with the guidelines and has determined that all covered executive officers satisfy the stock ownership guidelines. For a discussion of director stock ownership guidelines and their compliance, see "Stock Ownership Guidelines on page 52.

Other Elements of Compensation and Perquisites
In order to attract and retain talented executives who will focus on achieving TriCo’s long-term goals, TriCo provides to its named executive officers, including Mr. Smith, the following benefits and perquisites:

Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at “Compensation of Named Executive Officers—Pension Benefits,” for three of the named executive officers which provides
52 TriCo Bancshares

them with benefits upon their retirement, death, or upon the termination of employment within 24 months of a change of control. In recent years, the Company has not offered such plans to new executive officers; therefore Messrs. Wiese and Fleshood are not participants.

Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.” This plan provides our named executive officers the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that TriCo credits to their accounts. See "Compensation of Named Executive Officers - Nonqualified Deferred Compensation" on page 63.

Employment and Change of Control Agreements. TriCo has entered into an employment agreement with the CEO described beginning on page 64 and change of control agreements described on page 64 with its other named executive officers who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and could be at risk for a job loss if a change of control occurs. The Committee believes that such agreements are important in order to provide an incentive for executives to remain employed with TriCo throughout the challenges and uncertainty that a change in control may cause. Such continuity in leadership benefits both TriCo’s shareholders and, ultimately, a company that may acquire TriCo. These agreements are intended to allow the executives to focus on making and implementing decisions that are in the best interests of TriCo’s shareholders without being distracted or influenced in the exercise of their business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and therefore are necessary to attract and retain executives as well as maximize shareholder value. The agreements have a “double trigger” provision, meaning that an executive will not receive change in control benefits under his agreement unless both a change of control occurs and, within two years, the executive’s employment is involuntarily terminated without cause or the executive terminates his employment for “good reason”, as defined in his agreement. A change of control could also accelerate the vesting of all of the executives’ outstanding options and equity awards and accelerate benefits under some of TriCo’s benefit plans as described at “Compensation of Named Executive Officers—Potential Payments Upon Termination and Change of Control.”

ESOP Contributions. TriCo makes annual contributions to each executive’s account under TriCo’s employee stock ownership plan, in which all eligible employees participate. See “Compensation of Named Executive Officers—ESOP.”

Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described in “Compensation of Named Executive Officers—401(k).”

Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available. Currently, we provide all employees, including executives, with group life insurance equal to up to three (3) times base salary; capped at $500,000.

Long Term Care Agreements. In 2003 we entered into long-term care agreements with all eligible directors and executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and were amortized by TriCo over five years. Under certain conditions, the long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. Mr. Carney is the only participant under such agreement. The premiums were paid by the Bank in 2003 and Mr. Carney was taxed on the benefits over a 5-year period.

Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites and personal benefits table on page 56. TriCo may allow its executive officers and director
Proxy Statement 53

s to utilize TriCo’s corporate airplane for personal use in limited circumstances, provided they reimburse the Company for the costs used based on an hourly reimbursement rate that is predetermined each year. The hourly reimbursement rate represents the aggregate incremental cost to TriCo for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, airport taxes and crew travel expenses.

Clawbacks. Pursuant to the Dodd-Frank Act, in 2023, effective October 2, 2023, the Nasdaq Stock Market adopted a rule requiring listed companies to adopt policies to recover or "clawback" of excess incentive-based compensation earned by a current or former executive officer during the three fiscal years preceding the date the listed company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. We adopted a compensation clawback policy pursuant to the listing standards and was included as an exhibit to our Annual Report on Form 10-K filed with the SEC on February 29, 2024. In addition, our 2019 Plan includes a clawback provision and that provision is retained in the proposed 2024 Plan.

Analysis of Employee Compensation Plan Risks
The Committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. In addition to the incentive plans in which the named executive officers participate, we have established incentive plans for certain bank employees that reward performance based on product referrals, business development and profitability as well as long-term incentive awards including stock options and restricted stock awards. The Committee limited its review to these plans, which are the only plans under which the amount payable is based, directly or indirectly, on the Company’s reported earnings.

The Committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

Role of Tax Requirements
Section 162(m) of the Internal Revenue Code (“Code”) generally places a $1.0 million limit on the amount of compensation a company can deduct in any one year for any "covered employees". Prior to the adoption of the Tax Cuts and Jobs Act (the "TCJA") in 2017, the Code provided an exception to this limit for "qualified performance-based compensation." Except with respect to certain arrangements in place on November 2, 2017, the TCJA repealed this exclusion, and therefore compensation paid to any "covered employees" in excess of $1.0 million generally will no longer be deductible. Prior to the TCJA, the Committee considered, among other things, the impact of the exclusion for "qualified performance-based compensation” when developing and implementing our executive compensation program.
While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes and retain the ability to provide compensation that may not qualify as deductible under Section 162(m). The Committee expects it will grant awards and provide for compensation that will not be deductible under Section 162(m) when it believes that such non-deductible arrangements are otherwise in the best interests of the Company and its shareholders. The Committee also intends to continue to provide performance-based compensation, consistent with the Company’s pay-for-performance philosophy. For 2023, approximately $4.6 million of executive pay was not deductible under the TCJA.

The employment agreement with our CEO and the change in control agreements with our named executive officers include a Section 280G “net best” provision providing that the amount of any severance payments and benefits that the executive otherwise would be entitled to receive would be reduced to the extent necessary to avoid the excise tax under the Section 4999 of the Internal Revenue Code, but only if such reduction would result in the executive retaining a greater amount of such payments and benefits on an after-tax basis than had no reduction been made.
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Those agreements also provide that, if any benefit thereunder is subject to Section 409A of the Internal Revenue Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

Summary
The Committee believes that TriCo’s philosophy of aligning compensation with TriCo’s performance and individual superior performance was met and that the compensation for TriCo’s executive officers has been competitive and comparable to the compensation received by executive officers of banks with similar sized and operational complexity located in the Western United States. In addition, TriCo’s executive compensation philosophy and programs support TriCo’s overall objective to enhance shareholder value through profitable management of TriCo’s operations. The Committee is firmly committed to the ongoing review and evaluation of TriCo’s executive compensation program.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

To Our Shareholders:
The Compensation and Management Succession Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted:

Martin A. Mariani (Chair)
John S. A. Hasbrook
Kimberley H. Vogel

The foregoing Report of the Compensation and Management Succession Committee shall not be deemed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Proxy Statement 55

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table
The table below sets forth the annual and long-term compensation of our (i) CEO, (ii) our Chief Financial Officer, and (iii) the three other most highly compensated executive officers who were serving as executive officers at the end of 2023. We refer to these five executives as the "named executive officers."

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)	Non-equity incentive plan compensa-tion ($)	Change in pension value and nonquali-fied deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Richard Smith, President - Chief Executive Officer	2023	989,692	—	862,084	—	1,056,566	138,132	51,367	3,097,841
	2022	934,615	—	867,813	—	1,365,000	14,658	61,813	3,243,899
	2021	825,000	—	731,456	—	895,000	14,856	45,292	2,511,604
Peter Wiese, Executive Vice President — Chief Financial Officer	2023	510,962	—	371,831	—	439,613	—	32,010	1,354,416
	2022	494,615	550,000	370,878	—	—	—	19,110	1,434,603
	2021	480,000	456,000	358,347	—	—	—	17,850	1,312,197
John Fleshood, Executive Vice President — Chief Operating Officer	2023	480,231	—	349,420	—	413,150	—	31,867	1,274,668
	2022	464,615	517,000	348,621	—	—	—	33,766	1,364,002
	2021	444,206	427,500	335,945	—	—	—	22,623	1,230,274
Craig Carney, Executive Vice President — Chief Credit Officer	2023	429,500	—	270,948	—	369,616	54,674	41,993	1,166,731
	2022	414,615	462,000	270,031	—	—	17,641	33,445	1,197,732
	2021	400,000	300,000	242,690	—	—	18,738	35,229	996,657
Daniel Bailey, Executive Vice President — Chief Banking Officer	2023	451,577	—	284,070	—	387,542	254,645	36,462	1,414,296
	2022	432,885	489,500	286,100	—	—	—	33,903	1,242,388
	2021	400,000	300,000	242,690	—	—	—	31,290	973,980

(1)    Reflects cash paid in salary to the named executive officers during the year presented.
(2)    Reflects cash bonuses earned for performance in the year indicated but paid in the following year. For 2021, a portion of the bonus was paid in RSUs which vested one year from the date of grant as follows:

	Cash ($)	RSUs* ($)	Total ($)
Richard Smith	495,000	330,000	825,000
Peter Wiese	300,000	156,000	456,000
John Fleshood	300,000	127,500	427,500
Craig Carney	160,000	140,000	300,000
Daniel Bailey	160,000	140,000	300,000
*Grant value for the RSUs was measured using the 30-day average trading date closing price of $44.15 per share as of February 23, 2022.
(3)    Includes RSUs and PSUs during the year shown. Our accounting for employee stock-based incentives granted during the years ended December 31, 2023, 2022, and 2021, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 718, Stock Compensation is described in Note 17—Stock Options and Other Equity-Based Incentive Instruments” to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 29, 2024 (generally multiplying the number of time-based restricted share units granted by the Nasdaq closing price per share on the grant date and number of PSUs granted by the fair value determined by a Monte Carlo simulation). These amounts do not reflect the actual value that may be realized by the named executive officers. Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value received in 2023 for awards granted in previous years, see the table “Option Exercises and Stock Awards Vested During 2023” in this proxy statement. See also
56 TriCo Bancshares

“Outstanding Equity Awards at 2023 Fiscal Year End.” PSU value reflects a target payout. At maximum payout under the PSUs, the total value (utilizing the stock price on the grant date) of 2023 stock awards, for Messrs. Smith, Wiese, Fleshood, Carney, and Bailey using the grant date market value ($37.21 per share) would be $1,234,553, $532,475, $500,400, $388,026, and $406,817, respectively. For potential maximum payout for PSUs granted in 2023, see "Grants of Plan-Based Awards for 2023".
(4)    Reflects the sum of the change in the actuarial value of the executive’s supplemental retirement plan account described on page 62 and any above-market interest earned under the deferred compensation plan described herein, if any, and not cash payments received during the year. The actuarial change in the present value of the executive’s supplemental retirement plan account is determined using interest rate and mortality rate assumptions consistent with those described in TriCo’s financial statements and includes amounts that the executive may not be currently entitled to receive because such amounts are not vested. For 2023, these actuarial present value changes were $123,460, $37,182 and $254,6454 for Messrs. Smith, Carney and Bailey, respectively. For 2022 and 2021, there were no reportable actuarial present value changes as the changes were less than zero. The significant actuarial changes for Messrs. Smith, Carney and Bailey for 2023 were due to decreases in discount rates used in the calculations to determine value. For Messr. Bailey, the change in value was also the result of his continued vesting into the retirement plan. Above-market interest earned on the deferred compensation accounts during 2023 was $14,672 for Mr. Smith and $17,492 for Mr. Carney, respectfully.
(5)    Reflects the incremental cost to TriCo of other compensation indicated in the following table:

Name	Year	Automobile use or allowance ($) (A)	Life insurance benefits ($) (B)	Personal use of club memberships ($)	ESOP contributions ($) (C)	401(k) matching contributions ($) (D)	Other Compensation ($) (E)	Total perquisites, other personal benefits and other compensation ($)
Smith	2023	2,538	30,544	5,085	13,200	—	—	51,367
Wiese	2023	—	810	9,900	13,200	6,600	1,500	32,010
Fleshood	2023	6,000	3,564	7,603	13,200	—	1,500	31,867
Carney	2023	6,000	7,942	8,251	13,200	6,600	—	41,993
Bailey	2023	12,000	2,322	840	13,200	6,600	1,500	36,462

(A)    Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.
(B)    Reflects the incremental amount of life insurance benefits provided named executive officer. TriCo provides all full-time employees, including the named executive officers, with life insurance benefits paying lesser of three (3) times the employee’s annual salary or $500,000 to the employee’s beneficiaries. For Messrs. Smith and Carney, also includes split-dollar life insurance.
(C)    Reflects contributions allocated by TriCo to an executive’s ESOP account.
(D)    See “- 401(k) below for a discussion of the Company’s 401(k) plan and matching contributions.
(E) Includes the contributions by TriCo to an executives health savings account and if applicable, personal use of TriCo provided transportation.

Short-Term Incentives
Each year the Board sets target bonus compensation for our chief executive officer and other named executive officers based on specific goals. See “Compensation Discussion and Analysis--Annual Incentive Bonuses” for a more detailed discussion. The compensation and management succession committee retains discretion regarding the determinations as to whether TriCo reached these goals.

ESOP
We have an employee stock ownership plan and trust for all employees age 18 and over who complete at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of eligible compensation in the year of allocation. In general, benefits become vested after six years. Subject to certain statutory limits, historically the Company has made annual discretionary ESOP contributions equal to 4% of a participant's qualifying eligible compensation.

401(k)
We have a 401(k) plan for all employees age 18 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax deferrals or Roth deferrals. TriCo provides a 50% match on employee
Proxy Statement 57

deferrals up to 4% for qualifying employees. Plan assets are held in trust. Participants can direct their investment contributions into a variety of specified mutual funds. Generally, distributions are triggered by a participant’s retirement, disability, death or other separation from employment.

2019 Equity Incentive Plan
General. We adopted our 2019 Equity Incentive Plan (“2019 Plan”) with our shareholder approval in 2019. The 2019 Plan initially reserved a total of 1,500,000 shares for issuance. As of the voting record date (April 2, 2024), there were 209,654 unvested RSUs and 207,873 unvested PSUs outstanding under the 2019 Plan.

Awards. The 2019 Plan permits TriCo to grant stock options, restricted stock, stock awards, and stock appreciation rights (“Awards”) to eligible participants, which may include executives, employees and non-employee directors. The Board or an authorized committee determines the types, sizes and terms of awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success and other factors.

Best Practices. The 2019 Plan includes a number of provisions designed to protect shareholder interests and appropriately reflect our compensation philosophy and current tax law regime, which include:
•No dividends or dividend equivalents paid on unvested awards.
•Includes a clawback provision for executives.
•Awards are subject to our anti-hedging policy.
•Discounted awards and award repricing are prohibited.
•No "evergreen" or liberal share recycling provisions. The 2019 Plan authorizes a fixed number of shares available for grant. Shares tendered by a participant or withheld by TriCo for the payment of the exercise price or consideration required to be paid, or to satisfy any tax withholding obligations, with respect to an award are not available for future awards.
•Minimum vesting requirements. Each award tendered under the 2019 Plan generally will be subject to a minimum vesting period of one year, subject to certain exceptions. During each of the years in the three-year period ended December 31, 2023, long-term equity award grants to executives had a vesting period of not less than three years.
•Minimum holding periods. The 2019 Plan imposes a 12-month holding on one-half of the shares received upon vesting or exercise of an award, consistent with the goal of aligning the interests of employees with those of TriCo shareholders.

2009 Equity Incentive Plan
In 2009, we adopted, and our shareholders approved, our 2009 equity incentive plan (the “2009 Plan”). In 2013, our shareholders approved an amendment increasing the number of authorized shares from 650,000 to 1,650,000. The 2009 plan expired on March 26, 2019. No new awards can be granted under the plan. As of the voting record date, there were 7,500 options outstanding (all of which were fully vested), and no unvested RSUs or PSUs outstanding under the 2009 Plan.

Grants of Plan-Based Awards for 2023
TriCo issued RSUs and PSUs to the named executive officers in 2023. TriCo did not issue any stock options to the named executive officers in 2023. The following table presents information concerning plan-based awards granted to each named executive officer in 2023:
58 TriCo Bancshares

Name	Grant Date							All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock award ($)
		Estimated future payouts under non-equity incentive plan awards (5)			Estimated future payouts under equity incentive plan awards (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Richard Smith	6/12/2023							13,271 (2)	493,814	(3)
	6/12/2023				6,636	13,271	19,907		368,270	(4)
		348,250	696,500	1,542,250
Peter Wiese	6/12/2023							5,724 (2)	212,990	(3)
	6/12/2023				2,862	5,724	8,586		158,841	(4)
		141,625	283,250	643,750
John Fleshood	6/12/2023							5,379 (2)	200,153	(3)
	6/12/2023				2,690	5,379	8,069		149,267	(4)
		133,100	266,200	605,000
Craig Carney	6/12/2023							4,171 (2)	155,203	(3)
	6/12/2023				2,086	4,171	6,257		115,745	(4)
		119,075	238,150	541,250
Daniel Bailey	6/12/2023							4,373 (2)	162,719	(3)
	6/12/2023				2,187	4,373	6,560		121,351	(4)
		124,850	249,700	567,500

(1)    Reflects PSUs awarded under the 2019 Plan. PSUs will vest with respect to between 0% and 150% of the target number of shares, on the third anniversary of the grant date, based on TriCo’s total shareholder return relative to the KBW Regional Banking Index.
(2)    Reflects RSUs awarded under the 2019 Plan. The RSUs vest in equal annual installments on each of the first three anniversaries of the grant date. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of the Company’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.
(3)    The fair value for each RSU is equal to closing price of the underlying TriCo common stock as reported on the Nasdaq Global Select Market on the grant date, which was $37.21 per share.
(4)    The estimated fair values of the PSUs were determined using a per share price of $33.49, which was determined using a Monte-Carlo simulation process of future stock prices of TriCo common stock and the KBW Regional Banking Index in accordance with FASB ASC topic 718, Stock Compensation is described in Note 17 - Stock Options and Other Equity-Based Incentive Instruments" to the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 29, 2024.
(5)     Represents the potential range of cash incentive awards payable under our 2023 Executive incentive plan, based on annual base salary. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the “2023 Executive Incentive Plan Results” section beginning on page 48.

Proxy Statement 59

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table presents information for all equity awards held by the named executive officer as of December 31, 2023.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market Value of Shares or units of stock that have not vested ($)(2)	Equity incentive plan awards number of unearned shares, units or other rights that have not vested (#)(3)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested ($)(4)
Richard Smith	-	-	-	-	-	3,670	(5)	157,700
						4,534	(6)	194,826	12,636	(7)	542,969
						6,509	(8)	279,692	14,095	(9)	605,662
						13,612	(10)	584,908	19,906	(11)	855,361

Peter Wiese	-	-	-	-	-	1,779	(5)	76,444
						2,222	(6)	95,479	6,190	(7)	265,984
						2,782	(8)	119,543	6,024	(9)	258,851
						5,871	(10)	252,277	8,586	(11)	368,940

John Fleshood	-	-	-	-	-	1,586	(5)	68,150
						2,083	(6)	89,507	5,803	(7)	249,355
						2,615	(8)	112,367	5,662	(9)	243,296
						5,517	(10)	237,065	8,068	(11)	346,682

Craig Carney	-	-	-	-	-	1,087	(5)	46,708
						1,505	(6)	64,670	4,192	(7)	180,130
						2,026	(8)	87,057	4,386	(9)	188,466
						4,278	(10)	183,826	6,256	(11)	268,820

Daniel Bailey	-	-	-	-	-	1,087	(5)	46,708
						1,505	(6)	64,670	4,192	(7)	180,130
						2,147	(8)	92,257	4,647	(9)	199,682
						4,485	(10)	192,720	6,559	(11)	281,840
(footnotes on following page)
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(1)	The exercise price equals the market value on the grant date.
(2)	Indicates the value of shares underlying unvested RSUs based on the closing price of TriCo common stock on December 29, 2023, as reported on the Nasdaq Global Select Market, which was $42.97 per share.
(3)	Indicates the number of shares underlying unvested PSUs that would vest on the vesting date based on the closing price of TriCo common stock on December 29, 2023, as reported on the Nasdaq Global Select Market, which was $42.97 per share.
(4)	Indicates the value of shares underlying unvested PSUs based on the closing price of TriCo common stock on December 29, 2023, as reported on the Nasdaq Global Select Market, which was $42.97 per share.
(5)	The RSUs vests on June 5, 2024.
(6)	The RSUs vest in two equal annual installments on May 27, 2024 and 2025.
(7)	The PSUs vest on May 27, 2024 (assuming certain performance conditions are met). Amounts assume maximum payout in accordance with SEC rules.
(8)	The RSUs vest in three equal annual installments on October 21, 2023, 2024 and 2025.
(9)	The PSUs vest on October 21, 2025 (assuming certain performance conditions are met). Amounts assume maximum payout in accordance with SEC rules.
(10)	The RSUs vest in three equal annual installments on June 12, 2024, 2025 and 2026.
(11)	The PSUs vest on June 12, 2026 (assuming certain performance conditions are met). Amounts assume maximum payout in accordance with SEC rules.

Option Exercises and Stock Awards Vested During 2023
The following table presents information about the stock options that were exercised by, and the restricted stock that vested for, each of the named executive officers during 2023.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Richard Smith	-	-	18,705 (3)	750,094
			15,962 (4)	593,946
Peter Wiese	-	-	8,681 (3)	349,693
			7,739 (4)	287,968
John Fleshood	-	-	7,557 (3)	301,010
			6,901 (4)	256,786
Craig Carney	-	-	6,455 (3)	269,089
			4,729 (4)	175,966
Daniel Bailey	-	-	6,555 (3)	272,257
			4,729 (4)	175,966

(1)    The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option.
(2)    The aggregate dollar value realized upon the exercise represents the value of the share received upon settlement of a restricted stock unit (time- or performance-based).
(3)    Represents vested RSUs.
(4)    Represents vested PSUs.

Proxy Statement 61

Supplemental Executive Retirement Plan
Effective January 1, 2004, we adopted a supplemental executive retirement plan (“SERP”) to provide supplemental retirement benefits to our key employees. This plan replaced a supplemental retirement plan for executives that we originally adopted in 1987. Any benefits accrued by an executive as of December 31, 2003 under the earlier plan will now be paid under terms of the 2004 plan. The plan is nonqualified, unsecured and unfunded. The plan was amended and restated effective January 1, 2009 to incorporate changes required by Section 409A of the Code, and to add a new provision for anyone who is designated as a participant on or after January 1, 2009. We selected the key employees who participate in this plan. The named executive officers participating in the SERP are Messrs. Smith, Carney and Bailey,

Subsequently, the compensation and management succession committee approved additional amendments to the SERP and corresponding Participation Agreement with Messrs. Smith, Carney and Bailey which became effective on December 27, 2022 (collectively, the “2022 Amendments”).
The 2022 Amendments froze the amount of Normal Retirement Benefit (as defined in the SERP) each executive is entitled to receive. Previously payments generally were based on a formula using the executive’s five highest years of cash compensation, with adjustments for estimated benefits from Social Security and the Company’s Employee Stock Ownership Plan, causing variable compensation each year.

Pursuant to the 2022 Amendments, the participating named executive officers are entitled to annual lifetime payments, beginning on their normal retirement dates as follows:

Name	Annual Amount ($) (1)(2)(3)
Richard Smith	785,000
Craig Carney	272,100
Daniel Bailey	221,700

(1)     Payments are made in monthly installments.
(2)     In the form of a 100% joint and survivor annuity.
(3)    In the event Messrs. Smith, Carney and Bailey are no longer married to their current spouses at the time benefit payments commence, such payments will be in the form of single life annuities equal annually to $975,000, $320,000, and $255,000, respectively.

For purposes of the SERP, “normal retirement date” means the date on which the participant terminates employment if such termination occurs on or after the participant’s attainment of age 62. “Early retirement date” means the date on which a participant terminates employment if such termination occurs on or after such participant’s attainment of age 55 and completion of 15 years of credited service, but prior to normal retirement date. If the participant receives a supplemental retirement benefit under the SERP before the normal retirement date, the monthly cash benefit shall be reduced by 0.5 percent per month for each month by which the benefit commencement date precedes the participant’s age 62, and in no case shall the commencement of benefits precede the participant’s 55th birthday.
The following table presents certain information concerning the benefits of the named executive officers under the SERP as of December 31, 2023:

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during 2023 ($)
Richard Smith	Supplemental Executive Retirement Plan	30	11,342,235	-
Craig Carney	Supplemental Executive Retirement Plan	26	3,877,944	-
Daniel Bailey	Supplemental Executive Retirement Plan	16	1,786,373	-
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(1)    The value as of December 31, 2023, is determined using assumptions consistent with those used in Note 22 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 29, 2024. Messrs. Wiese and Fleshood currently are not eligible to participate in the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation
Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive’s account. Each year since the plan’s inception we have credited to each executive’s account a contribution based on our contributions made for the executive under our ESOP for that year. This plan is nonqualified, unsecured and unfunded.

For contributions made prior to January 1, 2021, monthly interest is credited to an executive’s account at the rate of 1% plus the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. From the time that the executive’s employment with us ends until the benefit is paid, an executive’s account under the plan is credited with interest each month at the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. Due to the historic low rates of interest and to minimize future costs, the Board determined to reduce the interest earned on contributions made on or after January 1, 2021 to a rate of 1.5% below the Moody Index with a floor of 0.5%.

Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive’s account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive’s account with respect to deferrals, our discretionary contributions and our reoccurring contributions are forfeited. The distribution of an executive’s plan benefit in the event of a change of control or other termination is described at “Potential Payments Upon Termination or Change of Control.”

Any deferrals made by an executive, our discretionary contributions, our reoccurring contributions credited to the executive’s account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. An executive’s account under the 1987 plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month, but otherwise the 1987 plan is similar to the 2005 plan in most respects.

The following table presents information concerning nonqualified deferred compensation under both plans for each of the named executive officers who are participants in this plan:

Name	Executive contributions in 2023 ($) (1)	TriCo contributions in 2023 ($)	Aggregate earnings in 2022 ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 2023 year end ($)
Richard Smith	-	-	43,710	-	613,660
Craig Carney	6,500	-	55,874	-	813,825

(1) These amounts were included as salary paid to such officer in the summary compensation table on page 56.
(2) The following amounts were included in the summary compensation table on page 46 as above-market rates earned under our executive nonqualified deferred compensation plan: Richard Smith, $14,672 and Craig Carney, $17,492. At December 31, 2023, Messrs. Wiese, Fleshood and Bailey were not participants under the deferred compensation plan.

Proxy Statement 63

CEO Employment Agreement
In April 2021, we entered into an amended and restated employment agreement with Richard P. Smith, our President and Chief Executive Officer. The agreement provides Mr. Smith with a base annual salary that is subject to annual increases as determined by the compensation and management succession committee. As of December 31, 2023, Mr. Smith’s annual base salary was $995,000. Mr. Smith is also eligible to receive an annual incentive bonus and stock options and other awards under the Company’s applicable equity incentive plans. Mr. Smith’s employment agreement also provides a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, membership in a country club and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in our 401(k) savings plan, employee stock ownership plan, executive deferred compensation plan and supplemental executive retirement plan. Finally, Mr. Smith and his eligible dependents receive disability, health, dental or other insurance plans available to all of our employees.

The term of Mr. Smith’s employment agreement automatically extends for an additional one-year term unless one party notifies the other party to the contrary not less than six months prior to the anniversary date of the agreement. If Mr. Smith is terminated without cause and not in connection with a change of control, then we will pay to Mr. Smith all amounts earned or accrued as salary and payments equal to the sum of (a) two (2) times his current base salary payable in equal payments over a period of 24 months, (b) his annual bonus for the last year if not yet paid (in a lump sum); and (c) a prorated amount of his target annual bonus through the date of termination. If Mr. Smith’s employment is terminated in various circumstances as described under “Compensation of Named Executive Officers - Potential Payments Upon Termination or Change of Control,” then Mr. Smith would be entitled to receive the potential benefits described in that section.

Mr. Smith’s receipt of any severance benefits is conditioned on him releasing the Company and its affiliates from all legal claims. In addition, Mr. Smith has agreed to protect the Company’s trade secrets and confidential information and, for a period of 12 months following his termination, that he will not induce employees to leave the Company’s employment or use confidential information to solicit the Company’s customers.

In addition, any incentive compensation paid to Mr. Smith is subject to potential clawback as required by any applicable law, government regulation, stock exchange listing requirement or the Company’s policies adopted pursuant to such laws or requirements.

Potential Payments Upon Termination or Change of Control
Change of Control Agreements. Mr. Smith’s employment agreement includes a “double trigger” change of control provision providing (a) if a change of control occurs (as defined in the agreement) and (b) his employment is terminated other than for “cause” (as defined in the agreement) or he terminates employment after a material diminution in his title, duties or responsibilities, a material breach by the employer of the compensation provisions of the agreement, a material breach by the employer of the agreement, or a relocation of his principal location of employment within 24 months after such change of control, then Mr. Smith is entitled to receive a severance payment equal to (a) three times his annual base salary in effect at the time; plus (b) two and half times his most recent target annual bonus; (c) a prorated portion of his annual target bonus for the fiscal year in which his employment is terminated, based on the number of months elapsed prior to his termination; and (d) reimbursement of up to 18 months of COBRA premiums. Mr. Smith’s receipt of these change in control benefits is conditioned on him releasing us and our affiliates from all legal claims.

We have also entered into change of control agreements with each of our other named executive officers. The agreements contain a “double trigger” provision, providing (a) if a change of control occurs (as defined in the agreements) and (b) the executive’s employment is terminated other than for “cause” (as defined in the agreements) or the executive terminates employment after a substantial and material negative change in title, compensation or responsibilities, or principal location of employment, in each case, within two years after such change of control, then the executive is entitled to receive a severance payment equal (a) two times the executive’s annual base salary in effect at the time; plus (b) two times the executive's most recent annual bonus target for the fiscal year that immediately precedes the executives termination of employment, plus (c) a prorated portion of the executive’s annual target bonus for the fiscal year in which the executive’s employment is terminated, based on the number of months of service completed for the year which the executive’s employment terminates; and (d)
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reimbursement of up to 18 months of COBRA premiums. Receipt of the severance benefits are conditioned on the executive releasing us and our affiliates from all legal claims. In addition, the executive agrees to protect and not disclose our trade secrets.

If, as a result of a change of control, the executive becomes entitled to any payments which are determined to be subject to Internal Revenue Code Section 280G, then the executive’s benefits will be equal to the greater of (1) the benefit under the change of control agreement (or form Mr. Smith, his employment agreement) reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Internal Revenue Code Section 280G, or (2) the benefit under the change of control agreement (or form Mr. Smith, his employment agreement) after taking into account the amount of the excise tax imposed under Internal Revenue Code Section 280G due to the benefit payment.

Upon termination of an executive’s employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all right to exercise vested options terminates on the date of the executive’s termination. Typically, unvested RSUs and PSUs are forfeited upon termination of an executive's employment or service. Upon a change in control, the terms of the stock award agreements, the applicable equity incentive plan and/or the acquisition agreement determine treatment of such unvested stock awards.

Nonqualified Deferred Compensation Plans. An executive’s plan benefit is generally payable upon retirement, separation from employment or death. However, if an executive is terminated for cause (as defined in the plan), our compensation and management succession committee can determine in its discretion whether the interest credited to the executive’s account with respect to deferrals and any contributions made by TriCo are forfeited. An executive can also elect in advance to receive a distribution of a plan benefit in the event of a change of control (as defined in the plan).

In addition to any advance election to receive a benefit in the event of a change of control, the executive can make an advance election as to the time and form for the benefit distribution after the executive’s separation from employment. In all cases, other than a distribution to satisfy the executive’s severe financial hardship, the executive may elect to receive benefit payments in a lump sum or in annual installments over 5, 10 or 15 years. An executive’s distribution election can be changed in advance of retirement or other separation in accordance with Section 409A of the Code. All distributions under the plan are subject to Section 409A of the Code including, for example, the rule that an employee who is a “specified employee” may not receive a distribution of a benefit until at least 6 months following separation.

Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control (as defined in the plan), a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. See “Nonqualified Deferred Compensation”. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if retirement or termination had occurred before the change of control. In general, monthly benefit payments begin on the first day of the month after retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if the executive had retired or terminated before a change of control. See “Nonqualified Deferred Compensation” for a description of benefits payable not in connection with a change of control.

Joint Beneficiary Agreements. In 2003, we entered into joint beneficiary agreements with Messrs. Smith and Carney. Under these agreements, Tri Counties Bank purchased a life insurance policy on the executive’s life and the executive may designate beneficiaries to receive his share of the death proceeds, if any. The value of the benefits that would be received by the executive’s beneficiaries depends on the executive’s age at the time of death, whether the executive was eligible for benefits under our supplemental executive retirement plan, and the cash value of the plan compared to the benefits payable on death.

Summary. The amounts listed in the following table are estimated maximum amounts that would have been payable to our named executive officers upon termination of employment in certain circumstances if termination had occurred on December 31, 2023. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or
Proxy Statement 65

less than the amounts shown in the following table, depending on the facts and circumstances actually prevailing at the time of the named executive officers” termination of employment. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable, subject to applicable law. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the following table:

Name	Benefit	Involuntary termination for cause ($)	Involuntary termination not for cause ($)	Retirement or voluntary resignation ($)	Death ($)(6)	Disability ($)	After change in control, involuntary or good reason termination ($) (7)
Richard Smith	Severance pay(1)	—	2,686,500	—	—	—	4,726,250
	Equity award vesting acceleration(2)	—	—	—	—	—	636,128
	Supplemental executive retirement plans(3)(6)	—	11,342,235	11,342,235	—	11,342,235	11,342,235
	Deferred compensation plan(4)	181,000	613,660	613,660	613,660	613,660	613,660
	Joint beneficiary agreement(5)	—	—	—	4,660,242	—	—
	Total	181,000	14,642,395	11,955,895	5,273,902	11,955,895	17,318,273
Peter Wiese	Severance pay(1)	—	—	—	—	—	1,596,500
	Equity award vesting acceleration(2)	—	—	—	—	—	296,015
	Total	—	—	—	—	—	1,892,515
John Fleshood	Severance pay(1)	—	—	—	—	—	1,500,400
	Equity award vesting acceleration(2)	—	—	—	—	—	277,782
	Total	—	—	—	—	—	1,778,182
Craig Carney	Severance pay(1)	—	—	—	—	—	1,342,300
	Equity award vesting acceleration(2)	—	—	—	—	—	206,068
	Supplemental executive retirement plans(3)	—	3,877,944	3,877,944	—	3,877,944	3,877,944
	Deferred compensation plan(4)	354,064	813,825	813,825	813,825	813,825	813,825
	Joint beneficiary agreement(5)	—	—	—	1,256,053	—	—
	Total	354,064	4,691,769	4,691,769	2,069,878	4,691,769	6,240,137
Daniel Bailey	Severance pay(1)	—	—	—	—	—	1,407,400
	Equity award vesting acceleration(2)	—	—	—	—	—	210,484
	Supplemental executive retirement plans(3)	—	1,786,373	1,053,960	—	1,786,373	1,786,373
	Total	—	1,786,373	1,053,960	—	1,786,373	3,404,257

(1)    Payment based on annual base salary as of December 31, 2023. For change in control severance, assumes no COBRA reimbursement payments.
(2)    The value of accelerated equity award vesting represents the value of the accelerated vesting of stock options and PSUs at December 31, 2023. For PSUs, the value of the acceleration benefit is equal to the number of shares earned multiplied by the market value on December 31, 2023. The number of PSUs earned is based on actual performance measured through December 31, 2023; and further pro-rated for the performance period through December 31, 2023, over the full three-year period. The closing price of our common stock on December 29, 2023, was $42.97 per share. Stock option vesting is accelerated following a change of control regardless of an
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executive’s termination of employment. The vesting of the PSUs would accelerate if the executive is terminated without cause or resigns for good reason following a change of control.
(3)    Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2023, as adjusted to reflect the effect of vesting considerations in the termination situations indicated.
(4)    The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment. Participants are fully vested in amounts deferred and interest earned on such deferrals. In calculating the value of deferred compensation plans in the event of involuntary termination for cause, assumes that our compensation and management succession committee determined that the executive forfeited interest on deferrals and any contributions made by TriCo.
(5)    Represents the lesser of the difference between death benefit and the cash value of the executive’s life insurance policies and the amount specified in the joint beneficiary agreement as well as potential payments under the supplemental executive retirement plan. Actual amounts could vary based on interpretations of possible set offs among the various agreements in the event of death.
(6)    In the event any of Messrs. Smith, Carney or Bailey predecease their spouse, their spouse will be entitled to the annual lifetime payment under their SERPs. See “Supplemental Executive Retirement Plan”.
(7)    Assumes no cut back due to such payment resulting in an “excess parachute payment” under Section 280G of the Code. See “Potential Payments Upon Termination or Change in Control - Change of Control Agreements.”

Regardless of the manner in which an executive’s employment terminates, the executive is also generally entitled to receive amounts earned during the executive’s term of employment. Such amounts include, salary earned, annual incentive bonus compensation earned, gains from these exercise of vested stock options, amounts contributed under our 401(k) savings plan and our ESOP, and unused vacation pay.

Securities Authorized for Issuance Under Equity Compensation Plans
The information in the following table is provided as of the end of the fiscal year ended December 31, 2023 with respect to compensation plans (including individual compensation arrangements) under which equity securities are issuable:

Plan category	(a) No. of securities to be issued upon exercise of outstanding option, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by securities holders(1)	7,500	$23.21	456,222
Equity compensation plans not approved by security holders	—	—	—
Total	7,500	$23.21	456,222

(1)    Includes the 2009 Plan and the 2019 Plan. Column (a) includes in the aggregate 267,589 shares underlying RSUs and PSUs that are issuable subject to vesting and, in the case of the PSUs, performance requirements. These rights are not included in calculation of the weighted-average exercise price in column (b). No further share awards can be granted under the 2009 equity incentive plan; accordingly, column (c) includes only shares available under the 2019 Plan. Vested but unexercised options are under the 2009 Plan.

CEO Pay Ratio
The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of our CEO. We believe the pay ratio is a reasonable estimate calculated in a manner consistent with applicable regulations.

For 2023:

•The same median employee was used for 2023 as identified for 2022 utilizing annualized base salary, in accordance with SEC rules, with updated relative compensation for the median employee and the CEO to determine the CEO pay ratio:
•The annual total compensation of our median employee was $84,873; and
•The annual total compensation of our CEO, for purposes of this pay ratio disclosure, was $3,133,005.
Proxy Statement 67

Based on this information, the ratio of the annual total compensation of our CEO to the median employee was 37:1 compared to 43:1 in the prior year, primarily due to a decrease in short-term cash compensation in 2023 to the CEO as a result of the Company’s 2023 performance compared to 2022. Decisions concerning the compensation of each employee of our company, including our CEO, are based on that employee’s experience, skill, position, and contributions to the Company in furtherance of our customers’ and shareholders’ interests, and the compensation of our CEO and that of our median employee are made irrespective of the compensation of the other.

The applicable SEC rules require us to identify a median employee only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculation of our CEO Pay Ratio. We will monitor the impact of market pressure on salaries for 2024 to determine if a new median employee should be selected.

To determine the pay ratio, we took the following steps:

Our median employee was identified in 2022 using our employee population of 1,118 individuals on October 1, 2022. This population consisted of full-time, part-time, seasonal and temporary employees of TriCo and each of its direct and indirect subsidiaries. To identify the median employee in 2022, we compared 2022 base salaries, for all employees, excluding our CEO. We annualized the compensation of any employee who was not an employee of TriCo for the entirety of 2022. As noted earlier, SEC rules allowed us to use the same median employee for 2023 (a full-time, hourly employee). For 2023, we calculated such employee’s annual total compensation in accordance with the requirements of Item402(c)(2)(x) of Regulation S-K. The calculation of the median employee’s annual total compensation pursuant to Item 402(c)(2)(x) includes salary (or wages plus overtime, where applicable), bonus, incentive compensation, and employer matching contributions to the 401(k) Plan and the median employee’s company paid health and welfare benefits.

With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this proxy statement, plus the value of company paid health and welfare benefits, which are not required to be disclosed in the Summary Compensation Table but which are included for purposes of this pay ratio disclosure in order to present a more complete picture of the median employee’s and CEO’s total compensation. Any adjustments, estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table, and employer matching contributions to the 401(k).

This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the compensation and management succession committee nor our management used our fiscal 2023 CEO to median employee pay ratio in making compensation decisions.

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Pay Versus Performance
The following table provides information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company, as required by Item 402(v) of Regulation S-K. For further information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “2023 Summary of Compensation Decisions” beginning on page 41.

Pay vs Performance Tables for 2020-2023

Year	Summary Comp for PEO ($) (1)	Comp Actually Paid to PEO ($) (6)	Average Summary Comp for Non-PEO NEOs ($) (2)	Average Comp Actually Paid to Non-PEO NEOs ($) (6)	Value of Initial Fixed $100 Investment Based on (3):		Net Income ($)	Return on Average Tangible Common Equity (5)
					TSR ($)	Peer Group TSR ($) (4)
2023	3,120,685	2,384,373	1,301,403	940,089	115.22	108.63	117,390,000	15.52%
2022	3,243,899	7,593,562	1,309,681	2,091,885	134.99	98.38	125,419,000	16.85%
2021	2,441,604	3,190,091	1,128,277	1,286,642	111.05	118.61	117,655,000	16.50%
2020	2,833,364	3,339,165	1,361,521	1,104,353	89.17	87.24	64,814,000	10.42%

(1)    Richard Smith was the Principle Executive Officer (PEO) for each of the years presented.
(2)    Non-PEO Named Executive Officers (NEOs) consisted of Peter Wiese, John Fleshood, Craig Carney and Dan Bailey for each of the years presented.
(3)     Assumes $100 invested in our common shares on December 31, 2019 and reinvestment of all dividends.
(4)    The peer group used by the Company consists of the index used in the Company’s performance graph as required by item 201(e) of Regulation S-K and reported in Part II, item 5 of its annual report on Form 10-K for the fiscal year ended December 31, 2023, named the S&P Western Bank Index.
(5)    Our Company-Selected Measure is Return on Average Tangible Common Equity, which is a non-GAAP measure (net income, adjusted for tax-affected amortization of intangibles, as a percent of average tangible common equity (average shareholders’ equity, less average tangible assets)). See our reconciliation at Appendix A.
(6)    Compensation ‘actually paid’ is calculated in accordance with Item 402(v) of Regulation S-K. The tables below sets forth each adjustment made during each year presented in the table to calculate the compensation ‘actually paid’ to our PEO and NEOs during each years presented:

Proxy Statement 69

Adjustments to Determine Compensation ‘Actually Paid’ to PEO	2023	2022	2021	2020
Pension Plans
Deduction for aggregate change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	(138,132)	(14,658)	(14,856)	(667,023)
Increase for “Service Cost” for pension plans	68,694	550,415	559,097	1,387,189
Increase for “Prior Service Cost” or “Amendments” for pension plans	—	2,031,799	(6,736)	(16,833)
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(862,084)	(867,813)	(731,456)	(736,482)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—	—
Fair value at year-end of awards granted during year that remain outstanding and unvested as of year-end	1,027,714	1,297,649	620,036	771,030
Vest date fair value of awards granted during year that vested during covered year	—	—	—	—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	(242,369)	1,160,444	155,641	(92,506)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	(590,135)	191,827	166,761	(139,574)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	—	—	—	—
Increase based upon incremental fair value of awards modified during year	—	—	—	—
Increase based on dividends or other earnings paid during covered year	—	—	—	—
Total Adjustments	(736,312)	4,349,663	748,487	505,801

70 TriCo Bancshares

Adjustments to Determine Average Compensation ‘Actually Paid’ to Non-PEO NEOs	2023	2022	2021	2020
Pension Plans
Deduction for aggregate change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	(77,330)	(4,410)	(4,685)	(386,643)
Increase for “Service Cost” for pension plans	17,153	65,896	88,476	209,453
Increase for “Prior Service Cost” or “Amendments” for pension plans	—	27,300	(2,132)	(5,083)
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(319,067)	(318,908)	(294,918)	(277,989)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—	—
Fair value at year-end of awards granted during year that remain outstanding and unvested as of year-end	380,355	499,495	249,994	291,030
Vest date fair value of awards granted during year that vested during covered year	—	—	—	—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	(141,403)	446,676	57,883	(34,186)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	(221,022)	66,154	63,746	(53,750)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	—	—	—	—
Increase based upon incremental fair value of awards modified during year	—	—	—	—
Increase based on dividends or other earnings paid during covered year	—	—	—	—
Total Adjustments	(361,314)	782,203	158,364	(257,168)

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our non-CEO NEOs for the fiscal year ended December 31, 2023:

Most Important Performance Measures
Net income
Total stockholder return (TSR)
Return on average tangible common equity
Pre-tax pre-provision return on average equity
Efficiency Ratio
Nonperforming Assets to Total Assets

While we utilize several performance measures to align executive compensation with performance, all of those measures are not presented in the Pay for Performance table. Moreover, as we seek to incentivize long-term performance, the changes in compensation values as reported in the reconciling tables above and identified as “compensation that is actually paid” (as defined by the SEC rules) for any covered year may not specifically align with the company’s performance measures. For descriptions and additional details regarding our most important financial performance and other measures, please see the discussion in our Compensation Discussion and Analysis (CD&A) section beginning on page 39 .
Proxy Statement 71

Narrative Disclosure to Pay Versus Performance Table

The graphs below compare the compensation actually paid (“CAP”) to our PEO as well as the average compensation actually paid to our non-PEO NEOs, with:

•The Company’s cumulative TSR and the peer group’s cumulative TSR
•The Company’s net income
•The Company selected measure, which is the return on average tangible common equity

72 TriCo Bancshares

REPORT OF THE AUDIT COMMITTEE

To Our Shareholders:

In accordance with its written charter, the audit committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and Moss Adams LLP (“Moss Adams”) the audited financial statements for the year ended December 31, 2023 and Moss Adam’s evaluation of the Company’s internal control over financial reporting. The audit committee has discussed with Moss Adams the matters that are required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

Moss Adams has provided to the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Moss Adams that firm’s independence. The audit committee has concluded that Moss Adam’s provision of audit and non-audit services to TriCo and its affiliates is compatible with Moss Adam’s independence.

The audit committee discussed with the Company’s internal auditors and Moss Adams the overall scope and plans for their respective audits. The audit committee met with the internal auditors and with Moss Adams, with and without management present, to discuss the results of their audit examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Proxy Statement 73

In reliance on the audits and discussions referred to above, the audit committee, on February 22, 2024, recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Respectfully submitted:

Kimberley H. Vogel (Chair)
Kirsten E. Garen
Martin A. Mariani
Jon Y. Nakamura

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the Audit Committee’s Selection of Moss Adams LLP
Our audit committee has selected the firm of Moss Adams LLP (“Moss Adams”) as our independent registered accounting firm for 2024. At the meeting, shareholders will be asked to ratify that selection. Moss Adams served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2023. It is expected that representatives of Moss Adams will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions.
If shareholders fail to ratify the appointment of Moss Adams, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.

Accounting Firm Fees
The following table sets forth the aggregate fees billed for audit services, as well as fees billed with respect to audit-related, tax and all other services, provided by Moss Adams to the Company and its related entities for the last two fiscal years. Any engagement of the Company’s independent registered public accounting firm for permissible audit, audit-related, tax and other services are preapproved by the audit committee. The audit committee may provide a general preapproval for a particular type of service or require specific preapproval.

	2023	2022
Audit fees (1)	$757,000	$790,000
Audit-related fees (2)	69,900	55,800
Tax fees	—	—
All other fees (3)	—	—
Total	$826,900	$845,800

(1)    For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the SEC and auditing our internal controls over financial reporting and management’s assessments of those controls. Audit fees for 2022 include merger and other related costs of $160,000 which were not applicable to 2023.
(2)    For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the SEC, and audits of separate subsidiary financial statements.
(3)    For accounting and auditing consultation services.

74 TriCo Bancshares

OTHER INFORMATION

Financial Materials
Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 - Attention: Corporate Secretary. These materials may also be accessed on our website at https://www.tcbk.com/investor-relations.

How to Contact the Board / Independent Lead Director
Shareholders may direct questions to any director, including the independent lead director, by mail to: TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 - Attention: Corporate Secretary. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the independent lead director. The independent lead director monitors these messages and replies appropriately. The current independent lead director is Mr. Corey W. Giese. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (844) 920-1189 or visit https://tcbk.ethicspoint.com. Employee comments regarding financial matters will be promptly delivered to the chair of the audit committee, Ms. Vogel.

Proxy Statement 75

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers provide information about the meeting, the matters to be voted upon at the meeting, and other information.

1.Q:    Why am I receiving these materials?
A.The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place on May 23, 2024, and any adjournments and postponements of the annual meeting, which we refer to as the “meeting.” As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

If you received a paper copy of the proxy materials this year, but in the future would like to receive the proxy materials electronically, you can elect to do so by: (i) following the instructions provided in the proxy card, if your shares are registered in your name, or (ii) contacting your broker, trustee, bank or other nominee, if you hold your shares in street name.
2.Q:    What information is contained in these materials?
A.The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. A copy of our 2023 Annual Report is also enclosed.

3.Q:    How can I access TriCo’s proxy materials and Annual Report electronically?
A.This proxy statement and the 2023 Annual Report are available on TriCo’s website at www.tcbk.com. Click on “About,” then “Investor Relations”. Most shareholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. Information on or connected to our website (or the website of any third party) referenced in this proxy statement is separate from and not a part of or incorporated by reference into this proxy statement.

If you are a shareholder of record, you can choose this option and save TriCo the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your TriCo shares through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports.

If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access TriCo’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be revoked under applicable law. You do not have to elect Internet access each year. To view, cancel, or change your enrollment profile, please go to https://www-us.computershare.com/investor.

4.Q:    Who is entitled to vote at the meeting?
A.Only shareholders of record at the close of business on the record date of April 2, 2024 may vote at the meeting. As of the record date, 33,168,770 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

5.     Q:    What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?
A.Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.
76 TriCo Bancshares

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record of those shares and the Notice (and any proxy materials you may request) are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. Please follow the instructions in the Notice on how to vote your shares.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee how to vote your shares for you. You may also vote in person at the meeting, although we encourage you to vote your shares now even if you plan to attend the meeting. If you are a beneficial owner and want to vote your shares in person at the meeting, you must obtain a legal proxy from your broker or nominee and bring it to the meeting. A legal proxy is a written document that authorizes you to vote your shares held in street name in connection with the meeting. Please contact your broker or nominee for instructions regarding obtaining a legal proxy because your broker will not automatically supply one to you.

If you are a beneficial owner of shares held in street name and do not provide the broker or nominee that holds your shares with specific voting instructions, then your broker or nominee may generally vote your shares in their discretion on “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, but cannot vote on “non-routine” matters, such as the election of directors, the adoption of our equity incentive plan, or the advisory vote on executive compensation. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee may inform us that it does not have the authority to vote on the matter with respect to your shares, though your shares would still be considered present for quorum purpose. This is generally referred to as a “broker non-vote."

Whether a proposal is considered routine or non-routine is ultimately subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers choose not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.

6.Q:    What may I vote on at the meeting?
A.You may vote to elect 11 nominees to serve on our Board of Directors for terms expiring at the next annual meeting, on our proposed equity incentive plan, on an advisory proposal concerning our executive compensation and to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2024.

7.Q:    How are votes counted?
A.In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our Bylaws, shareholders are entitled to cumulate votes in the election of the directors by following the procedures described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.” If the proxy is marked FOR all of the director nominees or not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible. The 11 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. However, under the Company’s majority vote withhold policy, if a director receives more “withhold” votes than “for” votes, the director is required to submit a resignation to the nominating and corporate governance committee for its consideration. See “Corporate Governance, Board Nomination and Board Committees—Majority Election of Directors.
Proxy Statement 77

You may vote FOR or AGAINST or ABSTAIN when voting on our 2024 Equity Incentive Plan. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

You may vote FOR or AGAINST or ABSTAIN when voting on the advisory proposal concerning the approval of our executive compensation. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

You may vote FOR or AGAINST or ABSTAIN from voting on the ratification of Moss Adams LLP as our independent registered public accounting firm for 2024. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

8.Q:    How are abstentions and broker non-votes treated?
A.Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not impact the election of directors. Abstentions and broker non-votes will not have any effect on the other proposals if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the meeting. However, if the number of affirmative votes cast for any of the other proposals is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal.

9.Q:    Can I change my vote?
A.If you are a holder of record, you may revoke your proxy at any time before the meeting by:
•providing written notice to TriCo’s corporate secretary and voting in person at the meeting, or
•appointing a new proxy before the meeting begins.

Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing. If you are a beneficial owner, you must follow the instructions provided by your broker, bank or other nominee to change your vote because they will require action prior to the meeting date.

10.Q:    What if I own shares through TriCo’s Employee Stock Ownership Plan and Trust?
A.For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust. If you hold shares of common stock through such plan and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through such plan for which voting instructions are received, unless otherwise required by law.

11.Q:    What does it mean if I get more than one proxy card?
A.If your shares are registered differently and are held in more than one account, then you may receive more than one set of proxy materials or proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. If you are a
78 TriCo Bancshares

shareholder of record, you can accomplish this by contacting Computershare at PO BOX 43006, Providence, RI, 02940-3006 150 Royall St, Suite 101, Canton, MA, 02021. Phone: (800) 676-0712 or (201) 680-6578.

12.Q:    Who may attend the meeting?
A.All shareholders who owned shares of our common stock as of the close of the market on April 2, 2024, may attend the meeting in person. The meeting will begin promptly at 9:30 a.m., Pacific Time, on May 23, 2024, at the Company’s headquarters at 63 Constitution Drive, Chico, CA 95973.

ESOP Participants: If you are a participant of the TriCo Bancshares Employee Stock Ownership Plan (the “Plan”), you will receive a proxy that covers all shares of TriCo Bancshares stock for which you have the right to give voting instructions to the Trustees of the Plan (Cory W. Giese, Michael W. Koehnen, and Richard P. Smith). If a participant does not provide the Trustees with written instructions before 5:00 p.m. Eastern time on May 22, 2024, the Trustees will vote a participant's shares held in the Plan in the same proportion as the shares for which instructions are received from other participants.

Updates: As always, we encourage you to vote your shares prior to the annual meeting; please be prepared to provide the control number from your Notice or proxy card.

13.Q:    How will voting on any other business be conducted?
A.We do not know of any business to be considered at the meeting other than election of 11 directors, the 2024 equity incentive plan, the advisory vote on executive compensation and the ratification of Moss Adams LLP as our independent registered public accounting firm for 2024. If any other business is properly presented at the meeting, including matters concerning the conduct of the meeting, such as adjourning the meeting to another time or place, your proxy gives the proxy holders the authority to vote on these matters in their best judgment.

14.Q:    Where and when will I be able to find the results of the voting?
A.The preliminary results of the voting will be announced at the meeting. We will publish the final results in a report on Form 8-K that we file with the SEC following the meeting.

15.Q:    Is my vote confidential?
A.Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except as necessary to meet applicable legal requirements, to allow for the counting and certification of votes, or to help our Board solicit proxies.

16.Q:    When are shareholder proposals for the 2025 annual meeting due?
A.If you intend to submit a shareholder proposal for inclusion in our proxy statement and form of proxy for our 2025 annual meeting under SEC Rule 14a-8, we must receive your proposal at our executive offices, located at 63 Constitution Drive, Chico, CA 95973, no later than December 18, 2024, provided that if we change the date for the 2025 annual meeting by more than 30 days from the anniversary date of the 2024 Annual Meeting (which anniversary will be May 23, 2025), then we must receive your proposal at our executive offices a reasonable time before we begin to print and send the proxy materials for our 2025 annual meeting. Your proposal will be subject to the requirements and conditions of SEC rule 14a-8.

If you intend to (1) present a shareholder proposal at the 2025 annual meeting other that under SEC Rule 14a-8 or (2) nominate a candidate for director at the 2025 annual meeting, our bylaws required that we receive notice of your proposal or nomination not earlier than 120 days before nor later than 90 days before the anniversary date of the 2025 annual meeting, provided that if the 2025 annual meeting is called for a date that is not within 30 days of May 23, 2025 (the anniversary of the 2024 annual meeting), then we must
Proxy Statement 79

receive notice of your proposal or nomination not later than ten calendar days following the day on which we first publicly announce the date of the 2025 annual meeting. If you intend to present a shareholder proposal at the 2025 annual meeting other than under SEC Rule 14a-8, your notice must include the information about you and your proposal that is set forth in Section 14 of our bylaws. If you intend to nominate a candidate for election as a director at the 2025 annual meeting, your notice must include the information about you and your proposed nominees that is set forth in Section 18 of our bylaws. For a summary of these requirements, see “Shareholder Nominations” on page 23. In addition, if you intend to include your director nominees in our proxy materials and will solicit proxies in accordance with SEC Rule 14a-19, then you must also comply with the requirements of that rule.

The above is only a summary of the requirements. Shareholders who intend to propose business to be acted upon or to nominate a candidate for director at our 2025 annual meeting are urged to read our bylaws, which specify the information and notice requirements in more detail. Our current bylaws were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on May 23, 2023.

17.    Q:    Who will bear the cost of soliciting proxies for the meeting and how will these proxies be solicited?
A.We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

18.    Q:    What is householding?
A.If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice of Annual Meeting. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our Notice of Annual Meeting to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our Notice of Annual Meeting, you may be able to request householding by contacting your broker, bank or other nominee.

80 TriCo Bancshares

APPENDIX A: Reconciliation of GAAP and Non-GAAP financial measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). Management has presented the following non-GAAP financial measures because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.

Below is a reconciliation of GAAP and non-GAAP financial measures found within the Company’s 2023 Executive Incentive Plan Results beginning on page 48 and Pay versus Performance data beginning on page 69.

(in thousands)	December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Return on tangible common equity
Average total shareholders' equity	$1,102,436	$1,074,437	$972,214	$902,110
Exclude average goodwill	304,442	287,904	220,872	220,872
Exclude average other intangibles	13,611	15,901	15,131	20,695
Average tangible common equity (Non-GAAP)	$784,383	$770,632	$736,211	$660,543

Net income (GAAP)	$117,390	$125,419	$117,655	$64,814
Exclude amortization of intangible assets, net of tax effect	4,309	4,461	3,849	4,032
Tangible net income available to common shareholders (Non-GAAP)	$121,699	$129,880	$121,504	$68,846

Return on average equity	10.65%	11.67%	12.10%	7.18%
Return on average tangible common equity (Non-GAAP)	15.52%	16.85%	16.50%	10.42%

(in thousands)	December 31, 2023	December 31, 2022
Pre-tax pre-provision return on average assets
Net income (GAAP)	$117,390	$125,419
Exclude provision for income taxes	43,515	48,488
Exclude provision for credit losses	23,990	18,470
Net income before income tax and provision expense (Non-GAAP)	$184,895	$192,377

Average assets (GAAP)	$9,870,189	$9,771,601

Return on average assets (GAAP) (annualized)	1.19%	1.28%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.87%	1.97%

A-1

APPENDIX B: 2024 Stock Equity Incentive Plan
Section 1.Purpose of Plan.
The name of the Plan is the TriCo Bancshares 2024 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (i) provide an additional incentive to selected employees, directors, and independent contractors of the Company or its Affiliates whose contributions are essential to the growth and success of the Company, (ii) strengthen the commitment of such individuals to the Company and its Affiliates, (iii) motivate those individuals to faithfully and diligently perform their responsibilities and (iv) attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. To accomplish these purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or any combination of the foregoing.
Section 2.Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(1)“Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.
(2)“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified as of any date of determination.
(3)“Applicable Laws” means the applicable requirements under U.S. federal and state corporate laws, U.S. federal and state securities laws, including the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as are in effect from time to time.
(4)“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Stock-Based Awards granted under the Plan.
(5)“Award Agreement” means any written notice, agreement, contract or other instrument or document evidencing an Award or Prior Plan Award, as applicable, including through electronic medium, which shall contain such terms and conditions with respect to an Award or Prior Plan Award, as applicable, as the Administrator shall determine, consistent with the Plan or Prior Plans.
(6)“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.
(7)“Board” means the Board of Directors of the Company.
(8)“Bylaws” mean the bylaws of the Company, as may be amended and/or restated from time to time.
(9)“Cause” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” then “Cause” means (i) the conviction, guilty plea or plea of “no contest” by the Participant to any felony or a crime involving moral turpitude or the Participant’s commission of any other act or omission involving dishonesty or fraud, (ii) the substantial and repeated failure of the Participant to perform duties of the office held by the Participant, (iii) the Participant’s gross negligence, willful misconduct or breach of fiduciary duty with respect to the Company or any of its Subsidiaries or Affiliates, (iv) any breach by the Participant of any restrictive covenants to which the Participant is subject, and/or (v) the Participant’s engagement in any conduct which is or can reasonably be expected to be materially detrimental or injurious to the business or reputation of the Company or its Affiliates. Any voluntary termination of employment or service by the

Participant in anticipation of an involuntary termination of the Participant’s employment or service, as applicable, for Cause shall be deemed to be a termination for Cause.
(10)“Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.
(11)“Change in Control” means the first occurrence of an event set forth in any one of the following paragraphs following the Effective Date:
(a)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person which were acquired directly from the Company or any Affiliate thereof) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or
(b)the date on which individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the number of directors serving on the Board; or
(c)there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (i) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or
(d)the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to any Award that constitutes deferred compensation under Section 409A of the Code only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. For purposes of this definition of Change in Control, the term “Person” shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.
(12)“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(13)“Committee” means any committee or subcommittee the Board (including, but not limited to, the Compensation Committee) may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded.
(14)“Common Stock” means shares of common stock of the Company, no par value.
(15)“Company” means TriCo Bancshares, a California corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).
(16)“Covered Executive” means any Executive Officer that (1) has received Incentive Compensation (A) during the Look-Back Period (as defined in Section 27) and (B) after beginning service as an Executive Officer; and (2) served as an Executive Officer at any time during the performance period for the applicable Incentive Compensation.
(17)“Disability” has the same meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement then in effect between the Participant and the Company or any of its Subsidiaries or Affiliates or, if no such agreement exists or if such agreement does not define “Disability,” then “Disability” shall mean the inability of the Participant to perform the essential functions of the Participant’s job by reason of a physical or mental infirmity, for a period of three (3) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period.
(18)“Effective Date” has the meaning set forth in Section 17 hereof.
(19)“Eligible Recipient” means an employee, director or independent contractor of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an employee, non-employee director or independent contractor of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.
(20)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(21)“Executive Officer” means “any executive officer” as defined in Section 10D-1(d) of the Exchange Act whom the Board (or the Committee, as applicable) has determined is subject to the reporting requirements of Section 10D of the Exchange Act, and includes any person who is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company (with any executive officers of the Company’s parent(s) or subsidiaries being deemed Executive Officers of the Company if they perform such policy making functions for the

Company). All Executive Officers of the Company identified by the Board (or the Committee, as applicable) pursuant to 17 CFR 229.401(b) shall be deemed an “Executive Officer.”
(22)“Exempt Award” shall mean the following:
(a)An Award granted in assumption of, or in substitution for, outstanding awards previously granted by a corporation or other entity acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines by merger or otherwise. The terms and conditions of any such Awards may vary from the terms and conditions set forth in the Plan to the extent the Administrator at the time of grant may deem appropriate, subject to Applicable Laws.
(b)An “employment inducement” award as described in the applicable stock exchange listing manual or rules may be granted under the Plan from time to time. The terms and conditions of any “employment inducement” award may vary from the terms and conditions set forth in the Plan to such extent as the Administrator at the time of grant may deem appropriate, subject to Applicable Laws.
(c)An Award that an Eligible Recipient purchases at Fair Market Value (including Awards that an Eligible Recipient elects to receive in lieu of fully vested compensation that is otherwise due) whether or not the Common Stock are delivered immediately or on a deferred basis.
(23)“Exercise Price” means, (i) with respect to any Option, the per share price at which a holder of such Option may purchase Common Stock issuable upon exercise of such Award, and (ii) with respect to a Stock Appreciation Right, the base price per share of such Stock Appreciation Right.
(24)“Fair Market Value” of a share of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, that (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.
(25)“Free Standing Rights” has the meaning set forth in Section 8.
(26)“Good Reason” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Good Reason,” “Good Reason” and any provision of this Plan that refers to “Good Reason” shall not be applicable to such Participant.
(27)“Grandfathered Arrangement” means an Award which is provided pursuant to a written binding contract in effect on November 2, 2017, and which was not modified in any material respect on or after November 2, 2017, within the meaning of Section 13601(e)(2) of P.L. 115.97, as may be amended from time to time (including any rules and regulations promulgated thereunder).
(28)“Incentive Compensation” shall be deemed to be any compensation (including any Award or any other short-term or long-term cash or equity incentive award or any other payment) that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measure (i.e., any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including stock price and total shareholder return). For avoidance of doubt, financial reporting measures include “non-GAAP financial measures” for purposes of Exchange Act Regulation G and 17 CFR 229.10, as well as other measures, metrics and ratios that are not non-GAAP measures, like same store sales. Financial reporting measures may or may not be included in a filing with the Securities and Exchange Commission, and may be presented outside the Company’s financial statements, such as in Management’s Discussion and Analysis of Financial Conditions and Results of Operations or the performance graph.

(29)“ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.
(30)“Nonqualified Stock Option” shall mean an Option that is not designated as an ISO.
(31)“Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”
(32)“Other Stock-Based Award” means a right or other interest granted pursuant to Section 10 hereof that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, but not limited to, unrestricted Common Stock, dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued provision of service or employment or other terms or conditions as permitted under the Plan.
(33)“Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 below, to receive grants of Awards, and, upon a Participant’s death, the Participant’s successors, heirs, executors and administrators, as the case may be.
(34)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.
(35)“Plan” means this 2024 Equity Incentive Plan.
(36)“Prior Plans” means the Company’s (1) 2019 Equity Incentive Plan, as in effect immediately prior to the Effective Date, and (2) 2009 Equity Incentive Plan, which expired on March 26, 2019.
(37)“Prior Plan Award” means an award outstanding under the Prior Plans as of the Effective Date hereof.
(38)“Related Rights” has the meaning set forth in Section 8.
(39)“Restricted Period” has the meaning set forth in Section 9.
(40)“Restricted Stock” means Common Stock granted pursuant to Section 9 below subject to certain restrictions that lapse at the end of a specified period (or periods) of time and/or upon attainment of specified performance objectives.
(41)“Restricted Stock Unit” means the right granted pursuant to Section 9 hereof to receive Common Stock at the end of a specified restricted period (or periods) of time and/or upon attainment of specified performance objectives.
(42)“Rule 16b-3” has the meaning set forth in Section 3.
(43)“Stock Appreciation Right” means a right granted pursuant to Section 8 hereof to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Common Stock covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.
(44)“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.
(45)“Transfer” has the meaning set forth in Section 15.

Section 3.Administration.
(1)The Plan shall be administered by the Administrator and shall be administered, to the extent applicable, in accordance with Rule 16b-3 under the Exchange Act (“Rule 16b-3”).
(2)Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:
(a)to select those Eligible Recipients who shall be Participants;
(b)to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;
(c)to determine the number of shares of Common Stock to be covered by each Award granted hereunder;
(d)to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Option and each Stock Appreciation Right or the purchase price of any other Award, (iv) the vesting schedule and terms applicable to each Award (provided, however, that at least ninety-five percent (95%) of the Awards under the Plan shall not vest, in whole or in part, earlier than one (1) year from the date of grant); (v) the number of shares of Common Stock or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable) any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the payment schedules of such Awards and/or, to the extent specifically permitted under the Plan, accelerating the vesting schedules of such Awards);
(e)to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;
(f)to determine the Fair Market Value in accordance with the terms of the Plan;
(g)to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s service or employment for purposes of Awards granted under the Plan;
(h)to adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(i)to construe and interpret the terms and provisions of, and supply or correct omissions in, the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan; and
(j)to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-United States laws or for qualifying for favorable tax treatment under applicable non-United States laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan.
(3)Subject to Section 5, neither the Board nor the Committee shall have the authority to reprice or cancel and regrant any Award at a lower exercise, base or purchase price or cancel any Award with an exercise, base or purchase price in exchange for cash, property or other Awards without first obtaining the approval of the Company’s shareholders.

(4)All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants.
(5)The expenses of administering the Plan (which for the avoidance of doubt does not include the costs of any Participant) shall be borne by the Company and its Affiliates.
(6)If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Articles of Incorporation or Bylaws of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.
Section 4.Common Stock Reserved for Issuance Under the Plan.
(1)Subject to Section 5 hereof, the number of shares of Common Stock that are reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to 1,200,000 shares; provided, that shares of Common Stock issued under the Plan with respect to an Exempt Award shall not count against such share limit. Following the Effective Date, no further awards shall be issued under the Prior Plans, but all Prior Plan Awards which are outstanding as of the Effective Date (including any Grandfathered Arrangement) shall continue to be governed by the terms, conditions and procedures set forth in the Prior Plans and any applicable Award Agreement.
(2)Common Stock issued under the Plan may, in whole or in part, be authorized but unissued Common Stock or Common Stock that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If an Award entitles the Participant to receive or purchase Common Stock, the number of shares Common Stock covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of shares of Common Stock available for granting Awards under the Plan. If any Award expires, lapses or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of Common Stock subject to such Award being repurchased by the Company at or below the original issuance price), in any case in a manner that results in any shares of Common Stock covered by such Award not being issued or being so reacquired by the Company, the unused shares of Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Notwithstanding the foregoing, (i) any shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options; and (ii) shares of Common Stock surrendered or withheld as payment of either the Exercise Price of an Award (including shares of Common Stock otherwise underlying a Stock Appreciation Right that are retained by the Company to account for the Exercise Price of such Stock Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for grant under the Plan. In addition, (i) to the extent an Award is denominated in Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Common Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares of Common Stock shall no longer be available for grant under the Plan.
(3)No more than 1,200,000 shares of Common Stock shall be issued pursuant to the exercise of ISOs.
Section 5.Equitable Adjustments.
In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the Plan pursuant to Section 4, (ii) the kind, number of securities subject to, and the Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of shares of Common Stock or other securities or the amount of cash or amount or type of other property subject to outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Awards granted under the Plan; and/or (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any; provided, however, that if the Exercise Price or purchase price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant. Further, without limiting the generality of the foregoing, with respect to Awards subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements. Except to the extent determined by the Administrator, any adjustments to ISOs under this Section 5 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.
Section 6.Eligibility.
The Participants in the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.
Section 7.Options.
(1)General. Options granted under the Plan shall be designated as Nonqualified Stock Options or ISOs. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.
(2)Exercise Price. The Exercise Price of shares of Common Stock purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of Common Stock on the date of grant.
(3)Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, subject to Section 4(d) of the Plan, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.
(4)Exercisability. Each Option shall be subject to vesting or becoming exercisable at such time or times and subject to such terms and conditions, including the attainment of performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion.
(5)Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole shares of Common Stock to be purchased, accompanied by payment in full of the aggregate Exercise Price of the shares of Common Stock so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of shares of Common Stock otherwise issuable upon exercise), (ii) in the form of unrestricted shares of Common Stock already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Common Stock as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by Applicable Laws or (iv) any combination of the foregoing.
(6)ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company.
(a)ISO Grants to 10% Shareholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the shares of Common Stock on the date of grant.
(b)$100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Common Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.
(c)Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Common Stock acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Common Stock before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Common Stock by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Common Stock acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.
(7)Prohibition Against Option Repricing. Except as provided in Section 5 and notwithstanding any other provision in this Plan, neither the Committee nor the Board shall have the right or authority following the grant of an Option pursuant to the Plan to amend or modify the Exercise Price of any such Option, or to cancel the Option at a time when the Exercise Price is greater than the Fair Market Value of the shares in exchange for another Option or Award or for a cash payment.
(8)Rights as Shareholder. A Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a shareholder with respect to the Common Stock subject to an Option until the Participant has given written notice of the exercise thereof, and has paid in full for such Common Stock and has satisfied the requirements of Section 15 hereof.
(9)Termination of Employment or Service. Treatment of an Option upon termination of employment of a Participant shall be provided for by the Administrator in the Award Agreement.
(10)Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.
Section 8.Stock Appreciation Rights.
(1)General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made. Each Participant who is granted a Stock Appreciation Right shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of shares of Common Stock to be awarded, the Exercise Price per share of Common Stock, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more shares of Common Stock than are subject to the Option to which it relates. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.
(2)Awards; Rights as Shareholder. A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the shares of Common Stock, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 15 hereof.
(3)Exercise Price. The Exercise Price of shares of Common Stock purchasable under a Stock Appreciation Right shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.
(4)Prohibition Against Stock Appreciation Right Repricing. Except as provided in Section 5 and notwithstanding any other provision in this Plan, neither the Committee nor the Board shall have the right or authority following the grant of a Stock Appreciation Right pursuant to the Plan to amend or modify the Exercise Price of any such Stock Appreciation Right, or to cancel the Stock Appreciation Right at a time when the Exercise Price is greater than the Fair Market Value of the shares in exchange for another Stock Appreciation Right or Award or for a cash payment.
(5)Exercisability.
(a)Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.
(b)Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.
(6)Payment Upon Exercise.
(a)Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of shares of Common Stock equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price per share specified in the Free Standing Right multiplied by the number of shares of Common Stock in respect of which the Free Standing Right is being exercised.
(b)A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of shares of Common Stock equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of shares of Common Stock in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.
(c)Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of shares of Common Stock and cash).
(7)Termination of Employment or Service. Treatment of a Stock Appreciation Right upon termination of employment of a Participant shall be provided for by the Administrator in the Award Agreement.

(8)Term.
(a)The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.
(b)The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.
(9)Other Change in Employment or Service Status. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment or service status of a Participant, in the discretion of the Administrator.
Section 9.Restricted Stock and Restricted Stock Units.
(1)General. Restricted Stock or Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock or Restricted Stock Units shall be made. Each Participant who is granted Restricted Stock or Restricted Stock Units shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of shares of Common Stock to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock or Restricted Stock Units; the period of time restrictions, performance goals or other conditions that apply to transferability, delivery or vesting of such Awards (the “Restricted Period”); and all other conditions applicable to the Restricted Stock and Restricted Stock Units. If the restrictions, performance goals or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant. The provisions of the Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant.
(2)Awards and Certificates. Except as otherwise provided below in Section 9(c), (i) each Participant who is granted an Award of Restricted Stock may, in the Company’s sole discretion, be issued a share certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to any such Award. The Company may require that the share certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a share transfer form, endorsed in blank, relating to the shares of Common Stock covered by such Award. Certificates for unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in such Restricted Stock Award. With respect to Restricted Stock Units to be settled in Common Stock, at the expiration of the Restricted Period, share certificates in respect of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or Participant’s legal representative, in a number equal to the number of shares of Common Stock underlying the Restricted Stock Units Award. Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units to be settled in Common Stock (at the expiration of the Restricted Period, and whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form. Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Common Stock, or cash, as applicable, shall promptly be issued (either in certificated or uncertificated form) to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made within such period as is required to avoid the imposition of a tax under Section 409A of the Code.
(3)Restrictions and Conditions. The Restricted Stock or Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:
(a)The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance goals, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 11 hereof.
(b)Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Stock during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to an Award, shall only become payable if (and to the extent) the underlying Restricted Stock vests. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a shareholder with respect to Common Stock subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Restricted Period with respect to the number of shares of Common Stock covered by Restricted Stock Units shall, unless otherwise set forth in an Award Agreement, be paid to the Participant at the time (and to the extent) shares of Common Stock in respect of the related Restricted Stock Units are delivered to the Participant. Certificates for unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Stock or Restricted Stock Units, except as the Administrator, in its sole discretion, shall otherwise determine.
(c)The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment or service as a director or independent contractor to the Company or to any Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.
(4)Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.
Section 10.Other Stock-Based Awards.
Other Stock-Based Awards may be issued under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted. Each Participant who is granted an Other Stock-Based Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards. In the event that the Administrator grants a bonus in the form of Common Stock, the Common Stock constituting such bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such bonus is payable. Notwithstanding anything set forth in the Plan to the contrary, any dividend or dividend equivalent Award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying Award.
Section 11.Change in Control.
Unless otherwise determined by the Administrator and evidenced in an Award Agreement, in the event that (a) a Change in Control occurs, and (b) the Participant is employed by, or otherwise providing services to, the Company or any of its Affiliates immediately prior to the consummation of such Change in Control then upon the consummation of such Change in Control, the Administrator, in its sole and absolute discretion, may:
(1)provide that any unvested or unexercisable portion of any Award carrying a right to exercise to become fully vested and exercisable; and

(2)cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan to lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved at target performance levels.
If the Administrator determines in its discretion pursuant to Section 3(b)(4) hereof to accelerate the vesting of Options and/or Share Appreciation Rights in connection with a Change in Control, the Administrator shall also have discretion in connection with such action to provide that all Options and/or Stock Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control.
Section 12.Amendment and Termination.
The Board may amend, alter or terminate the Plan at any time, but no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. The Board shall obtain approval of the Company’s shareholders for any amendment that would require such approval in order to satisfy the requirements of any rules of the stock exchange on which the Common Stock is traded or other Applicable Law. Subject to Section 3(c), the Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall materially impair the rights of any Participant without his or her consent.
Section 13.Unfunded Status of Plan.
The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
Section 14.Withholding Taxes.
Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of an amount up to the maximum statutory tax rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by Applicable Laws, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever shares of Common Stock or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations; provided, that with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Common Stock or other property, as applicable, or (ii) delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Common Stock to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to any Award.
Section 15.Transfer of Awards.
Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Common Stock or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or a Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal Disability, by the Participant’s guardian or legal representative.
Section 16.Continued Employment or Service.
Neither the adoption of the Plan nor the grant of an Award shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.
Section 17.Effective Date.
The Plan was approved by the Board on April 16, 2024, and shall be adopted and become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”).
Section 18.Electronic Signature.
Participant’s electronic signature of an Award Agreement shall have the same validity and effect as a signature affixed by hand.
Section 19.Term of Plan.
No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.
Section 20.Securities Matters and Regulations.
(1)Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all Applicable Laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.
(2)Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.
(3)In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Exchange Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Exchange Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 21.Section 409A of the Code.
The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such Awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
Section 22.Notification of Election Under Section 83(b) of the Code.
If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.
Section 23.No Fractional Shares.
No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
Section 24.Beneficiary.
A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.
Section 25.Paperless Administration.
In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
Section 26.Severability.
If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 27.Clawback.
(1)If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws (including if the Company is required to prepare an accounting restatement to correct an error (or a series of errors)) (a “Covered Accounting Restatement”), and if such Covered Accounting Restatement includes (i) restatements that correct errors that are material to previously issued financial statements (commonly referred to as “Big R” restatements), and (ii) restatements that correct errors that are not material to previously issued financial statements, but would result in a material misstatement if (a) the errors were left uncorrected in the current report, or (b) the error correction was recognized in the current period (commonly referred to as “little r” restatements), then the Committee may require any Covered Executive to repay (in which event, such Covered Executive shall, within thirty (30) days of the notice by the Company, repay to the Company) or forfeit (in which case, such Covered Executive shall immediately forfeit to the Company) to the Company, and each Covered Executive hereby agrees to so repay or forfeit, that portion of the Incentive Compensation received by such Covered Executive during the period comprised of the Company’s three (3) completed fiscal years (together with any intermittent stub fiscal year period(s) of less than nine (9) months resulting from Company’s transition to different fiscal year measurement dates) immediately preceding the date the Company is deemed (as described below) to be required to prepare a Covered Accounting Restatement (such period, the “Look-Back Period”), that the Committee determines was in excess of the amount of Incentive Compensation that such Covered Executive would have received during such Look-Back Period, had such Incentive Compensation been calculated based on the restated amounts, and irrespective of any fault, misconduct or responsibility of such Covered Executive for the Covered Accounting Restatement. It is specifically understood that, to the extent that the impact of the Covered Accounting Restatement on the amount of Incentive Compensation received cannot be calculated directly from the information therein (e.g., if such restatement’s impact on the Company’s stock price is not clear), such excess amount of Incentive Compensation shall be determined based on a reasonable estimate by the Committee of the effect of the Covered Accounting Restatement on the applicable financial measure (including the stock price or total shareholder return) based upon which the Incentive Compensation was received. The amount of the Incentive Compensation to be recouped shall be determined by the Committee in its sole and absolute discretion and calculated on a pre-tax basis, and the form of such recoupment of Incentive Compensation may be made, in the Committee’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested Awards, cash repayment or both. Incentive Compensation shall be deemed received, either wholly or in part, in the fiscal year during which the financial reporting measure specified in such Incentive Compensation Award is attained (or with respect to, or based on, the achievement of any financial reporting measure which such Incentive Compensation was granted, earned or vested, as applicable), even if the payment, vesting or grant of such Incentive Compensation occurs after the end of such fiscal year. For purposes of this Section 27, the Company is deemed to be required to prepare a Covered Accounting Restatement on the earlier of (A) the date upon which the Board or an applicable committee thereof, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Covered Accounting Restatement.
(2)Notwithstanding any other provisions in this Plan, any Award or any other compensation received by a Participant which is subject to recovery under any Applicable Laws, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such Applicable Law, government regulation or stock exchange listing requirement), will be subject to such deductions and clawback as may be required to be made pursuant to such Applicable Law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement on or following the Effective Date) or any additional clawback / recovery policies adopted by the Company or set forth in an Award Agreement.

Section 28.Regulatory Requirements.
        The grant and settlement of Awards under this Plan shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.
Section 29.Holding Period.
Fifty percent (50%) of all shares of Common Stock issued with respect to any Award under this Plan (including in connection with the exercise of an Option, vesting of Restricted Stock and settlement of a Restricted Stock Unit or Stock Appreciation Right) shall be subject to a minimum holding period until the earlier of (i) twelve (12) months (or, if later, when the requirements under the Company’s share ownership guidelines are satisfied) from the later of (A) the vesting of such Award or (B) the settlement or exercise, as applicable, of such Award or (ii) until employment termination of the Participant.
Section 30.Governing Law.
The Plan shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to principles of conflicts of law of such state.
Section 31.Indemnification.
To the extent allowable pursuant to Applicable Law, each member of the Board and the Administrator and any officer or other employee to whom authority to administer any component of the Plan is designated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Section 32.Titles and Headings, References to Sections of the Code or Exchange Act.
The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
Section 33.Successors.
The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
Section 34.Relationship to other Benefits.
No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

trico bancshares VOTE

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

01 - Kirsten E. Garen	02 - Cory W. Giese	03 - John S. A. Hasbrook
04 - Margaret L. Kane	05 - Michael W. Koehnen	06 - Anthony L. Leggio
07 - Martin A. Mariani	08 - Thomas C. McGraw	09 - Jon Y. Nakamura
10 - Richard P. Smith	11 - Kimberley H. Vogel	

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09	10	11
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Approval of the 2024 Equity Incentive Plan.	☐	☐	☐
3. Advisory approval of the company's executive compensation.	☐	☐	☐
4. To ratify the selection of Moss Adams LLP as the company's independent auditor for 2024.	☐	☐	☐

5. Attend to any other business properly before the meeting.

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 P C F

03ZH4A

2024 Annual Meeting Admission Ticket
2024 Annual Meeting of TriCo Bancshares Shareholders

The 2024 Annual Meeting of Shareholders of TriCo Bancshares will be held on Thursday, May 23, 2024 at 9:30 am PT, in person at 63 Constitution Avenue, Chico, CA.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2023 Annual Report to Shareholders are available at: www.envisionreports.com/TCBK

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TRICO BANCSHARES

Annual Meeting of Shareholders – May 23, 2024
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard P. Smith and John S. Fleshood, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TriCo Bancshares common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2024 Annual Meeting of Shareholders of the company to be held on Thursday, May 23, 2024 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

For those who are participants of the TriCo Bancshares Employee Stock Ownership Plan (the "Plan"), this proxy also covers all shares of TriCo Bancshares stock for which you have the right to give voting instructions to the Trustees of the Plan (Cory W. Giese, Michael W. Koehnen, and Richard P. Smith). Please instruct the Trustees how to vote on these proposals by indicating your selection on the reverse of this Proxy card.

If the Trustees do not receive written instructions from you before 5:00 PM Eastern time on May 22, 2024, the Trustees will vote your shares held in the Plan in the same proportion as the shares for which instructions are received.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐